Exhibit (K)(4)

CREDIT AGREEMENT

dated as of

May 24, 2012

among

HMS INCOME LLC,

as Borrower,

The Lenders Listed Herein,

as Lenders,

CAPITAL ONE, NATIONAL ASSOCIATION,

as Administrative Agent,

and

CAPITAL ONE, NATIONAL ASSOCIATION,

as Syndication Agent

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Schedules:

Schedule A	-	Designation Notice
Schedule 1.01	-	Mortgaged Properties
Schedule 4.8	-	Subsidiaries
Schedule 4.24	-	Subsidiaries and Affiliates
Schedule 4.30	-	Investments
Schedule 4.33	-	Contracts
Schedule 5.11	-	Loans and Advances
Schedule 5.14	-	Principal Amounts
Schedule 5.31	-	Debt
Schedule 5.37	-	Operating Leases

Exhibits:

Exhibit A	-	Form of Notice of Borrowing
Exhibit B-1	-	Form of Revolver Note
Exhibit B-2	-	Form of Swing Advance Note
Exhibit C	-	Form of Notice of Continuation or Conversion
Exhibit D	-	Form of Borrowing Base Certification Report
Exhibit E	-	Form of Opinion of Borrower’s and Guarantors’ Counsel
Exhibit F	-	Form of Closing Certificate
Exhibit G	-	Form of Officer’s Certificate
Exhibit H	-	Form of Compliance Certificate
Exhibit I	-	Form of Joinder and Reaffirmation Agreement
Exhibit J	-	Form of General Security Agreement
Exhibit K	-	Form of Equity Pledge Agreement
Exhibit L	-	Form of Assignment and Assumption

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of May 24, 2012 among HMS INCOME LLC, a Maryland limited liability company, as borrower, the LENDERS listed on the signature pages hereof, as Lenders, and CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“Acquisition” means any transaction or series of related transactions (other than a Portfolio Investment) for the purpose of, or resulting in, directly or indirectly, (a) the acquisition by the Borrower or any Subsidiary of all or substantially all of the assets of a Person (other than a Subsidiary) or of any business or division of a Person (other than a Subsidiary), (b) the acquisition by the Borrower or any Subsidiary of more than 50% of any class of Voting Stock (or similar ownership interests) of any Person (provided that formation or organization of any Wholly Owned Subsidiary shall not constitute an “Acquisition” to the extent that the amount of the Investment in such entity is permitted under Sections 5.08 and 5.12), or (c) a merger, consolidation, amalgamation or other combination by the Borrower or any Subsidiary with another Person (other than a Subsidiary) if the Borrower or such Subsidiary is the surviving entity; provided that in any merger involving the Borrower, the Borrower must be the surviving entity.

“Adjusted Borrowing Base” means the Borrowing Base as set forth in the most recent Borrowing Base Certification Report minus the aggregate amount of Cash and Cash Equivalents included in such Borrowing Base.

“Adjusted London InterBank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London InterBank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

“Administrative Agent” means Capital One, in its capacity as administrative agent for the Lenders, and its successors and permitted assigns in such capacity.

“Administrative Agent’s Letter Agreement” means that certain letter agreement, dated as of May 24, 2012, between Borrower and the Administrative Agent relating to the terms of this Agreement, and certain fees from time to time payable by the Borrower to the Administrative Agent, together with all amendments and modifications thereto. If there is any conflict between the provisions of this Agreement and the provisions of the Administrative Agent’s Letter Agreement, the provisions of this Agreement will control.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

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“Advance Rate” means, as to any Eligible Investment and subject to adjustment as provided in the definition of Borrowing Base, the following percentages with respect to such Eligible Investment:

Portfolio Investment	Advance Rate

Cash and Cash Equivalents	100%

Eligible Quoted Senior Bank Loan Investments (with a Value of at least 85% of par value of such Investments)	80%

Eligible Quoted Senior Bank Loan Investments (with a Value of less than 85% of par value of such Investments)	40%

Eligible Investment Grade Debt Securities (with a Value of at least 85% of par value of such Debt Securities)	80%

Eligible Investment Grade Debt Securities (with a Value of less than 85% of par value of such Debt Securities)	40%

Eligible Core Portfolio Investments	70%

Eligible Unquoted Senior Bank Loan Investments and Eligible Non-Investment Grade Debt Securities	65%

“Advances” means collectively the Revolver Advances and the Swing Advances. “Advance” means any one of such Advances, as the context may require.

“Adviser” means HMS Adviser LP, a Texas limited partnership.

“Advisers Act” means the Investment Advisers Act of 1940, as amended from time to time.

“Advisory Agreement” means the Investment Advisory and Administrative Services Agreement, executed by and between Borrower, or any successor-in-interest to the Borrower, and the Adviser.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 10% or more of the common

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stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” shall not include any Person that is an “Affiliate” solely by reason of the Borrower or any Subsidiary’s investment therein in connection with a Core Portfolio Investment in the ordinary course of business and consistent with the Investment Policies.

“Agreement” means this Credit Agreement, together with all amendments and supplements hereto.

“Applicable Laws” means all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” has the meaning set forth in Section 2.06(a).

“Applicable Percentage” means with respect to any Lender, the percentage of the total Revolver Commitments represented by such Lender’s Revolver Commitment. If the Revolver Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolver Commitments most recently in effect, giving effect to any assignments.

“Approved Dealer” means a broker-dealer acceptable to the Administrative Agent in its sole discretion. The Administrative Agent acknowledges and agrees that the following broker-dealers are acceptable as Approved Dealers: Credit Suisse Group AG, Bank of America, Wells Fargo & Company, Citigroup, Inc., Goldman Sachs & Co., Deutsche Bank AG, UBS AG, Toronto Dominion Bank, Jefferies Group, Inc., Macquarie Group, Ltd., Barclays PLC, Royal Bank of Scotland, Bank of New York, Royal Bank of Canada, JP Morgan Chase & Co. and Morgan Stanley.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Pricing Service” means a pricing or quotation service acceptable to the Administrative Agent in its sole discretion. The Administrative Agent acknowledges and agrees that the following pricing and quotation services are acceptable as an Approved Pricing Service: (i) Markit; (ii) Loan Pricing Corporation (LPC); (iii) LoanX, Inc.; and (iv) IDC.

“Asset Coverage Ratio” means the ratio of Consolidated Tangible Net Worth plus aggregate Revolver Advances to outstanding Revolver Advances.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Administrative Agent, in substantially the form of Exhibit L or any other form approved by the Administrative Agent.

“Assignment of Mortgage” means, as to each Portfolio Investment secured by an interest in real property, one or more assignments, notices of transfer or equivalent instruments, each in recordable form and sufficient under the laws of the relevant jurisdiction to reflect the transfer of the related mortgage, deed of trust, security deed or similar security instrument and all other documents

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related to such Portfolio Investment and, to the extent requested by the Administrative Agent, to grant a perfected lien thereon by the Borrower in favor of the Administrative Agent on behalf of the Secured Parties, each such Assignment of Mortgage to be in form and substance acceptable to the Administrative Agent.

“Authority” has the meaning set forth in Section 8.02.

“Bailee Agreement” means an agreement in form and substance reasonably acceptable to the Administrative Agent and executed by a Person (other than an Obligor, a Loan Party or any of their respective Affiliates) that is in possession of any Collateral pursuant to which such Person acknowledges the Lien of the Administrative Agent for the benefit of the Secured Parties.

“Bank Products” means any: (a) Hedging Agreements; and (b) other services or facilities provided to any Loan Party by Capital One or any Lender that provides the initial funding of any Revolver Commitment on the Closing Date or any Additional Lender that provides the funding of a Revolver Commitment on any Commitment Increase Date (but not any assignee of any of the foregoing Lenders) or any of their respective Affiliates, in each case solely until such Person has assigned all of its interests under this Agreement (each, in such capacity, a “Bank Product Bank”) (but excluding Cash Management Services) with respect to (i) credit cards, (ii) purchase cards, (iii) merchant services constituting a line of credit, and (iv) leasing.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§101, et. seq.), as amended from time to time.

“Base Rate” means for any Base Rate Advance for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, and (ii) one-half of one percent (0.5%) above the Federal Funds Rate. For purposes of determining the Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

“Base Rate Advance” means, with respect to any Advance, such Advance when such Advance bears or is to bear interest at a rate based upon the Base Rate.

“Base Rate Borrowing” has the meaning set forth in the definition of “Borrowing”.

“Borrower” means HMS Income LLC, a Maryland limited liability company, and its successors and its permitted assigns.

“Borrowing” means a borrowing hereunder consisting of Revolver Advances made to the Borrower at the same time by all of the Lenders pursuant to Article II. “Base Rate Borrowing” means a Borrowing if such Advances are Base Rate Advances. “Euro-Dollar Borrowing” means a Borrowing if such Advances are Euro-Dollar Advances. “Tranche Euro-Dollar Borrowing” means a Borrowing if such Advances are Tranche Euro-Dollar Advances. “Index Euro-Dollar Borrowing” means a Borrowing if such Advances are Index Euro-Dollar Advances.

“Borrowing Base” means, based on the most recent Borrowing Base Certification Report which as of the date of a determination of the Borrowing Base has been received by the Administrative Agent, the sum of the applicable Advance Rates of the Value of each Eligible Investment identified in the definition of “Advance Rate” in this Section 1.01 (including Pre-Positioned Investments); provided, however, that:

(a) in no event shall more than 20% of the aggregate value of the Borrowing Base consist of Eligible Non-Investment Grade Debt Securities and Eligible Unquoted Senior Bank Loan Investments (in each case after giving effect to Advance Rates);

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(b) in no event shall more than 15% of the aggregate value of the Borrowing Base consist of debtor-in-possession Investments (in each case after giving effect to Advance Rates);

(c) for purposes of calculating the Borrowing Base, no single Portfolio Investment shall be included in the Borrowing Base at a Value in excess of (i) $3,000,000, if the Borrowing Base is less than or equal to $30,000,000 (as such Borrowing Base calculation would be determined assuming that no single Portfolio Investment is Valued at greater than $3,000,000); (ii) $5,000,000, if the Borrowing Base is greater than $30,000,000 but less than or equal to $50,000,000 (as such Borrowing Base calculation would be determined assuming that no single Portfolio Investment is Valued at greater than $5,000,000); or (iii) 10% of the Borrowing Base, if the Borrowing Base is greater than $50,000,000 (as such Borrowing Base calculation would be determined assuming that no single Portfolio Investment is Valued at greater than 10% of the Borrowing Base); and

(d) all filings and other actions required to perfect the first-priority security interest of the Administrative Agent on behalf of the Secured Parties in the Portfolio Investments comprising the Borrowing Base have been made or taken (and any Portfolio Investment for which all perfection steps have not been completed, including without limitation notes, equities and securities perfected by possession that have not yet been delivered to the Collateral Custodian or a bailee that has delivered a valid, binding and effective Bailee Agreement to the Administrative Agent in accordance with Section 5.40, shall be excluded from the Borrowing Base until such collateral has been perfected).

“Borrowing Base Certification Report” means a report in the form attached hereto as Exhibit D, and otherwise reasonably satisfactory to the Administrative Agent, certified by the chief financial officer or other authorized officer of the Borrower regarding the Eligible Investments, and including or attaching a list of all Portfolio Investments included in the Borrowing Base and the most recent Value (and the source of determination of the Value) for each. Upon receipt by the Administrative Agent, a Borrowing Base Certification Report shall be subject to the Administrative Agent’s satisfactory review, acceptance or correction, in the exercise of its reasonable discretion.

“Business Day” means either a Domestic Business Day or Euro-Dollar Business Day, as appropriate in the given context.

“Capital Expenditures” means for any period the sum of all capital expenditures incurred during such period by the Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP; provided that in no event shall a Portfolio Investment be considered a Capital Expenditure.

“Capital One” means Capital One, National Association, and its successors.

“Capital Securities” means, with respect to any Person, any and all shares, interests (including membership interests and partnership interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital (including any instruments convertible into equity), whether now outstanding or issued after the Closing Date.

“Cash” means money, currency or a credit balance in any demand or deposit account with a United States federal or state chartered commercial bank of recognized standing having capital and

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surplus in excess of $500 million, so long as such bank has not been a Defaulting Lender for more than three (3) business days after notice to Borrower, or its Subsidiary, as applicable, (which notice may be given by telephone or e-mail), which bank or its holding company has a short-term commercial paper rating of: (a) at least A-1 or the equivalent by Standard & Poor’s Rating Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc., or (b) at least A-2 or the equivalent by Standard & Poor’s Rating Services or at least P-2 or the equivalent by Moody’s Investors Service, Inc. (or, in the case of a current Lender only, if not rated by Standard & Poor’s Rating Services or Moody’s Investor’s Service, Inc., such Lender is rated by another rating agency acceptable to the Administrative Agent and such Lender’s rating by such rating agency is not lower than its rating by such rating agency on the Closing Date) and (i) all amounts and assets credited to such account are directly and fully guaranteed or insured by the United States of America or any agency thereof (provided that the full faith and credit of the United States is pledged in support thereof) or (ii) such bank is otherwise acceptable at all times and from time to time to the Administrative Agent in its sole discretion. The Administrative Agent acknowledges that, on the Closing Date, Amegy Bank, National Association, and each current Lender hereunder are acceptable banks within the meaning of clause (b)(ii) of this definition.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency thereof (provided that the full faith and credit of the United States is pledged in support thereof) with maturities of not more than one year from the date acquired; (b) time deposits and certificates of deposit with maturities of not more than one (1) year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing having capital and surplus in excess of $500 million, and which bank or its holding company has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Rating Services or at least P-1 or the equivalent by Moody’s Investors Service, Inc.; and (c) investments in money market funds (i) which mature not more than ninety (90) days from the date acquired and are payable on demand, (ii) with respect to which there has been no failure to honor a request for withdrawal, (iii) which are registered under the Investment Company Act of 1940, as amended, (iv) which have net assets of at least $500,000,000 and (v) which maintain a stable share price of not less than One Dollar ($1.00) per share and are either (A) directly and fully guaranteed or insured by the United States of America or any agency thereof (provided that the full faith and credit of the United States is pledged in support thereof) or (B) maintain a rating of at least A-2 or better by Standard & Poor’s Rating Services and are maintained with an investment fund manager that is otherwise acceptable at all times and from time to time to the Administrative Agent in its sole discretion; provided that, notwithstanding the foregoing, no asset, agreement, or investment maintained or entered into with, or issued, guaranteed by, or administered by a Lender that has been a Defaulting Lender for more than three (3) business days after notice to Borrower, or its Subsidiary, as applicable, (which notice may be given by telephone or e-mail) shall be a “Cash Equivalent” hereunder. The Administrative Agent acknowledges that, on the Closing Date, Fidelity Investments is an acceptable investment fund manager within the meaning of the foregoing clause (B).

“Cash Interest Coverage Ratio” means with respect to a Debt Security or a Senior Bank Loan Investment, either (a) the “Cash Interest Coverage Ratio” or comparable definition set forth in the underlying Investment Documents for such Debt Security or Senior Bank Loan Investment, or (b) in the case of any Debt Security or Senior Bank Loan Investment with respect to which the related underlying Investment Documents do not include a definition of “Cash Interest Coverage Ratio” or comparable definition, the ratio of (i) EBITDA to (ii) Cash Interest Expense of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Borrower in good faith.

“Cash Interest Expense” means with respect to any Obligor, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period, excluding any amortization of financing costs, any interest paid-in-kind, and any original issue discount.

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“Cash Management Services” means any one or more of the following types of services or facilities provided to any Loan Party by Capital One or any Lender that provides the initial funding of any Revolver Commitment on the Closing Date or any Additional Lender that provides the funding of a Revolver Commitment on any Commitment Increase Date (but not any assignee of any of the foregoing Lenders) or any of their respective Affiliates, in each case solely until such Person has assigned all of its interests under this Agreement (each, in such capacity, a “Cash Management Bank”): (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit or debit cards, and (e) merchant services not constituting a Bank Product.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

“Change in Control” means the occurrence after the Closing Date of any of the following: (i) any Person or two or more Persons acting in concert (excluding the Persons that are officers and directors of the Borrower on the Closing Date) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of more than 50% of the outstanding shares of the voting stock of the Borrower; (ii) as of any date a majority of the board of directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or (iii) a representative from each of Main Street Capital Corporation and Hines are not on the board of the directors of the Borrower.

“Change in Law” has the meaning set forth in Section 8.02.

“Chapter 303” has the meaning set forth in Section 9.15.

“Closing Certificate” has the meaning set forth in Section 3.01(d).

“Closing Date” means May 24, 2012.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Collateral” means collectively: (1) (i) 100% of the Capital Securities of the Guarantors and of the current and future Domestic Subsidiaries of the Borrower and Guarantors; (ii) 65% of the voting and non-voting Capital Securities of any current or future Foreign Subsidiaries and (iii) all of the other present and future property and assets of the Borrower and each Guarantor including, but not limited to, machinery and equipment, inventory and other goods, accounts, accounts receivable, bank accounts, brokerage accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds, and cash; and (2) any other property which

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secures the Obligations pursuant to the Collateral Documents; provided that, notwithstanding the foregoing, “Collateral” shall not include property rights in Capital Securities issued by a Person other than a Subsidiary, or in any Operating Documents of any such issuer, to the extent the security interest of the Administrative Agent does not attach thereto pursuant to the terms of the Collateral Documents.

“Collateral Custodian” means any and each of (i) Amegy Bank, National Association, in its capacity as Collateral Custodian under the Custodial Agreement, Deposit Account Control Agreement or other agreement with respect to the Collateral to which it is a party, together with its successors and permitted assigns and (ii) any other Person acting as a collateral custodian with respect to any Collateral under any Custodial Agreement entered into in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Collateral Custodian shall at all times be satisfactory to the Administrative Agent, in its reasonable discretion.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any Subsidiary shall grant or convey (or shall have granted or conveyed) to the Secured Parties a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations, as any of them may be amended, modified or supplemented from time to time.

“Compliance Certificate” has the meaning set forth in Section 5.01(c).

“Consolidated EBITDA” means and includes, for the Borrower and the Consolidated Subsidiaries that are Guarantors for any period, an amount equal to the sum of (a) Consolidated Net Investment Income for such period; plus, (b) to the extent such amounts were deducted in computing Consolidated Net Investment Income for such period: (i) Consolidated Interest Expense for such period; (ii) income tax expense for such period, determined on a consolidated basis in accordance with GAAP; and (iii) Depreciation and Amortization for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” for any period means interest, whether expensed or capitalized, in respect of Debt of the Borrower or any of its Consolidated Subsidiaries that are Guarantors outstanding during such period on a consolidated basis in accordance with GAAP.

“Consolidated Net Investment Income” means, for any period, the net investment income of the Borrower and the Consolidated Subsidiaries that are Guarantors set forth or reflected on the consolidated income statement of the Borrower and its Consolidated Subsidiaries for such period prepared in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

“Consolidated Tangible Net Worth” means, at any time, Net Assets less the sum of the value, (to the extent reflected in determining Net Assets) as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, on a consolidated basis prepared in accordance with GAAP (but without giving effect to the operation of Accounting Standards Codification No. 825-10), of

(A) All assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense;

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(B) To the extent not included in (A) of this definition, any amount at which the Capital Securities of the Borrower appear as an asset on the balance sheet of the Borrower and its Consolidated Subsidiaries; and

(C) Loans or advances to owners of Borrower’s Capital Securities, or to directors, officers, managers or employees of Borrower and its Consolidated Subsidiaries.

In addition, notwithstanding the foregoing, solely for purposes of determining the Asset Coverage Ratio, “Consolidated Tangible Net Worth” shall be determined solely with respect to the assets and liabilities of the Borrower on a stand alone basis.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Core Portfolio Investment” means a Portfolio Investment originated or acquired by the Borrower or any Subsidiary (or co-originated by the Borrower or any Subsidiary so long as such Portfolio Investment complies with all Borrower’s Investment Policies and is subject to the same due diligence by the Borrower as Portfolio Investments originated or acquired solely by the Borrower). For avoidance of doubt, Core Portfolio Investments shall not include Cash, Cash Equivalents, any Senior Bank Loan Investment or any Debt Security.

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its Revolver Advances and such Lender’s participation in Swing Advances at such time.

“Credit Party Expenses” means, without limitation, (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Administrative Agent, (B) outside consultants for the Administrative Agent, (C) appraisers, (D) commercial finance examinations, and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; and (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the administration, management, execution and delivery of this Agreement and the other Loan Documents, and the preparation, negotiation, administration and management of any amendments, modifications or waivers of the provisions of this Agreement and the other Loan Documents (whether or not the transactions contemplated thereby shall be consummated), or (C) the enforcement or protection of its rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral; and (b) all reasonable out-of-pocket expenses incurred by the Secured Parties who are not the Administrative Agent or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default.

“Custodial Agreement” means, collectively, the Control Agreement of even date herewith among the Administrative Agent, the Borrower and Amegy Bank, National Association, and any and each other control agreement entered into among a Person acting as Collateral Custodian, the Borrower and the Administrative Agent, in each case as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or

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other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations of such Person as lessee under capital leases; (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance; (vi) all Redeemable Preferred Securities of such Person; (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument; (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (ix) all Debt of others Guaranteed by such Person; (x) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (valued at the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any); (xi) all obligations of such Person under any synthetic lease, tax retention operating lease, sale and leaseback transaction, asset securitization, off-balance sheet loan or other off-balance sheet financing product; (xii) all obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property; and (xiii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

“Debt Security” means a note, bond, debenture, trust receipt or other obligation, instrument or evidence of indebtedness, including over-the-counter debt securities, middle market investments, debt instruments of public and private issuers and tax-exempt securities, but specifically excluding (i) Equity Securities or (ii) any security which by its terms permits the payment obligation of the Obligor thereunder to be converted into or exchanged for equity capital of such Obligor.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s ratable portion of the aggregate Credit Exposure of all Lenders (calculated as if all Defaulting Lenders had funded all of their respective Defaulted Advances) over the aggregate outstanding principal amount of all Revolver Advances of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, (i) in the case of any Defaulted Advance, the period commencing on the date the applicable Defaulted Advance was required to be extended to the Borrower under this Agreement, in the case of a Revolver Advance (after giving effect to any applicable grace period) and ending on the earlier of the following: (x) the date on which (A) the Default Excess with respect to such Defaulting Lender has been reduced to zero (whether by the funding of any Defaulted Advance by such Defaulting Lender or by the non-pro-rata application of any prepayment pursuant to Section 9.08(c)) and (B) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder; and (y) the date on which the Borrower, the Administrative Agent and the Required Lenders (and not including such Defaulting Lender in any such determination, in accordance with Section 9.08(a)) waive the application of Section 9.08 with respect to such Defaulted Advances of such Defaulting Lender in writing; (ii) in the case of any Defaulted Payment, the period commencing on the date the applicable Defaulted Payment was required to have been paid to the Administrative Agent or other Lender under this Agreement (after giving effect to any applicable grace period) and ending on the earlier of the following: (x) the date on which (A) such Defaulted Payment has been paid to the

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Administrative Agent or other Lender, as applicable, together with (to the extent that such Person has not otherwise been compensated by the Borrower for such Defaulted Payment) interest thereon for each day from and including the date such amount is paid but excluding the date of payment, at the greater of the Federal Funds Rate plus two percent (2.0%) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (whether by the funding of any Defaulted Payment by such Defaulting Lender or by the application of any amount pursuant to Section 9.08(c)) and (B) such Defaulting Lender shall have delivered to the Administrative Agent or other Lender, as applicable, a written reaffirmation of its intention to honor its obligations hereunder with respect to such payments; and (y) the date on which the Administrative Agent or any such other Lender, as applicable waives the application of Section 9.08 with respect to such Defaulted Payments of such Defaulting Lender in writing; and (iii) in the case of any Distress Event determined by the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgment) to exist, the period commencing on the date that the applicable Distress Event was so determined to exist and ending on the earlier of the following: (x) the date on which (A) such Distress Event is determined by the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgment) to no longer exist and (B) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder; and (y) such date as the Borrower and the Administrative Agent mutually agree, in their sole discretion, to waive the application of Section 9.08 with respect to such Distress Event of such Defaulting Lender.

“Default Rate” means, with respect to the Advances, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Advance (irrespective of whether any such type of Advance is actually outstanding hereunder).

“Defaulted Advance” has the meaning specified in the definition of “Defaulting Lender”.

“Defaulted Investment” means any Investment (a) that is 45 days or more past due with respect to any interest or principal payments or (b) that is or otherwise should be considered a non-accrual investment by the Borrower in connection with its Investment Policies and GAAP.

“Defaulted Payment” has the meaning specified in the definition of “Defaulting Lender”.

“Defaulting Lender” means any Lender (i) that has failed to fund any portion of any Revolver Advance required to be funded by it under this Agreement (each such Revolver Advance, a “Defaulted Advance”) within three Domestic Business Days of the date required to be funded by it hereunder, (ii) that has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder (each such payment, a “Defaulted Payment”) within three Domestic Business Days of the date when due, unless the subject of a good faith dispute, or (iii) as to which a Distress Event has occurred, in each case for so long as the applicable Default Period is in effect.

“Depreciation and Amortization” means for any period an amount equal to the sum of all depreciation and amortization expenses of the Borrower and its Consolidated Subsidiaries that are Guarantors for such period, as determined on a consolidated basis in accordance with GAAP.

“Distress Event” means, with respect to any Person (each, a “Distressed Person”), (i) a voluntary or involuntary case (or comparable proceeding) has been commenced with respect to such Person under the United States Bankruptcy Code or any other applicable debtor relief law, (ii) a custodian, conservator, receiver or similar official has been appointed for such Person or for any substantial part of such Person’s assets, (iii) after the date hereof, such Person has consummated or

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entered into a commitment to consummate a forced (in the good faith judgment of the Administrative Agent) liquidation, merger, sale of assets or other transaction resulting, in the good faith judgment of the Administrative Agent, in a change of ownership or operating control of such Person supported in whole or in part by guaranties, assumption of liabilities or other comparable credit support of (including without limitation the nationalization or assumption of ownership or operating control by) any Governmental Authority and the Administrative Agent (in its good faith judgment) or the Required Lenders believe (in their respective good faith judgment) that such event increases the risk that such Person could default in performing its obligations hereunder for so long as the Administrative Agent (in its good faith judgment) or the Required Lenders (in their respective good faith judgment) so believe, or (iv) such Person has made a general assignment for the benefit of creditors or has otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, bankrupt or deficient in meeting any capital adequacy or liquidity requirement of any Governmental Authority applicable to such Person.

“Distressed Person” has the meaning specified in the definition of “Distress Event”.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Texas are authorized or required by law to close.

“Domestic Subsidiary” means any Subsidiary which is organized under the laws of any state or territory of the United States of America.

“EBITDA” means, with respect to each Obligor on any Debt Security or Senior Bank Loan Investment the last four full fiscal quarters for which financial statements have been provided to the Borrower by or on behalf of any Obligor with respect to the related Debt Security or Senior Bank Loan Investment, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the underlying Investment Documents for each such Debt Security or Senior Bank Loan Investment, and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such underlying Investment Documents, an amount, for the Obligor on such Debt Security or Senior Bank Loan Investment and any parent that is obligated pursuant to the underlying Investment Documents for such Debt Security or Senior Bank Loan Investment (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (a) interest expense, (b) income taxes, (c) depreciation and amortization for such four fiscal quarter period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring non-cash charges consistent with the compliance statements and financial reporting packages provided by the Obligors, and (g) and any other item the Borrower in good faith deems to be appropriate; provided that with respect to any Obligor for which four full fiscal quarters of economic data are not available, EBITDA shall be determined for such Obligor based on annualizing the economic data from the reporting periods actually available.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, and (c) an Approved Fund; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Core Portfolio Investment” means, on any date of determination, any Core Portfolio Investment held by Borrower or its Subsidiaries that satisfies each of the following requirements:

(i) the Core Portfolio Investment is evidenced by Investment Documents (including, in the case of any Loan other than a Noteless Loan, an original promissory note) that have been duly authorized and that are in full force and effect and constitute the legal, valid and binding obligation of the Obligor of such Core Portfolio Investment to pay the stated amount of the Loan and interest thereon, and the related Investment Documents are enforceable against such Obligor in accordance with their respective terms;

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(ii) the Core Portfolio Investment was made in accordance with the terms of the Investment Policies and arose in the ordinary course of the business of Borrower, or its Subsidiary, as applicable;

(iii) such Core Portfolio Investment is a First Lien Investment, secured by a first priority, perfected security interest on all or substantially all of the assets of the Obligor;

(iv) in the case of any Core Portfolio Investment that is not solely held by the Borrower and/or its Subsidiaries, the terms and conditions of such Core Portfolio Investment provide the Borrower (and/or its Subsidiary, as applicable) with the right to vote to approve or deny any amendments, supplements, waivers or other modifications of such terms and conditions (other than such routine amendments, supplements, waivers or other modifications as are permitted to be approved by the administrative agent only without the vote of the syndicate members);

(v) the Core Portfolio Investment has an Eligible Investment Rating;

(vi) the Core Portfolio Investment is not a Defaulted Investment and no other Loan of the Obligor with respect to such Core Portfolio Investment is more than 45 days past due;

(vii) the Obligor of such Core Portfolio Investment has executed all appropriate documentation required by the Borrower, or its Subsidiary, as applicable, in accordance with the Investment Policies;

(viii) the Core Portfolio Investment, together with the Investment Documents related thereto, is a “general intangible”, an “instrument”, an “account”, or “chattel paper” within the meaning of the UCC of all jurisdictions that govern the perfection of the security interest granted therein;

(ix) all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making of such Core Portfolio Investment have been duly obtained, effected or given and are in full force and effect;

(x) the Core Portfolio Investment is denominated and payable only in Dollars in the United States;

(xi) the Core Portfolio Investment bears some current interest, which is due and payable no less frequently than quarterly;

(xii) the Core Portfolio Investment, together with the Investment Documents related thereto, does not contravene in any material respect any Applicable Laws (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no Obligor party thereto is in violation of any Applicable Laws or the terms and

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conditions of such Investment Documents, to the extent any such violation results in or would be reasonably likely to result in (a) an adverse effect upon the value or collectability of such Core Portfolio Investment, (b) a material adverse change in, or a material adverse effect upon, any of (1) the financial condition, operations, business or properties of the Obligor or any of its respective Subsidiaries, taken as a whole, (2) the rights and remedies of the Borrower or its Subsidiary (as applicable) under the Investment Documents, or the ability of the Obligor or any other loan party thereunder to perform its obligations under the Investment Documents to which it is a party, as applicable, taken as a whole, or (3) the collateral securing the Core Portfolio Investment, or the Liens of the Borrower or its Subsidiary (as applicable) thereon or the priority of such Liens;

(xiii) the Core Portfolio Investment, together with the related Investment Documents, is fully assignable (and if such Investment is secured by a mortgage, deed of trust or similar lien on real property, and if requested by the Administrative Agent, an Assignment of Mortgage executed in blank has been delivered to the Collateral Custodian);

(xiv) the Core Portfolio Investment was documented and closed in accordance with the Investment Policies, and each original promissory note, if any, representing the portion of such Core Portfolio Investment payable to the Borrower or its Subsidiary (as applicable), has been delivered to the Collateral Custodian, duly endorsed as collateral or, in the case of a Pre-Positioned Investment, held by a bailee on behalf of the Administrative Agent, in accordance with the provisions of Section 5.40;

(xv) the Core Portfolio Investment is free of any Liens and the interest of the Borrower or its Subsidiary (as applicable) in all Related Property is free of any Liens other than Liens permitted under the applicable Investment Documents and all filings and other actions required to perfect the security interest of the Administrative Agent on behalf of the Secured Parties in the Core Portfolio Investment have been made or taken;

(xvi) no right of rescission, set off, counterclaim, defense or other material dispute has been asserted with respect to such Core Portfolio Investment;

(xvii) any Related Property with respect to such Core Portfolio Investment is insured in accordance with the Investment Policies;

(xviii) the primary business of the Obligor with respect to such Core Portfolio Investment is not in the gaming, nuclear waste, bio-tech, or oil or gas exploration industries;

(xix) the Core Portfolio Investment is not a loan or extension of credit made by the Borrower or one of its Subsidiaries to an Obligor solely for the purpose of making any principal, interest or other payment on such Core Portfolio Investment necessary in order to keep such Core Portfolio Investment from becoming delinquent;

(xx) such Core Portfolio Investment will not cause the Borrower (or its Subsidiary, as applicable) to be deemed to own 5.0% or more of the voting securities of any publicly registered issuer or any securities that are immediately convertible into or immediately exercisable or exchangeable for 5.0% or more of the voting securities of any publicly registered issuer;

(xxi) the financing of such Core Portfolio Investment by the Lenders does not contravene in any material respect Regulation U of the Federal Reserve Board, nor require the Lenders to undertake reporting thereunder which it would not otherwise have cause to make;

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(xxii) such Core Portfolio Investment does not represent payment obligations relating to “put” rights relating to Margin Stock;

(xxiii) any taxes due and payable in connection with the making of such Core Portfolio Investment have been paid and the Obligor has been given any assurances (including with respect to the payment of transfer taxes and compliance with securities laws) required by the Investment Documents in connection with the making of the Investment;

(xxiv) the terms of the Core Portfolio Investment have not been amended or subject to a deferral or waiver the effect of which is to (A) reduce the amount (other than by reason of the repayment thereof) or extend the time for payment of principal or (B) reduce the rate or extend the time of payment of interest (or any component thereof), in each case without the consent of the Administrative Agent, not to be unreasonably withheld or delayed;

(xxv) such Core Portfolio Investment does not contain a confidentiality provision that restricts the ability of the Administrative Agent, on behalf of the Secured Parties, to exercise its rights under the Loan Documents, including, without limitation, its rights to review the Core Portfolio Investment, the related Investment File or the Borrower’s credit approval file in respect of such Core Portfolio Investment;

(xxvi) the Obligor with respect to such Core Portfolio Investment is not (A) an Affiliate of the Borrower or any other Person whose investments are primarily managed by the Borrower or an Affiliate of the Borrower, unless (1) such Obligor is an Affiliate solely by reason of the Borrower’s Portfolio Investment therein or Borrower’s other Portfolio Investments or (2) such Core Portfolio Investment is expressly approved by the Administrative Agent (in its sole discretion) or (B) a Governmental Authority;

(xxvii) all information delivered by any Loan Party to the Administrative Agent with respect to such Core Portfolio Investment is true and correct to the knowledge of such Loan Party;

(xxviii) such Core Portfolio Investment is not an Equity Security and does not by its terms permit the payment obligation of the Obligor thereunder to be converted into or exchanged for equity capital of such Obligor;

(xxix) the proceeds of such Core Portfolio Investment are not used to finance construction projects or activities in the form of a traditional construction loan where the only collateral for the loan is the project under construction and draws are made on the loan specifically to fund construction in progress; and

(xxx) there is full recourse to the Obligor for principal and interest payments with respect to such Core Portfolio Investment.

“Eligible Debt Security” means, on any date of determination, any Debt Security held by Borrower or its Subsidiaries as a Portfolio Investment that meets the following conditions:

(i) the investment in the Debt Security was made in accordance with the terms of the Investment Policies applicable to “private placements”, “marketable securities” or “idle funds investments”;

(ii) the Debt Security has an Eligible Investment Rating;

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(iii) (A) the Debt Security is rated by a debt rating agency or other Person engaged in the business of rating the creditworthiness of debt obligations and (B) a Value Triggering Event related to the Debt Security has not occurred and is continuing;

(iv) the Debt Security is not a Defaulted Investment and is not owed by an Obligor that is subject to an Insolvency Event or as to which the Borrower (or its Subsidiary, as applicable) has received notice of an imminent Insolvency Event proceeding;

(v) the Obligor of such Debt Security has executed all appropriate documentation, if any, required in accordance with applicable Investment Policies;

(vi) the Debt Security, together with the Investment Documents related thereto (if any), is a “general intangible”, an “instrument”, an “account”, or “chattel paper”, within the meaning of the UCC of all jurisdictions that govern the perfection of the security interest granted therein;

(vii) all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the purchase of such Debt Security have been duly obtained, effected or given and are in full force and effect;

(viii) the Debt Security is denominated and payable only in Dollars in the United States and the Obligor is organized under the laws of, and maintains its chief executive office and principal residence in, the United States or any state thereof;

(ix) the Debt Security bears current all cash interest, which is due and payable no less frequently than semi-annually;

(x) the Obligor with respect to the Debt Security is not (A) an Affiliate of the Borrower or any other Person whose investments are primarily managed by the Borrower or any Affiliate of the Borrower, unless such Debt Security is expressly approved by the Administrative Agent (in its sole discretion), (B) a Governmental Authority (except in the case of a Debt Security, with an Investment Grade Rating, issued by the United States of America or any state or municipality or other political subdivision of the United States of America) or (C) primarily in the business of gaming, nuclear waste, bio-tech or oil or gas exploration;

(xi) all information delivered by any Loan Party to the Administrative Agent with respect to such Debt Security is true and correct to the knowledge of such Loan Party;

(xii) the proceeds of such Debt Security are not used to finance construction projects or activities in the form of a traditional construction loan where the only collateral for the loan is the project under construction and draws are made on the loan specifically to fund construction in progress;

(xiii) the Debt Security is a Quoted Investment; and

(xiv) the Debt Security can be converted to Cash in 30 Business Days or fewer without a greater than ten percent (10%) reduction in the value of such Debt Security.

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“Eligible Investment Grade Debt Security” means an Eligible Debt Security that has, as of the applicable date of determination of Value for such Eligible Debt Security, an Investment Grade Rating.

“Eligible Investment Rating” means, as of any date of determination with respect to a Portfolio Investment, an investment rating of “Grade 3” or better as determined in accordance with the Investment Policies.

“Eligible Investments” means, collectively, Cash and Cash Equivalents, the Eligible Quoted Senior Bank Loan Investments, the Eligible Investment Grade Debt Securities, the Eligible Core Portfolio Investments, the Eligible Unquoted Senior Bank Loan Investments and the Eligible Non-Investment Grade Debt Securities.

“Eligible Non-Investment Grade Debt Security” means an Eligible Debt Security that does not have, as of the applicable date of determination of Value for such Eligible Debt Security, an Investment Grade Rating.

“Eligible Quoted Senior Bank Loan Investment” means an Eligible Senior Bank Loan Investment that is a Quoted Investment.

“Eligible Senior Bank Loan Investment” means, on any date of determination, any Senior Bank Loan Investment of Borrower or its Subsidiaries that meets the following conditions:

(i) the Senior Bank Loan Investment is evidenced by Investment Documents that are in full force and effect and constitute the legal, valid and binding obligation of the Obligor of such Senior Bank Loan Investment to pay the stated amount of the Loan and interest thereon without right of rescission, set off, counterclaim or defense, and the related Investment Documents are enforceable against such Obligor in accordance with their respective terms and, to the knowledge of the Borrower, are not the subject of any material dispute;

(ii) the Senior Bank Loan Investment was made in accordance with the terms of the Investment Policies applicable to “private placements”, “marketable securities” or “idle funds investments”;

(iii) such Senior Bank Loan Investment is secured by a first priority, perfected security interest on a substantial portion of the assets of the respective Obligor(s);

(iv) the terms and conditions of such Senior Bank Loan Investment provide the Borrower or its Subsidiary, as applicable, with the power to approve or deny any amendments, supplements, waivers or other modifications of such terms and conditions that would (i) increase the commitment or other obligations of the Borrower or its Subsidiary (as applicable) thereunder, (ii) reduce the amount of, or defer the date fixed for any payment of, principal, interest or fees due or owing to Borrower or its Subsidiary (as applicable), or change the manner of application of any payments owing to Borrower or its Subsidiary (as applicable), under the Investment Documents, (iii) change the percentage of lenders under such Senior Bank Loan Investment required to take any action under the applicable Investment Documents, (iv) release or substitute all or substantially all of the collateral held as security for, or release any guaranty given to support payment of the obligations of, the Obligor under the applicable Investment Documents;

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(v) the Senior Bank Loan Investment has an Eligible Investment Rating;

(vi) the terms of the Senior Bank Loan Investment have not been amended or subject to a deferral or waiver the effect of which is to (A) reduce the amount (other than by reason of the repayment thereof) or, after giving effect to any applicable grace or cure period, extend the time for payment of principal or (B) reduce the rate or, after giving effect to any applicable grace or cure period, extend the time of payment of interest (or any component thereof), in each case without the consent of the Administrative Agent, not to be unreasonably withheld or delayed;

(vii) a Value Triggering Event related to the Senior Bank Loan Investment has not occurred and is continuing;

(viii) the Senior Bank Loan Investment is not a Defaulted Investment and is not owed by an Obligor that is subject to an Insolvency Event or as to which the Borrower has received notice of an imminent Insolvency Event proceeding;

(ix) the Obligor of such Senior Bank Loan Investment has executed all appropriate documentation required in accordance with applicable Investment Policies;

(x) the Senior Bank Loan Investment, together with the Investment Documents related thereto, is a “general intangible”, an “instrument”, an “account”, or “chattel paper”, within the meaning of the UCC of all jurisdictions that govern the perfection of the security interest granted therein;

(xi) all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making of such Senior Bank Loan Investment have been duly obtained, effected or given and are in full force and effect;

(xii) the Senior Bank Loan Investment is denominated and payable only in Dollars in the United States and the Obligor is organized under the laws of, and maintains its chief executive office and principal residence in, the United States or any state thereof;

(xiii) the Senior Bank Loan Investment bears current interest, which is due and payable no less frequently than semi-annually;

(xiv) the Senior Bank Loan Investment, together with the Investment Documents related thereto, does not contravene in any material respect any Applicable Laws and with respect to which no Obligor is in violation of any Applicable Laws or the terms and conditions of such Investment Documents, to the extent any such violation results in or would be reasonably likely to result in (a) an adverse effect upon the value or collectability of such Senior Bank Loan Investment, (b) a material adverse change in, or a material adverse effect upon, any of (1) the financial condition, operations, business or properties of the Obligor or any of its respective Subsidiaries, taken as a whole, (2) the rights and remedies of the Borrower or its Subsidiary (as applicable) under the Investment Documents, or the ability of the Obligor or any other loan party thereunder to perform its obligations under the Investment Documents to which it is a party, as applicable, taken as a whole, or (3) the collateral securing the Senior Bank Loan Investment, or the Liens thereon or the priority of such Liens;

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(xv) the Senior Bank Loan Investment, together with the related Investment Documents, is fully assignable subject to the customary right of the obligor in a syndicated loan or credit facility to consent to an assignment (which consent shall not be unreasonably withheld) prior to an event of default under such Senior Bank Loan Investment and the customary right in a syndicated loan or credit facility of the administrative agent under such syndicated loan or credit facility to consent to the assignment (which consent shall not be unreasonably withheld);

(xvi) the Senior Bank Loan Investment was documented and closed in accordance with applicable Investment Policies, and each original promissory note, if any, representing the portion of such Senior Bank Loan Investment payable to the Borrower or its Subsidiary (as applicable) has been delivered to the Collateral Custodian, duly endorsed as collateral;

(xvii) the Senior Bank Loan Investment is free of any Liens and the interest of the Borrower or its Subsidiary (as applicable) in all Related Property is free of any Liens other than Liens permitted under the applicable Investment Documents and all filings and other actions required to perfect the security interest of the Administrative Agent on behalf of the Secured Parties in the Senior Bank Loan Investment have been made or taken;

(xviii) any Related Property with respect to such Senior Bank Loan Investment is insured in accordance with the applicable Investment Documents;

(xix) such Senior Bank Loan Investment will not cause the Borrower or any of its Subsidiaries (as applicable) to be deemed to own 5.0% or more of the voting securities of any publicly registered issuer or any securities that are immediately convertible into or immediately exercisable or exchangeable for 5.0% or more of the voting securities of any publicly registered issuer;

(xx) the financing of such Senior Bank Loan Investment by the Lenders does not contravene in any material respect Regulation U of the Federal Reserve Board, nor require the Lenders to undertake reporting thereunder which it would not otherwise have cause to make and such Senior Bank Loan Investment does not represent payment obligations relating to “put” rights relating to Margin Stock;

(xxi) any taxes due and payable in connection with the making of such Senior Bank Loan Investment have been paid and the Obligor has been given any assurances (including with respect to the payment of transfer taxes and compliance with securities laws) required by the Investment Documents in connection with the making of the Investment;

(xxii) such Senior Bank Loan Investment does not contain a confidentiality provision that restricts the ability of the Administrative Agent (assuming the Administrative Agent agrees to be bound by the terms of the applicable confidentiality provision), on behalf of the Secured Parties, to exercise its rights under the Loan Documents, including, without limitation, its rights to review the Senior Bank Loan Investment, the related Investment File or the Borrower’s credit approval file in respect of such Senior Bank Loan Investment;

(xxiii) the Obligor with respect to such Senior Bank Loan Investment is not (A) an Affiliate of the Borrower or any other Person whose investments are primarily

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managed by the Borrower or any Affiliate of the Borrower, unless such Senior Bank Loan Investment is expressly approved by the Administrative Agent (in its sole discretion), (B) a Governmental Authority or (C) primarily in the business of gaming, nuclear waste, bio-tech or oil or gas exploration;

(xxiv) all information delivered by any Loan Party to the Administrative Agent with respect to such Senior Bank Loan Investment is true and correct to the knowledge of such Loan Party;

(xxv) such Senior Bank Loan Investment is not (A) any type of bond, whether high yield or otherwise, or any similar financial interest, (B) an Equity Security and does not by its terms permit the payment obligation of the Obligor thereunder to be converted into or exchanged for equity capital of such Obligor or (C) a participation interest;

(xxvi) the proceeds of such Senior Bank Loan Investment are not used to finance construction projects or activities in the form of a traditional construction loan where the only collateral for the loan is the project under construction and draws are made on the loan specifically to fund construction in progress; and

(xxvii) there is full recourse to the Obligor for principal and interest payments with respect to such Senior Bank Loan Investment.

“Eligible Unquoted Senior Bank Loan Investment” means an Eligible Senior Bank Loan Investment that is an Unquoted Investment.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of a Loan Party or any Subsidiary of a Loan Party required by any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

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“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable federal, state or local environmental law or regulation and shall include, in any event and without limitation, any release of petroleum or petroleum related products.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to a Loan Party, any Subsidiary of a Loan Party or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“Equity Security” means any equity security or other obligation or security that does not entitle the holder thereof to receive periodic payments of interest and one or more installments of principal.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law and all rules and regulations from time to time promulgated thereunder. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Euro-Dollar Advance” means, with respect to any Advance, such Advance during Interest Periods when such Advance bears or is to bear interest at a rate based upon the London InterBank Offered Rate. A Euro-Dollar Advance is a “Tranche Euro-Dollar Advance” if such Euro-Dollar Advance has an Interest Period described in subsection (a) of the definition of “Interest Period”. A Euro-Dollar Advance is an “Index Euro-Dollar Advance” if such Euro-Dollar Advance has an Interest Period described in subsection (b) of the definition of “Interest Period”.

“Euro-Dollar Borrowing” has the meaning set forth in the definition of “Borrowing”.

“Euro-Dollar Business Day” means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.06(c).

“Event of Default” has the meaning set forth in Section 6.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable

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to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.12(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12(e).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Capital One on such day on such transactions as determined by the Administrative Agent.

“First Lien Investment” means a Portfolio Investment constituting a Debt obligation (other than a Senior Bank Loan Investment) that is secured by the pledge of collateral and which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Foreclosed Subsidiary” shall mean any Person that becomes a direct or indirect Subsidiary of the Borrower solely as a result of the Borrower or any other Subsidiary of the Borrower acquiring the Capital Securities of such Person, through a bankruptcy, foreclosure or similar proceedings, with the intent to sell or transfer all of the Capital Securities of such Person; provided, that, in the event that the Borrower or such Subsidiary of the Borrower is unable to sell all of the Capital Securities of such Person within 180 days after the Borrower or such Subsidiary of the Borrower acquires the Capital Securities of such Person, such Person shall no longer be considered a “Foreclosed Subsidiary” for purposes of this Agreement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Advances made by the Swingline Lender other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

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“GAAP” means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” means the Obligations, including without limitation, any and all liabilities, indebtedness and obligations of any and every kind and nature, heretofore, now or hereafter owing, arising, due or payable from the Borrower to one or more of the Lenders, the Hedge Counterparties, any Secured Party, the Administrative Agent, or any of them, arising under or evidenced by this Agreement, the Notes, the Collateral Documents or any other Loan Document.

“Guarantors” means collectively: all direct and indirect Subsidiaries of the Borrower or Guarantors acquired, formed or otherwise in existence after the Closing Date and required to become a Guarantor pursuant to Section 5.28.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Hedge Counterparty” means Capital One or any Lender that provides the initial funding of any Revolver Commitment on the Closing Date or any Additional Lender that provides the funding of a Revolver Commitment on any Commitment Increase Date (but not any assignee of any of the foregoing Lenders) which Lender or Additional Lender has provided the Administrative Agent with a fully executed designation notice substantially in the form of Schedule A – Designation Notice, or any of their respective Affiliates, in each case solely until such Person has assigned all of its interests under this Agreement, that enters into a Hedging Agreement with the Borrower that is permitted by Section 5.35.

“Hedge Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap,

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forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Hedging Agreement” means each agreement or amended and restated agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.35, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto in the form the Administrative Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedge Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedge Transactions and (iii) any and all renewals, extensions and modifications of any Hedge Transactions and any and all substitutions for any Hedge Transactions.

“Hines” means either the Advisor or Hines Interests Limited Partnership.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Euro-Dollar Advance” has the meaning set forth in either the definition of “Euro-Dollar Advance” or “Revolver Advance”, as appropriate to the context.

“Index Euro-Dollar Borrowing” has the meaning set forth in the definition of “Borrowing”.

“Information” has the meaning, for purposes of Section 9.09, specified in such Section 9.09.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

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“Interest Coverage Ratio” means the ratio of Consolidated EBITDA to Consolidated Interest Expense.

“Interest Payment Date” means (a) with respect to any Base Rate Borrowing or Index Euro-Dollar Borrowing, the first day of each month and (b) with respect to any Tranche Euro-Dollar Borrowing, the last day of the Interest Period applicable to such Borrowing.

“Interest Period” means: (a) with respect to each Tranche Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

(i) any Interest Period (subject to clause (iii) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(ii) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month; and

(iii) no Interest Period may be selected that begins before the Termination Date and would otherwise end after the Termination Date.

(b) with respect to each Base Rate Borrowing and each Index Euro-Dollar Borrowing, a calendar month (commencing on the first day of each calendar month and ending on the last day of each calendar month regardless of whether a Base Rate Borrowing or Index Euro-Dollar Borrowing is outstanding on either date); provided that:

(i) the initial Interest Period applicable to Base Rate Borrowings and Index Euro-Dollar Borrowings shall mean the period commencing on the Closing Date and ending May 31, 2012; and

(ii) the last Interest Period applicable to Base Rate Borrowings and Index Euro-Dollar Borrowings under this Agreement shall end on the Termination Date.

“Internal Control Event” means a material weakness in, or fraud that involves management of the Borrower, Adviser or Sub-Adviser, which fraud has a material effect on the Borrower’s internal controls over public reporting.

“Investment” means any investment in any Person, whether by means of (i) purchase or acquisition of all or substantially all of the assets of such Person (or of a division or line of business of such Person), (ii) purchase or acquisition of obligations or securities of such Person, (iii) capital contribution to such Person, (iv) loan or advance to such Person, (v) making of a time deposit with such Person, (vi) Guarantee or assumption of any obligation of such Person or (vii) by any other means.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Documents” means, with respect to any Core Portfolio Investment or any Senior Bank Loan Investment, any related loan agreement, security agreement, mortgage, assignment, all guarantees, note purchase agreement, intercreditor and/or subordination agreements, and UCC financing statements and continuation statements (including amendments or modifications thereof) executed by the

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Obligor thereof or by another Person on the Obligor’s behalf in respect of such Core Portfolio Investment or Senior Bank Loan Investment and any related promissory note, including, without limitation, general or limited guaranties and, if requested by the Administrative Agent, for each Core Portfolio Investment secured by real property by a mortgage document, an Assignment of Mortgage, and for all Core Portfolio Investments or Senior Bank Loan Investments with a promissory note, an assignment thereof (which may be by allonge), in blank, signed by an officer of the Borrower.

“Investment File” means, as to any Core Portfolio Investments, those documents that are delivered to or held by the Collateral Custodian pursuant to the Custodial Agreement.

“Investment Grade Rating” means, as of any date of determination with respect to an Investment, such Investment has a rating of at least Baa3 from Moody’s Investors Service, BBB- from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or BBB- from Fitch Ratings Ltd.

“Investment Policies” means those investment objectives, policies and restrictions of the Borrower as in effect on the Closing Date as delivered to the Administrative Agent and as later described in Borrower’s annual reports on Form 10K and other filings as filed with the Securities and Exchange Commission, and any modifications or supplements as may be adopted by the Borrower from time to time in accordance with this Agreement.

“Joinder Agreement” means a Joinder and Reaffirmation Agreement substantially in the form of Exhibit I.

“Lender” means (a) the Swingline Lender and its successors and assigns and (b) each lender listed on the signature pages hereof as having a Revolver Commitment and such other Persons who may from time to time acquire a Revolver Commitment in accordance with the terms of this Agreement (as amended and from time to time in effect), and their respective successors and assigns.

“Lending Office” means, as to each Lender, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Lender may hereafter designate as its Lending Office by notice to the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidity” means at any time the aggregate Cash, Cash Equivalents and Eligible Debt Securities of the Borrower and the Guarantors.

“Loan” means any loan arising from the extension of credit to an Obligor by the Borrower in the ordinary course of business of the Borrower.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Hedging Agreements, any other document evidencing or securing the Advances, the Custodial Agreement, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes, the Collateral Documents, the Hedging Agreements, the Advances, as such documents and instruments may be amended or supplemented from time to time.

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“Loan Parties” means collectively the Borrower and each Guarantor that is now or hereafter a party to any of the Loan Documents.

“London InterBank Offered Rate” has the meaning set forth in Section 2.06(c).

“Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Loan Parties and any of their respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents, or the ability of the Borrower or any other Loan Party to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document or (d) the Collateral, or the Administrative Agent’s Liens for the benefit of the Secured Parties on the Collateral or the priority of such Liens.

“Material Contract” has the meaning given such term in Section 4.33.

“Maximum Lawful Rate” means the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by the Lenders in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that such law permits the Lenders to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law).

“Minimum Liquidity Requirement” has the meaning given such term in Section 5.04.

“Mortgage” means, collectively any fee simple and leasehold mortgages, deeds of trust and deeds to secure debt by the Borrower, whether now existing or hereafter in effect, in form and content reasonably satisfactory to the Administrative Agent and in each case granting a Lien to the Administrative Agent (or a trustee for the benefit of the Administrative Agent) for the benefit of the Secured Parties in Collateral constituting real property (including certain real property leases) and related personalty, as such documents may be amended, modified or supplemented from time to time.

“Mortgaged Property” means, collectively, any Mortgaged Property (as defined in any Mortgage) covering the Properties.

“Mortgaged Property Security Documents” means collectively, any Mortgage and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower or any Subsidiary grants or conveys to the Administrative Agent and the Secured Parties a Lien in, or any other Person acknowledges any such Lien in, real property as security for all or any portion of the Obligations, as any of them may be amended, modified or supplemented from time to time.

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

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“Net Assets” means, at any time, the net assets of the Borrower and its Consolidated Subsidiaries that are Guarantors, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP.

“Net Proceeds of Capital Securities/Conversion of Debt” means any and all proceeds (whether cash or non-cash) or other consideration received by the Borrower or any Subsidiary of the Borrower in respect of the issuance of Capital Securities (including, without limitation, the aggregate amount of any and all Debt converted into Capital Securities), after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or any Subsidiary directly in connection with the issuance of such Capital Securities.

“Net Senior Leverage Ratio” means with respect to a Debt Security or a Senior Bank Loan Investment either (a) the “Net Senior Leverage Ratio” or comparable definition set forth in the underlying Investment Documents for such Debt Security or Senior Bank Loan Investment, or (b) in the case of any Debt Security or Senior Bank Loan Investment with respect to which the related Underlying Instruments do not include a definition of “Net Senior Leverage Ratio” or comparable definition, the ratio of (i) the Senior Debt (including, without limitation, such Debt Security or Senior Bank Loan Investment) of the applicable Obligor as of the date of determination minus the Cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Borrower in good faith.

“Noteless Loan” means a Core Portfolio Investment or a Senior Bank Loan Investment with respect to which (i) the underlying Investment Documents do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Core Portfolio Investment or Senior Bank Loan Investment; and (ii) no Loan Party nor any Subsidiary of a Loan Party has requested or received a promissory note from the related Obligor. Except as approved by the Administrative Agent in writing, no Loan Party nor any Subsidiary of a Loan Party shall request or receive a promissory note or other instrument from any Obligor in connection with a Noteless Loan.

“Notes” means collectively the Revolver Notes, the Swing Advance Note and any and all amendments, consolidations, modifications, renewals, substitutions and supplements thereto or replacements thereof. “Note” means any one of such Notes.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Continuation or Conversion” has the meaning set forth in Section 2.03.

“Obligations” means the collective reference to all of the following indebtedness obligations and liabilities: (a) the due and punctual payment by the Borrower of: (i) the principal of and interest on the Notes (including without limitation, any and all Revolver Advances), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and any renewals, modifications or extensions thereof, in whole or in part; (ii) each payment required to be made by the Borrower under this Agreement when and as due, including payments in respect of reimbursement of disbursements, interest thereon, and obligations, if any, to provide cash collateral and any renewals, modifications or extensions thereof, in whole or in part; and (iii) all other monetary obligations of the Borrower to the Secured Parties under this Agreement and the other Loan Documents to which the Borrower is or is to be a party and any renewals, modifications or extensions thereof, in whole or in part; (b) the due and punctual performance of all other obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is or is to be a party, and any renewals, modifications or extensions thereof, in whole or in part; (c) the due and punctual payment (whether at the stated maturity, by acceleration or otherwise) of all obligations (including any and all Hedging Obligations arising under the Hedging Agreements and obligations which, but for the automatic stay under Section

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362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities of the Borrower, now existing or hereafter incurred under, arising out of or in connection with any and all Hedging Agreements and any renewals, modifications or extensions thereof (including, all obligations, if any, of the Borrower as guarantor under the Credit Agreement in respect of Hedging Agreements), and the due and punctual performance and compliance by the Borrower with all of the terms, conditions and agreements contained in any Hedging Agreement and any renewals, modifications or extensions thereof; (d) the due and punctual payment and performance of all indebtedness, liabilities and obligations of any one or more of the Borrower and Guarantors arising out of or relating to any Bank Products; (e) the due and punctual payment and performance of all indebtedness, liabilities and obligations of any one or more of the Borrower and Guarantors arising out of or relating to any Cash Management Services; and (f) the due and punctual payment and performance of all obligations of each of the Guarantors under the Credit Agreement and the other Loan Documents to which they are or are to be a party and any and all renewals, modifications or extensions thereof, in whole or in part.

“Obligor” means, with respect to any Portfolio Investment, the Person or Persons obligated to make payments pursuant to such Portfolio Investment, including any guarantor thereof.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Certificate” has the meaning set forth in Section 3.01(e).

“Operating Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement, shareholder agreement or other applicable documents relating to the operation, governance or management of such entity.

“Organizational Action” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, member or partner action), or other similar official action, as applicable, taken by such entity.

“Organizational Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“overadvance” has the meaning given such term in Section 2.01(c).

“overline” has the meaning given such term in Section 2.01(c).

“Participant” has the meaning assigned to such term in clause (d) of Section 9.07.

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“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended, modified, supplemented or restated from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Encumbrances” means Liens described in Section 5.14.

“Permitted Merger” means the proposed merger between Borrower and HMS Income Fund, Inc. as set forth in the Form N-2 filed by HMS Income Fund, Inc., 1933 Act File No. 333-178548, on January 30, 2012 with the Securities and Exchange Commission.

“Person” means a natural person, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a Governmental Authority.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Pledge Agreement” means the Equity Pledge Agreement, dated as of the Closing Date, substantially in the form of Exhibit K, pursuant to which Borrower and, if applicable, Guarantors pledge to the Administrative Agent for the benefit of the Secured Parties, among other things, (i) all of the capital stock and equity interests of the Guarantors and of each other current or future Subsidiary of the Borrower and Guarantors except Foreign Subsidiaries; and (ii) sixty-five percent (65%) of the capital stock and equity interests of each current or future Foreign Subsidiary.

“Portfolio Investment” means an investment made by the Borrower in the ordinary course of business and consistent with the Investment Policies in a Person that is accounted for under GAAP as a portfolio investment of the Borrower. Portfolio Investments shall include Cash, Cash Equivalents, Core Portfolio Investments, Senior Bank Loan Investments and Debt Securities.

“Pre-Positioned Investment” means any Investment that will be funded with the proceeds of an Advance hereunder and which is designated by the Borrower in writing to the Administrative Agent as a “Pre-Positioned Investment”.

“Prime Rate” refers to that interest rate so denominated and set by Capital One from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Capital One. Capital One lends at interest rates above and below the Prime Rate. The Prime Rate is not necessarily the lowest or best rate charged by Capital One to its customers or other banks.

“Proceeds” shall have the meaning given to it under the UCC and shall include without limitation the collections and distributions of Collateral, cash or non-cash.

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“Properties” means all real property owned, leased or otherwise used or occupied by a Loan Party or any Subsidiary of a Loan Party, wherever located. “Property” means any one of such Properties.

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31, or, if any such day is not a Domestic Business Day, the next succeeding Domestic Business Day.

“Quoted Investment” means a Portfolio Investment for which market quotations are readily available from an Approved Pricing Service, or, in the case of Eligible Quoted Senior Bank Loan Investments, from an Approved Pricing Service or an Approved Dealer. All Eligible Quoted Senior Bank Loan Investments and Eligible Debt Securities must be Quoted Investments.

“Receivables” shall have the meaning assigned to the term “Accounts” in the Security Agreement.

“Related Indebtedness” has the meaning set forth in Section 9.15.

“Redeemable Preferred Securities” of any Person means any preferred stock or similar Capital Securities (including, without limitation, limited liability company membership interests and limited partnership interests) issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Register” has the meaning set forth in Section 9.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Property” means, with respect to any Portfolio Investment, any property or other assets of the Obligor thereunder pledged or purported to be pledged as collateral to secure the repayment of such Portfolio Investment.

“Relevant Test Period” means with respect to each Obligor on a Debt Security or a Senior Bank Loan Investment, the relevant test period for the calculation of Net Senior Leverage Ratio or Cash Interest Coverage Ratio, as applicable, for such Debt Security or Senior Bank Loan Investment in accordance with the related underlying Investment Documents or, if no such period is provided for therein, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Debt Security or Senior Bank Loan Investment; provided that with respect to any Debt Security or Senior Bank Loan Investment for which the relevant test period is not provided for in the related underlying Investment Documents, if four (4) consecutive fiscal quarters have not yet elapsed since the closing date of the relevant underlying Investment Documents, “Relevant Test Period” shall initially include the period from such closing date to the end of the fourth fiscal quarter thereafter, and shall subsequently include each period of the last four (4) consecutive reported fiscal quarters of such Obligor.

“Required Lenders” means at any time Lenders having at least 66-2/3% of the aggregate amount of the Revolver Commitments or, if the Revolver Commitments are no longer in effect, Lenders holding at least 66-2/3% of the aggregate outstanding principal amount of the Revolver Notes; provided, however, that the Revolver Commitments and any outstanding Revolver Advances of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

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“Responsible Officer” means, as to any Person, the president, chief executive officer, chief financial officer, senior vice president, vice president, senior managing director or treasurer of such Person.

“Restricted Payment” means (i) any dividend or other distribution on any shares of the Borrower’s Capital Securities (except dividends payable solely in shares of its Capital Securities); (ii) any payment of management, consulting, advisory or similar fees; or (iii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower’s Capital Securities (except shares acquired upon the conversion thereof into other shares of its Capital Securities) or (b) any option, warrant or other right to acquire shares of the Borrower’s Capital Securities.

“Revolver Advance” means an Advance made to the Borrower under this Agreement pursuant to Section 2.01. “Tranche Euro-Dollar Advance” means a Revolver Advance with an Interest Period described in subsection (a) of the definition of “Interest Period”. “Index Euro-Dollar Advance” means a Revolver Advance with an Interest Period described in subsection (b) of the definition of “Interest Period”.

“Revolver Commitment” means, with respect to each Lender, (i) the amount set forth opposite the name of such Lender on the signature pages hereof, or on any amendment, supplement or joinder that may be executed from time to time after the date hereof, or (ii) as to any Lender which enters into an Assignment and Assumption (whether as transferor Lender or as assignee thereunder), the amount of such Lender’s Revolver Commitment after giving effect to such Assignment and Assumption, in each case as such amount may be reduced from time to time pursuant to Section 2.08 or terminated pursuant to Section 2.09.

“Revolver Notes” means (a) the promissory notes of the Borrower, substantially in the form of Exhibit B-1 hereto, evidencing the obligation of the Borrower to repay the Revolver Advances, together with all amendments, consolidations, modifications, renewals, substitutions and supplements thereto or replacements thereof and “Revolver Note” means any one of such Revolver Notes.

“RIC” or “regulated investment company” shall mean an investment company or business development company that qualifies for the special tax treatment provided for by subchapter M of the Code.

“Sale/Leaseback Transaction” means any arrangement with any Person providing, directly or indirectly, for the leasing by any Loan Party or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by any Loan Party or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of any Loan Party or such Subsidiary.

“Sanctioned Entity” shall mean (i) a country or a government of a country, (ii) an agency of the government of a country, (iii) an organization directly or indirectly controlled by a country or its government, (iv) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

“Secured Parties” shall mean collectively: (1) the Administrative Agent in its capacity as such under this Agreement, the Collateral Documents and the other Loan Documents; (2) the Lenders, (3) the Hedge Counterparties in their capacity as such under the Hedging Agreements; (4) any Bank Product Bank or Cash Management Bank; and (5) except as otherwise provided in the definitions of “Bank Products”, “Cash Management Services” and “Hedging Counterparties,” the successors and assigns of the foregoing.

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“Security Agreement” means the General Security Agreement, substantially in the form of Exhibit J, by and between the Borrower, the Guarantors and the Administrative Agent for the benefit of the Secured Parties to be executed and delivered in connection herewith.

“Senior Bank Loan Investment” means a Portfolio Investment constituting a Debt obligation (including without limitation term loans, over-the-counter debt securities, middle market investments, the funded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans) which is made by Borrower as a lender under a syndicated loan or credit facility.

“Senior Debt” means all Debt of any Person other than Debt that is junior or subordinated in right of payment or upon liquidation.

“Special Purpose Subsidiary” shall mean any single purpose Subsidiary created for the purpose of holding specific assets.

“Sub-Adviser” means Main Street Capital Partners, LLC, a Maryland limited liability company.

“Sub-Advisory Agreement” means any Investment Sub-Advisory Agreement executed by and among the Adviser, Sub-Adviser, Main Street Capital Corporation and Borrower, or any successor-in-interest to the Borrower.

“Subsidiary” of any Person means a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interest having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided however, the term “Subsidiary” shall not include any Person that constitutes an investment made by the Borrower or a Subsidiary in the ordinary course of business and consistently with the Investment Policies in a Person that is accounted for under GAAP as a portfolio investment of the Borrower. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swing Advance” means an Advance made by the Swingline Lender pursuant to Section 2.01, which must be a Base Rate Advance or an Index Euro-Dollar Advance.

“Swing Advance Note” means the promissory note of the Borrower, substantially in the form of Exhibit B-2, evidencing the obligation of the Borrower to repay the Swing Advances, together with all amendments, consolidations, modifications, renewals, and supplements thereto.

“Swing Borrowing” means a borrowing hereunder consisting of Swing Advances made to the Borrower by the Swingline Lender pursuant to Article II. A Swing Borrowing is a “Base Rate Borrowing” if such Swing Advances are Base Rate Advances. A Swing Borrowing is an “Index Euro-Dollar Borrowing” if such Swing Advances are Index Euro-Dollar Advances.

“Swingline Lender” means Capital One, in its capacity as lender of Swing Advances hereunder.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Termination Date” means the earlier to occur of (i) May 24, 2015 or such date as extended pursuant to Section 2.15, (ii) the date the Revolver Commitments are terminated pursuant to Section 6.01 following the occurrence of an Event of Default, or (iii) the date the Borrower terminates the Revolver Commitments entirely pursuant to Section 2.08.

“Third Parties” means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower’s business and on a temporary basis.

“Title Policy” means with respect to each Mortgaged Property, the mortgagee title insurance policy (together with such endorsements as the Administrative Agent may reasonably require) issued to the Administrative Agent in respect of such Mortgaged Property by an insurer selected by the Administrative Agent, insuring (in an amount satisfactory to the Administrative Agent) the Lien of the Administrative Agent for the benefit of the Secured Parties on such Mortgaged Property to be duly perfected and first priority, subject only to such exceptions as shall be acceptable to the Administrative Agent.

“Total Unused Revolver Commitments” means at any date, an amount equal to: (A) the aggregate amount of the Revolver Commitments of all of the Lenders at such time, less (B) the sum of the aggregate outstanding principal amount of the Revolver Advances of all of the Lenders at such time.

“Tranche Euro-Dollar Advance” has the meaning set forth in either the definition of “Euro-Dollar Advance” or “Revolver Advance”, as appropriate to the context.

“Tranche Euro-Dollar Borrowing” has the meaning set forth in the definition of “Borrowing”.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Underlying Instruments” means the underlying loan agreement, credit agreement, indenture or other agreement evidencing any Debt Security or Senior Bank Loan Investment, together with each other agreement that governs the terms of or secures the obligations represented by such Debt Security or Senior Bank Loan Investment or, the terms of which the holders of such Debt Security or Senior Bank Loan Investment are the beneficiaries.

“Unquoted Investment” means a Portfolio Investment for which market quotations from an Approved Pricing Service, or, in the case of Eligible Senior Bank Loan Investments, an Approved Pricing Service or Approved Dealer, are not readily available. Only Cash, Cash Equivalents, Eligible Core Portfolio Investments and Eligible Unquoted Senior Bank Loan Investments may be Unquoted Investments.

“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, the Cash and Cash Equivalents of Borrower to the extent that such Cash and Cash Equivalents (a) are free and clear of all Liens (other than Liens permitted under Sections 5.14(j) and 5.14(l)), any legal or equitable claim or other interest held by any other Person, and any option or right held by any other Person to acquire any such claim or other interest, (b) are not subject to any restriction pursuant to any provision of any outstanding Capital Securities issued by any Person or of any Material Contract to which it is a party or by which it or any of its property is bound (other than the Loan Documents) and (c) are the subject of a control agreement that creates a valid and perfected first-priority security interest in and lien in favor of the Administrative Agent for the benefit of the Secured Parties.

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“Unused Commitment” means at any date, with respect to any Lender, an amount equal to its Revolver Commitment less the sum of the aggregate outstanding principal amount of the sum of its Revolver Advances.

“Value” means, as of any date of determination, the value assigned by the Borrower to each of its Portfolio Investments as provided below:

(a) Quoted Investments. With respect to Quoted Investments, the Borrower shall, not less frequently than once per week, or upon request of the Administrative Agent, determine the market value of such Portfolio Investments in accordance with the following methodologies, as applicable:

(i) in the case of any Portfolio Investment traded on an exchange, the closing price for such Portfolio Investment most recently posted on such exchange;

(ii) in the case of any Portfolio Investment not traded on an exchange, the fair market value thereof as determined by an Approved Pricing Service or other quotation acceptable to the Administrative Agent in its sole discretion; and

(iii) in the case of any Eligible Quoted Senior Bank Loan Investment not traded on an exchange or priced by an Approved Pricing Service, the average ask and bid prices as determined by two Approved Dealers selected by the Borrower; provided, however, that to the extent a single agent or counterparty makes the market in the Eligible Quoted Senior Bank Loan Investment, the average ask and bid prices as determined by the single Approved Dealer shall be used.

(b) Unquoted Investments. With respect to Unquoted Investments, the fair value of such Investment shall be determined, not less frequently than once per Fiscal Quarter, in accordance with, the Investment Company Act and any orders of the Securities and Exchange Commission by the Board of Directors of the Borrower in its good faith judgment and consistent with past practices as described in the Borrower’s reports and other filings filed with the Securities and Exchange Commission as such practices may be amended from time to time in accordance with the last sentence in this definition of “Value”, including consideration of valuation procedures of a third-party valuation firm selected by the Borrower and reasonably acceptable to the Administrative Agent, and as approved by the Administrative Agent in its reasonable credit judgment. The valuation practices described in the Borrower’s reports and other filings filed with the Securities and Exchange Commission may be amended from time to time provided that the Borrower shall furnish to the Administrative Agent, prior to the effective date of any such amendment or modification, prompt notice of any changes in such practices and shall not agree or otherwise permit to occur any modification of such practices in any manner that would or would reasonably be expected to adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any Loan Document or impair the collectability of any Investment without the prior written consent of the Administrative Agent (in its sole discretion).

“Value Triggering Event” means after the related Advance with respect to a Debt Security or a Senior Bank Loan Investment, such Debt Security or Senior Bank Loan Investment has a Value of less than 65% of par value and the occurrence of any one of more of the following events:

(a) the Net Senior Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Debt Security or Senior Bank Loan Investment is (i) greater than 3.50 and (ii) greater than 0.50 higher than the original Net Senior Leverage Ratio on the date that the investment in the Debt Security or Senior Bank Loan Investment was made by Borrower; or

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(b) the Cash Interest Coverage Ratio for any Relevant Test Period of the related Obligor with respect to such Debt Security or Senior Bank Loan Investment is (i) less than 1.50 to 1.00 and (ii) less than 85% of the original Cash Interest Coverage Ratio on the date that the investment in the Debt Security or Senior Bank Loan Investment was made by Borrower; or

(c) an Obligor payment default under such Debt Security or Senior Bank Loan Investment (after giving effect to any grace and/or cure period set forth in the applicable loan agreement, but not to exceed five days) (including in respect of the acceleration of the debt under the applicable loan agreement); or

(d) a default as to all or any portion of one or more payments of principal or interest has occurred in relation to any other senior or pari passu obligation for borrowed money of the related Obligor (after giving effect to any grace and/or cure period set forth in the applicable loan agreement, but not to exceed five days); or

(e) the failure of the related Obligor to deliver (i) with respect to quarterly reports, any financial statements (including unaudited financial statements) to the Administrative Agent sufficient to calculate any applicable Net Senior Leverage Ratio of the related Obligor by the date that is no later than ninety (90) days after the end of the first, second or third quarter of any fiscal year, and (ii) with respect to annual reports, any audited financial statements to the Administrative Agent sufficient to calculate any applicable Net Senior Leverage Ratio of the related Obligor by the date that is no later than one hundred and fifty (150) days after the end of any fiscal year; or

(f) any amendment or waiver of, or modification or supplement to, an Underlying Instrument governing a Loan executed on or effected on or after the date on which the Borrower acquired such Loan is entered into that amends, waives, forbears, supplements or otherwise modifies in any way the definition of “Net Senior Leverage Ratio” or “Cash Interest Coverage Ratio” (or any respective comparable definition in the applicable Underlying Instrument) or the definition of any component thereof in a manner that, in the reasonable discretion of the Administrative Agent, is materially adverse to the Administrative Agent or any Lender.

“Voting Stock” means securities (as such term is defined in Section 2(1) of the Securities Act of 1933, as amended) of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to cast votes in any election of any corporate directors (or Persons performing similar functions).

“Wholly Owned Subsidiary” means any Subsidiary all of the Capital Securities of which are at the time directly or indirectly owned by the Borrower.

SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Administrative Agent for distribution to the Lenders, unless with respect to any such change concurred in by the Borrower’s independent public accountants or required or permitted by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at

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the time of delivery of such financial statements, or (ii) the Required Lenders shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

SECTION 1.03. Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

SECTION 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and (g) titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

ARTICLE II

THE CREDIT

SECTION 2.01. Commitments to Make Advances. (a) Each Lender severally agrees, on the terms and conditions set forth herein, to make Revolver Advances to the Borrower from time to time before the Termination Date; provided that, immediately after each such Revolver Advance is made, the aggregate outstanding principal amount of Revolver Advances by such Lender shall not exceed the amount of the Revolver Commitment of such Lender at such time, provided further that the aggregate principal amount of all Revolver Advances shall not exceed the: lesser of: (1) the Borrowing Base; and (2) the aggregate amount of the Revolver Commitments of all of the Lenders at such time. Each Revolver Advance shall be in an aggregate principal amount of $1,000,000 or any larger multiple of $100,000 (except that any such Revolver Advance may be in the aggregate amount of the Total Unused Revolver Commitments) and shall be made from the several Lenders ratably in proportion to their respective Revolver Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Revolver Advances and reborrow under this Section 2.01 at any time before the Termination Date.

(b) In addition to the foregoing, the Swingline Lender shall from time to time, upon the request of the Borrower by delivery of a Notice of Borrowing to the Administrative Agent, if the conditions precedent in Article III have been satisfied, make Swing Advances to the Borrower in an aggregate principal amount at any time outstanding not exceeding $5,000,000; provided that, immediately

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after such Swing Advance is made, the aggregate principal amount of all Revolver Advances and Swing Advances shall not exceed the lesser of: (1) the Borrowing Base; and (2) the aggregate amount of the Revolver Commitments of all of the Lenders at such time. Each Swing Advance under this Section 2.01 shall be in an aggregate principal amount of $500,000 or any larger multiple of $100,000. Within the foregoing limits, the Borrower may borrow Swing Advances under this Section 2.01, prepay and reborrow Swing Advances under this Section 2.01 at any time before the Termination Date. Solely for purposes of calculating fees under Section 2.07, Swing Advances shall not be considered a utilization of an Advance of the Swingline Lender or any other Lender hereunder. At any time, upon the request of the Swingline Lender, each Lender other than the Swingline Lender shall, on the third Business Day after such request is made, purchase a participating interest in Swing Advances in an amount equal to its Applicable Percentage of such Swing Advances. On such third Business Day, each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swingline Lender has received from any such Lender its participating interest in a Swing Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Lender will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it. Each Lender’s obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including: (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swingline Lender requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, Event of Default or the termination of the Commitments; (iii) any adverse change in the condition (financial, business or otherwise) of the Borrower, any Loan Party or any other Person; (iv) any breach of this Agreement by any Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(c) In the event the unpaid principal amount of the outstanding Advances ever exceeds the amount of the Note, Borrower agrees to pay the excess amount (an “overline”) immediately upon demand by Lender. In the event the unpaid principal amount of the outstanding Advances ever exceeds the Borrowing Base, Borrower agrees to pay the excess amount (an “overadvance”) immediately upon demand by Lender. Overlines and overadvances shall bear interest at the rate stated in the Note. If not sooner paid, interest on overlines and overadvances shall be paid on the last day of each month, until the Termination Date. Upon request of Administrative Agent, Borrower shall execute a promissory note, payable to the order of Capital One, to represent the amount of any overline and any overadvance; however, Borrower acknowledges and agrees that the records of Administrative Agent and this Agreement shall constitute conclusive evidence of any overline or overadvance and the obligation of Borrower to repay any overline and overadvance, with interest. All overlines and overadvances for which Administrative Agent has not demanded payment earlier, and all unpaid and accrued interest on overlines and overadvances not due and payable earlier, shall be due and payable on the Termination Date. Borrower acknowledges and agrees that Capital One is not obligated to fund any Advance that would create an overline or an overadvance.

SECTION 2.02. Method of Borrowing Advances.

(a) For Revolver Advances, the Borrower shall give the Administrative Agent notice in the form attached hereto as Exhibit A (a “Notice of Borrowing”) prior to (i) 12:00 P.M. (Central time) at least one Domestic Business Day before each Base Rate Borrowing, and each Index Euro-Dollar Borrowing, and (ii) 11:00 A.M. (Central time) at least three (3) Euro-Dollar Business Days before each Tranche Euro-Dollar Borrowing, specifying:

(i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or Index Euro-Dollar Borrowing and a Euro-Dollar Business Day in the case of a Tranche Euro-Dollar Borrowing,

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(ii) the aggregate amount of such Borrowing,

(iii) whether the Revolver Advances comprising such Borrowing are to be Base Rate Advances, Tranche Euro-Dollar Advances or Index Euro-Dollar Advances and

(iv) in the case of a Tranche Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(b) Upon receipt of a Notice of Borrowing requesting Revolver Advances, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such Borrowing and such Notice of Borrowing, once received by the Administrative Agent, shall not be revocable by the Borrower.

(c) Not later than 11:00 A.M. (Central time) on the date of each Borrowing, each Lender shall make available its ratable share of such Borrowing, in Federal or other funds immediately available in Houston, Texas, to the Administrative Agent at its address referred to in or specified pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will disburse the funds so received from the Lenders to the Borrower.

(d) Notwithstanding anything to the contrary contained in this Agreement, no Euro-Dollar Borrowing may be made if there shall have occurred a Default, which Default shall not have been cured or waived.

(e) In the event that a Notice of Borrowing fails to specify whether the Revolver Advances comprising such Borrowing are to be Base Rate Advances, Tranche Euro-Dollar Advances or Index Euro-Dollar Advances, such Revolver Advances shall be made as Base Rate Advances. If the Borrower is otherwise entitled under this Agreement to repay any Revolver Advances maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Revolver Advances using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Revolver Advances mature in an amount equal to the principal amount of the Revolver Advances so maturing, and the Revolver Advances comprising such new Borrowing shall be Base Rate Advances.

(f) Notwithstanding anything to the contrary contained herein, there shall not be more than five (5) Interest Periods outstanding at any given time; provided that for purposes of this Section 2.02(f), neither Base Rate Advances nor Index Euro-Dollar Advances shall be deemed to have an outstanding Interest Period.

(g) For Swing Advances, the Borrower shall give the Administrative Agent notice in the form of a Notice of Borrowing prior to 1:00 P.M. (Central time) on the Domestic Business Day of the Swing Advance, specifying (i) the aggregate amount of such Advance, (ii) that it shall be a Swing Advance and (iii) whether the Swing Advance is to be a Base Rate Advance or an Index Euro-Dollar Advance. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Swingline Lender will make available to the Borrower the amount of any such Swing Advance.

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SECTION 2.03. Continuation and Conversion Elections. By delivering a notice (a “Notice of Continuation or Conversion”), which shall be substantially in the form of Exhibit C, to the Administrative Agent on or before 12:00 P.M., Central time, on a Domestic Business Day (or Euro-Dollar Business Day, in the case of Tranche Euro-Dollar Advances outstanding), the Borrower may from time to time irrevocably elect, by notice one Domestic Business Day prior in the case of a continuation of or conversion to Base Rate Advances or Index Euro-Dollar Advances or three (3) Euro-Dollar Business Days prior in the case of a continuation of or conversion to Tranche Euro-Dollar Advances, that all, or any portion in an aggregate principal amount of $1,000,000 or any larger integral multiple of $100,000 be, (i) in the case of Base Rate Advances, converted into Euro-Dollar Advances or (ii) in the case of Euro-Dollar Advances, converted into Base Rate Advances or continued as Euro-Dollar Advances; provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Revolver Advances of all Lenders that have made such Revolver Advances, and (y) no portion of the outstanding principal amount of any Revolver Advances may be continued as, or be converted into, any Tranche Euro-Dollar Advance when any Default has occurred and is continuing. In the absence of delivery of a Notice of Continuation or Conversion with respect to any Tranche Euro-Dollar Advance at least three (3) Euro-Dollar Business Days before the last day of the then current Interest Period with respect thereto, such Tranche Euro-Dollar Advance shall, on such last day, automatically convert to a Base Rate Advance.

SECTION 2.04. Notes. The Revolver Advances of each Lender shall be evidenced by a single Revolver Note payable to the order of such Lender for the account of its Lending Office in an amount equal to the original principal amount of such Lender’s Revolver Commitment. The Swing Advances of the Swingline Lender shall be evidenced by a single Swing Advance Note payable to the order of the Swingline Lender in an amount equal to the original principal amount of $5,000,000. Upon receipt of each Lender’s Note pursuant to Section 3.01, the Administrative Agent shall deliver such Note to such Lender. Each Lender shall record, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Advance made by it, the date and amount of each payment of principal made by the Borrower with respect thereto and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Lender’s Note; provided that the failure of any Lender to make, or any error in making, any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Note or the ability of any Lender to assign its Notes. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

SECTION 2.05. Maturity of Advances. Each Advance included in any Borrowing or Swing Borrowing shall mature, and the principal amount thereof, together with all accrued unpaid interest thereon, shall be due and payable on the Termination Date.

SECTION 2.06. Interest Rates.

(a) “Applicable Margin” means (a) with respect to any Base Rate Advance, 1.50% and (b) with respect to any Euro-Dollar Advance, 2.75%.

(b) Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Advance is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable on each Interest Payment Date while such Base Rate Advance is outstanding and on the date such Base Rate Advance is converted to a Tranche Euro-Dollar Advance or repaid. Any

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overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

(c) Each Euro-Dollar Advance shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin, plus (2) the applicable Adjusted London InterBank Offered Rate for such Interest Period. Such interest shall be payable on each applicable Interest Payment Date. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Advance shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

The “London InterBank Offered Rate” applicable to any Euro-Dollar Advance means for the Interest Period of such Euro-Dollar Advance the rate per annum determined on the basis of the rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Advance offered for a term comparable to such Interest Period, which rate appears on the display designated as Reuters Screen LIBOR01 Page (or such other successor page as may replace Reuters Screen LIBOR01 Page or such other service or services as may be nominated by the British Banker’s Association for the purpose of displaying London InterBank Offered Rates for U.S. dollar deposits) determined as of 11:00 a.m. London, England time, two (2) Euro-Dollar Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the “London InterBank Offered Rate” for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two (2) major lenders in New York City, selected by the Administrative Agent, at approximately 10:00 A.M., New York City time, two (2) Euro-Dollar Business Days prior to the first day of such Interest Period, for deposits in Dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Euro-Dollar Advance.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on such Euro-Dollar Advance is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents). The Adjusted London InterBank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

(d) The Administrative Agent shall determine each interest rate applicable to the Advances hereunder in accordance with the terms of this Agreement. The Administrative Agent shall give prompt notice to the Borrower and the Lenders by facsimile of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(e) After the occurrence and during the continuance of an Event of Default (other than an Event of Default under Sections 6.01(g) or (h)), the principal amount of the Advances (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Lenders, bear interest at the Default Rate; provided, however, that automatically whether or not the Required Lenders elect to do so, (i) any overdue principal of and, to the extent permitted by law, overdue interest on the Advances shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate, and (ii) after the occurrence and during the continuance of an Event of Default described in Section 6.01(g) or 6.01(h), the

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principal amount of the Advances (and, to the extent permitted by applicable law, all accrued interest thereon) shall bear interest payable on demand for each day until paid at a rate per annum equal to the Default Rate.

SECTION 2.07. Fees.

(a) The Borrower shall pay to the Administrative Agent for the ratable account of each Lender an unused commitment fee equal to the product of: (i) the aggregate of the daily average amounts of such Lender’s Unused Commitment, times (ii) a per annum percentage equal to 0.25%. Such unused commitment fee shall accrue from but not including the Closing Date to and including the Termination Date. Unused commitment fees shall be determined quarterly in arrears and shall be payable on each Quarterly Payment Date and on the Termination Date; provided that should the Revolver Commitments be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid fee shall be paid on the date of such termination. Any such unused commitment fee following the Closing Date until the first Quarterly Payment Date shall be prorated according to the number of days this Agreement was in effect during such Fiscal Quarter.

(b) The Borrower shall pay (i) to the Administrative Agent, for the account and sole benefit of the Administrative Agent, such fees and other amounts at such times as set forth in the Administrative Agent’s Letter Agreement, and (ii) such fees and other amounts at such times as set forth in the Lenders’ Letter Agreement.

SECTION 2.08. Optional Termination or Reduction of Commitments. The Borrower may, subject to any applicable prepayments pursuant to Section 2.11, upon at least 3 Domestic Business Day’s irrevocable notice to the Administrative Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $5,000,000 or any larger multiple of $1,000,000, the Revolver Commitments; provided, however: (1) each termination or reduction, as the case may be, shall be permanent and irrevocable; (2) no such termination or reduction shall be in an amount greater than the Total Unused Revolver Commitments on the date of such termination or reduction; and (3) no such reduction pursuant to this Section 2.08 shall result in the aggregate Revolver Commitments of all of the Lenders being reduced to an amount less than $10,000,000, unless the Revolver Commitments are terminated in their entirety, in which case all accrued fees (as provided under Section 2.07) shall be payable on the effective date of such termination. Each reduction shall be made ratably among the Lenders in accordance with their respective Revolver Commitments.

SECTION 2.09. Termination of Commitments. The Revolver Commitments shall terminate on the Termination Date and any Advances then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 2.10. Optional Prepayments.

(a) The Borrower may prepay any Base Rate Borrowing or Index Euro-Dollar Borrowing, in whole at any time, or from time to time in part in amounts aggregating at least $1,000,000 or any larger integral multiple of $100,000 (or any lesser amount equal to the outstanding balance of such Advance), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment, (i) upon at least one (1) Domestic Business Day’s notice to the Administrative Agent any Borrowing that is a Base Rate Borrowing or Index Euro-Dollar Borrowing or (ii) without any notice, any Swing Borrowing. Each such optional prepayment shall be applied (i) first to any Swing Advances outstanding, and (ii) then applied to prepay ratably to the Revolver Advances of the several Lenders outstanding on the date of payment or prepayment in the following order or priority: (a) first, to Base Rate Advances, (b) second, to Index Euro-Dollar Advances; (c) lastly, to Tranche Euro-Dollar Advances.

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(b) Subject to any payments required pursuant to the terms of Article VIII for such Tranche Euro-Dollar Borrowing, the Borrower may, upon at least three (3) Domestic Business Day’s prior written notice, prepay in minimum amounts of $1,000,000 with additional increments of $100,000 (or any lesser amount equal to the outstanding balance of such Advances) all or any portion of the principal amount of any Tranche Euro-Dollar Borrowing prior to the maturity thereof, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and such payments required pursuant to the terms of Article VIII. Each such optional prepayment shall be applied to prepay ratably the Tranche Euro-Dollar Advances of the several Lenders included in such Tranche Euro-Dollar Borrowing.

(c) Upon receipt of a notice of prepayment pursuant to this Section 2.10, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice, once received by the Administrative Agent, shall not thereafter be revocable by the Borrower.

SECTION 2.11. Mandatory Prepayments.

(a) On each date on which the Revolver Commitments are reduced or terminated pursuant to Section 2.08 or Section 2.09, the Borrower shall repay or prepay such principal amount of the outstanding Revolver Advances, if any (together with interest accrued thereon and any amount due under Section 8.05), as may be necessary so that after such payment the aggregate unpaid principal amount of the Revolver Advances does not exceed the aggregate amount of the Revolver Commitments as then reduced. Each such payment or prepayment shall be applied (i) first to any Swing Advances outstanding, and (ii) then applied to prepay ratably to the Revolver Advances of the several Lenders outstanding on the date of payment or prepayment in the following order or priority: (a) first, to Base Rate Advances, (b) second, to Index Euro-Dollar Advances; (c) lastly, to Tranche Euro-Dollar Advances.

(b) In the event that the aggregate principal amount of all Advances at any one time outstanding shall at any time exceed the aggregate amount of the Revolver Commitments of all of the Lenders at such time, the Borrower shall immediately repay so much of the Advances as is necessary in order that the aggregate principal amount of the Advances thereafter outstanding, shall not exceed the aggregate amount of the Revolver Commitments of all of the Lenders at such time. Each such payment or prepayment shall be applied (i) first to any Swing Advances outstanding, and (ii) then applied to prepay ratably to the Revolver Advances of the several Lenders outstanding on the date of payment or prepayment in the following order or priority: (a) first, to Base Rate Advances, (b) second, to Index Euro-Dollar Advances; (c) lastly, to Tranche Euro-Dollar Advances.

(c) In the event that the aggregate principal amount of all Advances at any one time outstanding shall at any time exceed the Borrowing Base, the Borrower shall immediately repay so much of the Advances as is necessary in order that the aggregate principal amount of the Advances thereafter outstanding shall not exceed the Borrowing Base.

(d) If at any time the Borrower is not in compliance with the Minimum Liquidity Requirement, the Borrower shall immediately repay so much of the Revolver Advances as is necessary in order that, after giving effect to such repayment, the Minimum Liquidity Requirement is satisfied. Each such payment or prepayment shall be applied ratably to the Revolver Advances of the several Lenders outstanding on the date of payment or prepayment in the following order or priority: (i) first, to Base Rate Advances, and (ii) lastly to Euro-Dollar Advances.

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(e) If at any time (i) the Administrative Agent on behalf of the Secured Parties does not own or have a valid and perfected first priority security interest in any Eligible Investment or (ii) any representation or warranty with respect to any Eligible Investment included in the Borrowing Base is not true and correct in all material respects, then upon the earlier of the Borrower’s receipt of notice from the Administrative Agent or the Borrower becoming aware thereof, the Borrower, in its sole discretion, shall elect to either (x) repay the Advances outstanding (together with any amounts owing under Article VIII relating to such repayment) to the extent required by Section 2.11(c) after giving effect to the exclusion of such ineligible Portfolio Investment from the Borrowing Base, or (y) substitute an Eligible Investment for such ineligible Portfolio Investment; provided that no such substitution shall be permitted unless (1) such substitute Portfolio Investment is an Eligible Investment on the date of substitution, (2) after giving effect to the inclusion of the substitute Eligible Investment, no repayment of any Advances outstanding shall be required under Section 2.11(c) (after giving effect to the exclusion of such ineligible Portfolio Investment from the Borrowing Base), (3) all representations and warranties of the Borrower contained in Article IV shall be true and correct, in all material respects, as of the date of substitution, (4) all actions or additional actions (if any) necessary to perfect the security interest of the Administrative Agent in such substitute Portfolio Investment and related Collateral shall have been taken as of or prior to the date of substitution and (5) the Borrower shall deliver to the Administrative Agent on the date of such substitution (A) a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date and (B) a Borrowing Base Certification Report (including a calculation of the Borrowing Base after giving effect to such substitution).

(f) [Intentionally deleted].

(g) Any repayment or prepayment made pursuant to this Section shall not affect the Borrowers’ obligation to continue to make payments under any Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.

(h) Any repayment or prepayment made pursuant to this Section shall be in cash without any prepayment premium or penalty (but including all breakage or similar costs) on the customary terms of the Administrative Agent.

SECTION 2.12. General Provisions as to Payments.

(a) The Borrower shall make each payment of principal of, and interest on, the Advances and of fees hereunder without any set off, counterclaim or any deduction whatsoever, not later than 12:00 P.M. (Central time) on the date when due, in Federal or other funds immediately available in Houston, Texas, to the Administrative Agent at its address referred to in Section 9.01. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders.

(b) Whenever any payment of principal of, or interest on, the Base Rate Advances or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of or interest on, the Euro-Dollar Advances shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in

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which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Advances. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent

(d) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation

(e) Taxes.

(i) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions and (C) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

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(ii) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (i) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(iii) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(v) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) duly completed copies of Internal Revenue Service Form W-8ECI,

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(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(vi) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.13. Computation of Interest and Fees. Interest on the Advances shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Utilization fees, unused commitment fees and any other fees payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.14. Increase in Commitments.

(a) The Borrower shall have the right, at any time prior to the date that is one hundred eighty (180) days prior to the Termination Date by written notice to and in consultation with the Administrative Agent, to request an increase in the aggregate Revolver Commitments (each such requested increase, a “Commitment Increase”), by having one or more existing Lenders increase their respective Revolver Commitments then in effect (each, an “Increasing Lender”), by adding as a Lender with a new Revolver Commitment hereunder one or more Persons that are not already Lenders (each, an “Additional Lender”), or a combination thereof, provided that (i) any such request for a Commitment Increase shall be in a minimum amount of $5,000,000, (ii) immediately after giving effect to any Commitment Increase, (y) the aggregate Revolver Commitments shall not exceed $75,000,000 and (z) the aggregate of all Commitment Increases effected shall not exceed $60,000,000, (iii) no Default or Event of Default shall have

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occurred and be continuing on the applicable Commitment Increase Date (as hereinafter defined) or shall result from any Commitment Increase, (iv) immediately after giving effect to any Commitment Increase (including any Borrowings in connection therewith and the application of the proceeds thereof), the Borrower shall be in compliance with the covenants contained in Article V, (v) no consent of any Lender to such Commitment Increase shall be required and no Lender shall be obligated to participate as a Lender in such Commitment Increase, and (vi) the Borrower shall give the existing Lenders the right of first refusal for participating in any such Commitment Increase by providing such notice to the Administrative Agent ten (10) Domestic Business Days before executing a commitment with any Person that is not already a Lender. An existing Lender shall have priority over Additional Lenders to participate in such requested Commitment Increase if such existing Lender provides written notice of its election to participate within ten (10) Domestic Business Days of such existing Lender’s receipt of such notice. Such notice from the Borrower shall specify the requested amount of the Commitment Increase. No Lender shall have any obligation to become an Increasing Lender and any decision by a Lender to increase its Commitment shall be made in its sole discretion independently from any other Lender. Other than fees payable under the Administrative Agent’s Letter Agreement, which shall be paid in accordance with its terms, any fees paid by the Borrower for a Commitment Increase to an Increasing Lender, an Additional Lender, the Administrative Agent, shall be for their own account and shall be in an amount, if any, mutually agreed upon by each such party and the Borrower, in each party’s sole discretion.

(b) Each Additional Lender must qualify as an Eligible Assignee (the selection of which shall include the prior approval of the Administrative Agent). The Borrower and each Additional Lender shall execute a joinder agreement, and the Borrower and each Lender shall execute all such other documentation as the Administrative Agent and the Borrowers may reasonably require, all in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, to evidence the Revolver Commitment adjustments referred to in Section 2.14(e); provided that the failure of any Lender that is not an Additional Lender or an Increasing Lender to execute any such documentation shall not impair the ability of the Additional Lenders, the Increasing Lenders and the Borrower to effect a Commitment Increase pursuant to this Section 2.14.

(c) If the aggregate Revolver Commitments are increased in accordance with this Section 2.14, the Borrower (in consultation with the Administrative Agent), Increasing Lender(s) (if any) and Additional Lender(s) (if any) shall agree upon the effective date (the “Commitment Increase Date,” which shall be a Domestic Business Day not less than thirty (30) days prior to the Termination Date). The Administrative Agent shall promptly notify the Lenders of such increase and the Commitment Increase Date.

(d) Notwithstanding anything set forth in this Section 2.14 to the contrary, the Borrower shall not incur any Revolver Advances pursuant to any Commitment Increase (and no Commitment Increase shall be effective) unless the conditions set forth in Section 2.14(a) as well as the following conditions precedent are satisfied on the applicable Commitment Increase Date:

(i) The Administrative Agent shall have received the following, each dated the Commitment Increase Date and in form and substance reasonably satisfactory to the Administrative Agent:

(A) a supplement to this Agreement signed by the Required Lenders and each other Lender committing to the Commitment Increase, setting forth the reallocation of Commitments referred to in Section 2.14(e), all other documentation required by the Administrative Agent pursuant to Section 2.14(b) and such other modifications, documents or items as the Administrative Agent, the Lenders or their counsel may reasonably request;

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(B) an instrument, duly executed by the Borrower and each Guarantor acknowledging and reaffirming its obligations under this Agreement, the Collateral Documents, and the other Loan Documents to which it is a party;

(C) a certificate of the secretary or an assistant secretary of the Borrower and each Guarantor, certifying to and attaching the resolutions adopted by the board of directors (or similar governing body) of such party approving or consenting to such Commitment Increase;

(D) a certificate of the Chief Financial Officer or another Responsible Officer of the Borrower, certifying that (x) as of the Commitment Increase Date, all representations and warranties of the Borrower and the Guarantors contained in this Agreement and the other Loan Documents are true and correct in all material respects (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct as of such date), (y) immediately after giving effect to such Commitment Increase (including any Borrowings in connection therewith and the application of the proceeds thereof), the Borrower is in compliance with the covenants contained in Article V, and (z) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to such Commitment Increase (including any Borrowings in connection therewith and the application of the proceeds thereof);

(E) unless waived by the Administrative Agent and the Additional Lender(s), if any, an opinion or opinions of counsel for the Borrower and the Guarantors, in a form satisfactory to Administrative Agent and covering such matters as Administrative Agent may reasonably request, addressed to the Administrative Agent and the Lenders, together with such other documents, instruments and certificates as the Administrative Agent shall have reasonably requested; and

(F) such other documents or items that the Administrative Agent, the Lenders or their counsel may reasonably request.

(ii) In the case of any Borrowing of Revolver Advances in connection with such Commitment Increase for the purpose of funding an Acquisition, the applicable conditions set forth in this Agreement with respect to Acquisitions shall have been satisfied.

(e) On the Commitment Increase Date, (i) the aggregate principal outstanding amount of the Revolver Advances (the “Initial Advances”) immediately prior to giving effect to the Commitment Increase shall be deemed to be repaid, (ii) immediately after the effectiveness of the Commitment Increase, the Borrower shall be deemed to have made new Borrowings of Revolver Advances (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Advances and of the types and for the Interest Periods specified in a Notice of Borrowing delivered to the Administrative Agent in accordance with Section 2.01, (iii) each Lender shall pay to the Administrative Agent in immediately available funds an amount equal to the difference, if positive, between (y) such Lender’s pro rata percentage (calculated after giving effect to the Commitment Increase) of the Subsequent Borrowings and (z) such Lender’s pro rata percentage (calculated without giving effect to the

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Commitment Increase) of the Initial Advances, (iv) after the Administrative Agent receives the funds specified in clause (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds equal to the difference, if positive, between (y) such Lender’s pro rata percentage (calculated without giving effect to the Commitment Increase) of the Initial Advances and (z) such Lender’s pro rata percentage (calculated after giving effect to the Commitment Increase) of the amount of the Subsequent Borrowings, (v) the Lenders shall be deemed to hold the Subsequent Borrowings ratably in accordance with their respective Revolver Commitments (calculated after giving effect to the Commitment Increase), (vi) the Borrower shall pay all accrued but unpaid interest on the Initial Advances to the Lenders entitled thereto, and (vii) the signature pages hereto shall be deemed amended to reflect the Revolver Commitments of all Lenders after giving effect to the Commitment Increase. The deemed payments made pursuant to clause (i) above in respect of each Tranche Euro-Dollar Advance shall be subject to indemnification by the Borrower pursuant to the provisions of Section 8.05 if the Commitment Increase Date occurs other than on the last day of the Interest Period relating thereto.

SECTION 2.15. Extension Options. On or prior to each of May 24, 2013 (the first anniversary of the Closing Date) and May 24, 2014 (the second anniversary of the Closing Date), the Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) request that the Administrative Agent and the Lenders extend the date set forth in the definition of Termination Date by one year, and the Administrative Agent and the Lenders may, each in their sole and individual discretion, elect to do so, it being understood that (i) no extension shall be effective unless all Lenders unanimously agree to extend and (ii) any Lender who has not responded to such extension request within fifteen (15) Domestic Business Days following the date of the Administrative Agent’s notice of such extension request to the Lenders, shall be deemed to have rejected such request. In the event that one extension request is exercised and accepted by all Lenders, this Agreement shall be automatically amended as of May 24, 2013 to provide that the definition of Termination Date would be extended to May 24, 2016. In the event that two extension requests are exercised and accepted by all Lenders, upon effectiveness of the second extension, this Agreement shall be automatically amended as of May 24, 2014 to provide that the definition of Termination Date would be extended to May 24, 2017. Any extension pursuant to this Section 2.15 shall be effective as of the date of the amendment to this Agreement effecting such extension and each such amendment shall be conditioned upon: (x) no Default or Event of Default and (y) continued accuracy of the representations and warranties, in each case as of the date of such amendment in all material respects. The first extension request shall expire if not made on or prior to May 24, 2013 and shall not take effect prior to May 24, 2013. The second extension request shall expire if not made on or prior to May 24, 2014 and shall not take effect prior to May 24, 2014. There shall be no more than two (2) extension requests, resulting in total extensions no longer than two (2) years, so that the Termination Date is no later than May 24, 2017.

ARTICLE III

CONDITIONS TO BORROWINGS

SECTION 3.01. Conditions to Closing and First Borrowing. The obligation of each Lender to make an Advance on the Closing Date is subject to the satisfaction of the conditions set forth in Section 3.02 and the following additional conditions:

(a) receipt by the Administrative Agent from each of the parties hereto of a duly executed counterpart of this Agreement signed by such party;

(b) receipt by the Administrative Agent of a duly executed Revolver Note for the account of each Lender, complying with the provisions of Section 2.04;

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(c) receipt by the Administrative Agent of an opinion of counsel to the Loan Parties, dated as of the Closing Date (or in the case of an opinion delivered pursuant to Section 5.28 hereof such later date as specified by the Administrative Agent) in a form satisfactory to Administrative Agent and covering such matters set forth in Exhibit E hereto and such additional matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request;

(d) receipt by the Administrative Agent of a certificate (the “Closing Certificate”), dated the date of the first Borrowing, substantially in the form of Exhibit F hereto, signed by a chief financial officer or other authorized officer of each Loan Party, to the effect that, to his knowledge, (i) no Default has occurred and is continuing on the date of the first Borrowing and (ii) the representations and warranties of the Loan Parties contained in Article IV are true on and as of the date of the first Borrowing hereunder;

(e) receipt by the Administrative Agent of all documents which the Administrative Agent or any Lender may reasonably request relating to the existence of each Loan Party, the authority for and the validity of this Agreement, the Notes and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent, including without limitation a certificate of incumbency of each Loan Party (the “Officer’s Certificate”), signed by the Secretary, an Assistant Secretary, a member, manager, partner, trustee or other authorized representative of the respective Loan Party, substantially in the form of Exhibit G hereto, certifying as to the names, true signatures and incumbency of the officer or officers of the respective Loan Party, authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the Loan Party’s Organizational Documents; (ii) the Loan Party’s Operating Documents; (iii) if applicable, a certificate of the Secretary of State of such Loan Party’s state of organization as to the good standing or existence of such Loan Party, and (iv) the Organizational Action, if any, taken by the board of directors of the Loan Party or the members, managers, trustees, partners or other applicable Persons authorizing the Loan Party’s execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Loan Party is a party;

(f) completion of due diligence to the satisfaction of the Administrative Agent with respect to the Borrower and its Subsidiaries, including but not limited to review of the Investment Policies, risk management procedures, accounting policies, systems integrity, compliance, management and organizational structure and the loan and investment portfolio of the Borrower and its Subsidiaries;

(g) the Security Agreement and the other Collateral Documents, each in form and content satisfactory to the Administrative Agent shall have been duly executed by the applicable Loan Parties and such documents shall have been delivered to the Administrative Agent and shall be in full force and effect and each document (including each UCC financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties, upon filing, recording or possession by the Administrative Agent, as the case may be, a valid, legal and perfected first-priority security interest in and lien on the Collateral described in the Collateral Documents shall have been delivered to the Administrative Agent; Borrower shall also deliver or cause to be delivered the certificates (with undated stock powers executed in blank) for all shares of stock or other equity interests pledged to the Administrative Agent for the benefit of Lenders pursuant to the Pledge Agreement;

(h) the Administrative Agent shall have received the results of a search of the UCC filings (or equivalent filings) made with respect to HMS Income LLC and the Loan Parties in the

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states (or other jurisdictions) in which the Loan Parties are organized, the chief executive office of each such Person is located, any offices of such persons in which records have been kept relating to Collateral described in the Collateral Documents and the other jurisdictions in which UCC filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens other than Permitted Encumbrances indicated in any such financing statement (or similar document) have been released or subordinated to the satisfaction of Administrative Agent;

(i) receipt by the Administrative Agent of a Borrowing Base Certification Report, dated as of the date of the initial Notice of Borrowing and satisfactory in all respects to the Administrative Agent;

(j) the Borrower shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Administrative Agent’s Letter Agreement to be paid as of such date, and shall have reimbursed the Administrative Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Loan Documents, including the reasonable legal, audit and other document preparation costs incurred by the Administrative Agent; and

(k) such other documents or items as the Administrative Agent, the Lenders or their counsel may reasonably request.

For purposes of determining compliance with the conditions specified in this Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 3.02. Conditions to All Borrowings. The obligation of each Lender to make an Advance on the occasion of each Borrowing or Swing Borrowing is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02, together with a Borrowing Base Certification Report dated as of the date of delivery and satisfactory in all respects to the Administrative Agent;

(b) receipt by the Administrative Agent of such documentation as the Administrative Agent shall reasonably require confirming that the Borrower shall be in compliance with the Minimum Liquidity Requirement, if applicable;

(c) the fact that, immediately before and after such Borrowing or Swing Borrowing, no Default shall have occurred and be continuing;

(d) the fact that the representations and warranties of the Loan Parties contained in Article IV of this Agreement and the other representations and warranties contained in the Loan Documents shall be true, in all material respects, on and as of the date of such Borrowing or Swing Borrowing (except to the extent that any such representations and warranties speak as to a specific date, in which case such representations and warranties shall be true as of such date);

(e) the fact that, immediately after such Borrowing or Swing Borrowing: (A) the aggregate outstanding principal amount of the Revolver Advances of each Lender will not exceed

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the amount of its Revolver Commitment and (B) the aggregate outstanding principal amount of the Revolver Advances will not exceed the aggregate amount of the Revolver Commitments of all of the Lenders as of such date;

(f) with respect to each Pre-Positioned Investment that is funded with the proceeds of such Advance, the Administrative Agent and the Collateral Custodian shall have received a faxed copy of the executed note, if any, evidencing such Pre-Positioned Investment, and, if requested in writing by the Administrative Agent, the Administrative Agent shall have received a copy of the credit analysis, underwriting materials and any similar document previously prepared by the Borrower in connection with its investment decision in such Pre-Positioned Investment; and

(g) the fact that, immediately after such Borrowing or Swing Borrowing the aggregate outstanding principal amount of the Revolver Advances will not exceed the lesser of: (A) the aggregate amount of the Revolver Commitments of all of the Lenders as of such date; and (B) the Borrowing Base.

Each Borrowing or Swing Borrowing and each Notice of Continuation or Conversion hereunder shall be deemed to be a representation and warranty by the Loan Parties on the date of such Borrowing or Swing Borrowing as to the truth and accuracy of the facts specified in clauses (c), (d) and (e) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower and Guarantors represent and warrant that:

SECTION 4.01. Existence and Power. As of the Closing Date, the Borrower is a limited liability company, and on and after the date of the closing of the Permitted Merger, the Borrower is a corporation, and each Guarantor, if any, is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02. Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement, the Notes, the Collateral Documents and the other Loan Documents to which such Loan Party is a party (i) are within such Loan Party’s organizational powers, (ii) have been duly authorized by all necessary Organizational Action, (iii) require no action by or in respect of, or filing with, any Governmental Authority that has not been obtained or made when required, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Organizational Documents and Operating Documents of such Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Loan Party or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of such Loan Party or any of its Subsidiaries (other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations).

SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Loan Parties enforceable in accordance with its terms, and the Notes, the Collateral Documents and the other Loan Documents, when executed and delivered in accordance with

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this Agreement, will constitute valid and binding obligations of the Loan Parties party to such Loan Document enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

SECTION 4.04. Financial Information.

(a) The audited consolidated balance sheet of the Borrower as of December 31, 2011 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by Grant Thornton LLP, copies of which have been delivered to the Administrative Agent for delivery to each of the Lenders, and drafts of the unaudited consolidated financial statements of the Borrower for the interim period ended March 31, 2012, copies of which have been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

(b) Since December 31, 2011 there has been no event, act, condition or occurrence having a Material Adverse Effect.

SECTION 4.05. Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Loan Parties threatened, against or affecting the Loan Parties or any of their respective Subsidiaries before any court or arbitrator or any Governmental Authority which in any manner draws into question the validity or enforceability of, or could impair the ability of the Loan Parties to perform their respective obligations under, this Agreement, the Notes, the Collateral Documents or any of the other Loan Documents.

SECTION 4.06. Compliance with ERISA.

(a) The Loan Parties and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b) Neither the Loan Parties nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

(c) The assets of the Loan Parties or any Subsidiary of any Loan Party do not and will not constitute “plan assets,” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Code.

SECTION 4.07. Payment of Taxes. There have been filed on behalf of the Loan Parties and their respective Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Loan Parties or any Subsidiary have been paid other than those being contested in good faith and by appropriate proceedings diligently conducted and with respect to which such Person has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Loan Parties and their respective Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Loan Parties, adequate. No Loan Party has been given or been requested to give a waiver of the statute of limitation relating to the payment of Federal, state, local or foreign taxes.

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SECTION 4.08. Subsidiaries. Each of the Subsidiaries (other than any Foreclosed Subsidiary) of each Loan Party is a corporation, a limited liability company or other legal entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. No Loan Party has any Subsidiaries except those Subsidiaries listed on Schedule 4.08 and as set forth in any Compliance Certificate provided to the Administrative Agent and Lenders pursuant to Section 5.01(c) after the Closing Date, which accurately sets forth each such Subsidiary’s complete name and jurisdiction of organization.

SECTION 4.09. Investment Company Act, Etc. From and after the date of the Permitted Merger, The Borrower will qualify as a RIC and as an “investment company” that has elected to be a “business development company” as defined in Section 2(a)(48) of the Investment Company Act and is subject to regulation as such under the Investment Company Act including Section 18, as modified by Section 61, of the Investment Company Act. The business and other activities of the Borrower, including but not limited to, the making of the Advances by the Lenders, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents to which the Borrower is a party do not result in any violations, with respect to the Borrower, of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder.

SECTION 4.10. All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Loan Parties of this Agreement and any Loan Document to which any Loan Party is a party, have been obtained.

SECTION 4.11. Ownership of Property; Liens. Each of the Loan Parties and their respective Subsidiaries has title or the contractual right to possess its properties sufficient for the conduct of its business and none of such properties is subject to any Lien except as permitted in Section 5.14.

SECTION 4.12. No Default. No Loan Party or any of their respective Subsidiaries is in default in any material respect under or with respect to any material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound. No Default or Event of Default has occurred and is continuing.

SECTION 4.13. Full Disclosure. The Loan Parties have disclosed to the Lenders in writing any and all facts which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to materially affect or alter the business of the Loan Parties as presently conducted.

SECTION 4.14. Environmental Matters.

(a) No Loan Party or any Subsidiary of a Loan Party is subject to any Environmental Liability which would reasonably be expected to have a Material Adverse Effect and no Loan Party or any Subsidiary of a Loan Party has been designated as a potentially responsible party under CERCLA. None of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

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(b) No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Loan Parties, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in minimal amounts in the ordinary course of business of such Loan Party or Subsidiary of a Loan Party in compliance with all applicable Environmental Requirements.

(c) The Loan Parties, and each of their respective Subsidiaries, has procured all Environmental Authorizations necessary for the conduct of the business contemplated on such Property, and is in compliance in all material respects with all Environmental Requirements in connection with the operation of the Properties and the Loan Party’s, and each of their respective Subsidiary’s, respective businesses.

SECTION 4.15. Compliance with Laws. Each Loan Party and each Subsidiary of a Loan Party is in compliance in all material respects with all applicable laws, including, without limitation, all Environmental Laws and all regulations and requirements of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. (including with respect to timely filing of reports).

SECTION 4.16. Capital Securities. All Capital Securities, debentures, bonds, notes and all other securities of each Loan Party and their respective Subsidiaries presently issued and outstanding are validly and properly issued in accordance, in all material respects, with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. The issued shares of Capital Securities of each of the Loan Party’s respective Subsidiaries are owned by the Loan Parties free and clear of any Lien or adverse claim.

SECTION 4.17. Margin Stock. No Loan Party nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X of the Board of Governors of the Federal Reserve System. Following the application of the proceeds from each Advance, not more than 25% of the value of the assets, either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis, will be “Margin Stock.”

SECTION 4.18. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Advances under this Agreement, no Loan Party will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code or Section 2 of either the Uniform Fraudulent Transfer Act or the Uniform Fraudulent Conveyance Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

SECTION 4.19. Collateral Documents. Upon execution by the applicable Loan Parties, the Collateral Documents shall be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral, securing the Obligations, and, upon (i) the filing of one or more UCC financing statements in the appropriate jurisdictions, (ii) delivery of the certificates evidencing shares of stock, membership interests and other equity interests and delivery of the original notes and other instruments representing debt or

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other obligations owing to the Loan Parties to the Collateral Custodian as bailee for the Administrative Agent and (iii) execution and delivery of deposit account control agreements (in form and substance acceptable to the Administrative Agent) with any depositary bank (other than Capital One) at which any Loan Party maintains a deposit account, the Administrative Agent shall have or continue to have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the applicable Loan Parties, in such Collateral and the proceeds thereof that can be perfected upon filing of one or more UCC financing statements and execution and delivery of such equity interests, notes and other instruments and such control agreements, in each case prior and superior in any right to any other Person. The representations and warranties of the Loan Parties contained in the Collateral Documents are true and correct.

SECTION 4.20. Labor Matters. There are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payment made to employees of the Loan Parties and each Subsidiary of any Loan Party have been in compliance with the Fair Labor Standards Act and any other applicable federal, state or foreign law dealing with such matters. All payments due from the Loan Parties or any of their respective Subsidiaries, or for which any claim may be made against the Loan Parties or any of their respective Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary, as appropriate. No Loan Party or any Subsidiary of a Loan Party is party to a collective bargaining agreement.

SECTION 4.21. Patents, Trademarks, Etc. The Loan Parties and their respective Subsidiaries own, or are licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are material to the businesses, assets, operations, properties or condition (financial or otherwise) of the Loan Parties and their respective Subsidiaries taken as a whole. The use of such patents, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the foregoing by the Loan Parties and their respective Subsidiaries, does not infringe on the rights of any Person.

SECTION 4.22. Insurance. The Loan Parties and each of their Subsidiaries has (either in the name of such Loan Party or in such Subsidiary’s name), with financially sound and reputable insurance companies, insurance in at least such amounts and against at least such risks (including on all its property, and public liability and worker’s compensation) as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

SECTION 4.23. Anti-Terrorism Laws. None of the Loan Parties, or any of their respective Subsidiaries, is in violation of any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act.

SECTION 4.24. Ownership Structure. As of the Closing Date, Schedule 4.24 is a complete and correct list of all Subsidiaries of the Borrower and of each Loan Party setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Capital Securities in such Subsidiary, (iii) the nature of the Capital Securities held by each such Person, and (iv) the percentage of ownership of such Subsidiary represented by such Capital Securities. Except as disclosed in such Schedule, as of the Closing Date (i) the Borrower and its Subsidiaries owns, free and clear of all Liens and has the unencumbered right to vote, all outstanding Capital Securities in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding Capital Securities of each Person is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional Capital Securities of any type in, any such Person.

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SECTION 4.25. Reports Accurate; Disclosure. All information, Exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Loan Parties to the Administrative Agent or any Lender in connection with this Agreement or any Loan Document, including without limitation all reports furnished pursuant to Section 4.04, are true, complete and accurate in all material respects; it being recognized by the Administrative Agent and the Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results. Neither this Agreement, nor any Loan Document, nor any agreement, document, certificate or statement furnished to the Administrative Agent or the Lenders in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact known to any Loan Party which materially and adversely affects the Borrower and its Subsidiaries, or in the future is reasonably likely to have a Material Adverse Effect.

SECTION 4.26. Location of Offices. The state of organization of Borrower (within the meaning of Article 9 of the UCC) is Maryland. Other than with respect to the Permitted Merger, neither the Borrower nor any Guarantor has changed its name, identity, structure, existence or state of formation, whether by amendment of its Organizational Documents, by reorganization or otherwise, or has changed its state of organization (within the meaning of Article 9 of the UCC) within the four (4) months preceding the Closing Date or any subsequent date on which this representation is made.

SECTION 4.27. Affiliate Transactions. Except as permitted by Section 5.27, neither the Borrower nor any Subsidiary nor any other Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower, any Subsidiary or any other Loan Party is a party.

SECTION 4.28. Broker’s Fees. Except as set forth in the Administrative Agent’s Letter Agreement, no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. Except as set forth in the Administrative Agent’s Letter Agreement, no other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower or any of its Subsidiaries ancillary to the transactions contemplated hereby.

SECTION 4.29. Survival of Representations and Warranties, Etc. All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower, any Subsidiary or any other Loan Party to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Closing Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Loan Parties in favor of the Administrative Agent and each of the Lenders under this Agreement. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Advances.

SECTION 4.30. Loans and Investments. No Loan Party nor any of their respective Subsidiaries has made a loan, advance or Investment which is outstanding or existing on the

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Closing Date except (i) Portfolio Investments in the ordinary course of business and consistently with the Investment Policies, (ii) Investments in Subsidiaries and Affiliates as set forth on Schedule 4.24, (iii) Investments in Cash and Cash Equivalents, and (iv) other Investments in existence on the Closing Date and described on Schedule 4.30.

SECTION 4.31. No Default or Event of Default. No event has occurred and is continuing and no condition exists, or would result from any Advance or from the application of the proceeds therefrom, which constitutes or would reasonably be expected to constitute a Default or Event of Default.

SECTION 4.32. USA Patriot Act; OFAC.

(a) No Loan Party nor any Affiliate of a Loan Party is (1) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering (“FATF”), or whose subscription funds are transferred from or through such a jurisdiction; (2) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign lender that does not have a physical presence in any country and that is not affiliated with a Lender that has a physical presence and an acceptable level of regulation and supervision; or (3) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns.

(b) No Loan Party or any Affiliate of a Loan Party (i) is a Sanctioned Entity, (ii) has a more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Entities. The proceeds of any Advance will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Entity. No Loan Party or any Affiliate of a Loan Party are in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(c) Notwithstanding anything contained in the foregoing to the contrary, no Loan Party shall have any duty to investigate or confirm that any shareholder of Borrower or any officer, director, manager, employee, owner or Affiliate of a Portfolio Investment is in compliance with the provisions of this Section 4.32, and any violation by any such Person shall not be a Default under this Agreement.

SECTION 4.33. Material Contracts. Schedule 4.33 is, as of the Closing Date, a true, correct and complete listing of all contracts to which any Loan Party is a party, the breach of or failure to perform which, either by a Loan Party or other party to such contract, could reasonably be expected to have a Material Adverse Effect (“Material Contract”). The Borrower, its Subsidiaries and the other Loan Parties that is a party to any Material Contract has performed and is in compliance with all of the material terms of such Material Contract, and no Loan Party has knowledge of any default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, that exists with respect to any such Material Contract.

SECTION 4.34. Collateral-Mortgage Property. With respect to each Mortgaged Property, if any, within the Collateral the Administrative Agent has: (i) a first priority lien upon the fee simple title to the Mortgaged Property, if any; (ii) a first priority lien upon the leases and rents applicable to the Mortgaged Property, if any; (iii) a first priority lien upon all equipment and fixtures applicable to the Mortgaged Property, if any; and (iv) all Mortgaged Property Security Documents, if any, reasonably requested by the Administrative Agent.

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SECTION 4.35. Mortgaged Properties. As of the Closing Date, Schedule 1.01 is a correct and complete list of all Mortgaged Properties, if any, included in the Collateral.

SECTION 4.36. Common Enterprise. The successful operation and condition of the Loan Parties is dependent on the continued successful performance of the functions of the group of Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 4.37. Investment Policies. Since the Closing Date, there have been no material changes in the Investment Policies other than in accordance with this Agreement, and the Borrower has at all times complied in all material respects with the Investment Policies with respect to each Portfolio Investment. After the Permitted Merger, the Investment Policies, to the extent described in the Borrower’s annual report on Form 10-K most recently filed with the Securities and Exchange Commission or in any subsequent filings as filed with the Securities and Exchange Commission, are or will be fully and accurately described in all material respects.

SECTION 4.38. Eligibility of Portfolio Investments. On the date of each Borrowing or Swing Borrowing, (i) the information contained in the Borrowing Base Certification Report delivered pursuant to Section 3 is an accurate and complete listing in all material respects of all the Eligible Investments that are part of the Collateral as of such date, and the information contained therein with respect to the identity of such Portfolio Investment and the amounts owing thereunder is true and correct in all material respects as of such date and (ii) each such Portfolio Investment is an Eligible Investment.

SECTION 4.39. Portfolio Investments. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Portfolio Investments other than any financing statement that has been terminated and financing statements naming the Administrative Agent for the benefit of the Secured Parties as secured party. The Borrower is not aware of the filing of any judgment or tax Lien filings against the Borrower. Each Portfolio Investment was originated or acquired without any fraud or material misrepresentation by the Borrower or, to the best of the Borrower’s knowledge, on the part of the Obligor.

SECTION 4.40. Selection Procedures. No procedures believed by the Borrower to be adverse to the interests of the Administrative Agent and the Lenders were utilized by the Borrower in identifying and/or selecting the Portfolio Investments that are part of the Eligible Investments and are included in the Borrowing Base.

SECTION 4.41. Coverage Requirement. The Advances outstanding do not exceed the lesser of (i) the aggregate amount of the Revolver Commitments of all the Lenders and (ii) the Borrowing Base.

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ARTICLE V

COVENANTS

The Borrower and Guarantors agree, jointly and severally, that, so long as any Lender has any Revolver Commitment hereunder or any Obligation remains unpaid:

SECTION 5.01. Information. The Borrower will deliver to the Administrative Agent, who will then promptly deliver to each of the Lenders:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year, an audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified by an independent public accountants reasonably acceptable to the Administrative Agent, with such certification to be free of exceptions and qualifications not acceptable to the Required Lenders; provided, that to the extent that any Special Purpose Subsidiary or Foreclosed Subsidiary that is treated as a consolidated entity and reflected on the consolidated balance sheet of the Borrower and its Subsidiaries, concurrently with the delivery of the financial statements referred to in this paragraph (a), the Borrower shall provide to the Administrative Agent a balance sheet for each such Special Purpose Subsidiary and such Foreclosed Subsidiary as of the end of such Fiscal Year and the related statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of such Special Purpose Subsidiary and such Foreclosed Subsidiary for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year;

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of the Borrower; provided, that to the extent that any Special Purpose Subsidiary or any Foreclosed Subsidiary that is treated as a consolidated entity and reflected on the consolidated balance sheet of the Borrower and its Subsidiaries, concurrently with the delivery of the financial statements referred to in this paragraph (b), the Borrower shall provide to the Administrative Agent a balance sheet for each such Special Purpose Subsidiary and such Foreclosed Subsidiary as of the end of such Fiscal Quarter and the related statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of such Special Purpose Subsidiary and such Foreclosed Subsidiary for such Fiscal Quarter, setting forth in each case in comparative form the figures for the previous Fiscal Quarter;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit H and with compliance calculations in form and content satisfactory to the Administrative Agent (a “Compliance Certificate”), of the chief financial officer or other authorized officers of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Loan Parties were in compliance with the requirements of Sections 5.04, 5.05, 5.07, 5.09, 5.10, 5.11, 5.12 and 5.37 on the date of such financial statements, (ii) setting forth the identities of the respective Subsidiaries on the date of such financial statements, and (iii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Loan Parties are taking or propose to take with respect thereto;

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(d) as soon as available and in any event within 30 days after the end of each calendar month, a monthly summary from the Collateral Custodian with respect to the Collateral subject to the Custodial Agreements with the Collateral Custodian, such summary to be in form and substance acceptable to the Administrative Agreement;

(e) within 5 Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or other authorized officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(g) if and when the Borrower or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(h) promptly after the Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding (and any material development in respect of such proceedings) involving a claim against a Loan Party and/or any Subsidiary of a Loan Party for $1,000,000 or more in excess of amounts covered in full by applicable insurance (subject to customary deductibles);

(i) a Borrowing Base Certification Report, substantially in the form of Exhibit D and otherwise in form and content reasonably satisfactory to the Administrative Agent, which report is certified as to truth and accuracy by the Chief Financial Officer or other authorized officer of the Borrower and which report shall be delivered (A) while any Advances or other amounts are outstanding, by the 5th Domestic Business Day following the last day of each month and (B) otherwise, by the 10th Domestic Business Day following the last day of each Fiscal Quarter.

(j) promptly at the request of the Administrative Agent, (i) copies of the Investment Documents with respect to any Portfolio Investment and (ii) to the extent not subject to a nondisclosure provision, any valuation report received by the Borrower with respect to the Borrower’s and its Subsidiaries’ loan and investment portfolio, conducted by Deloitte Financial Advisory Services LLP or such other third party appraiser reasonably acceptable to the Administrative Agent; provided that, the Borrower shall use its best efforts to obtain the consent of Deloitte Financial Advisory Services LLP or such other appraiser to release such report to the Administrative Agent;

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(k) promptly after the Borrower knows of a Value Triggering Event, notice of such event and the value of the affected Loan;

(l) promptly upon the occurrence of any Internal Control Event which is required to be publicly disclosed of which a Responsible Officer (other than a Responsible Officer committing the fraud constituting such Internal Control Event) has knowledge; and

(m) from time to time such additional information regarding the financial position or business of the Borrower, its Subsidiaries, and each Loan Party as the Administrative Agent, at the request of any Lender, may reasonably request.

For purposes of clauses (a), (b) and (f) of this Section 5.01, all financial statements and other information contained therein filed with the Securities and Exchange Commission shall be deemed delivered hereunder; provided, however, that nothing in the foregoing shall be deemed to relieve the Borrower of its obligation to deliver a Compliance Certificate pursuant to clause (c).

SECTION 5.02. Inspection of Property, Books and Records. The Borrower will (i) keep, and will cause each of its Subsidiaries to keep, its books and records in conformity with GAAP for all dealings and transactions in relation to its business and activities; (ii) permit, and will cause each Subsidiary of the Borrower and each Loan Party to permit, at reasonable times with at least five (5) Domestic Business Days’ prior notice (or such lesser time period agreed upon by the Administrative Agent and the Borrower), which notice shall not be required in the case of an emergency, the Administrative Agent or its designee, at the expense of the Borrower and Loan Parties, to perform periodic field audits and investigations of the Borrower, the Loan Parties and the Collateral, from time to time; and (iii) permit, and will cause each Subsidiary to permit, with at least five (5) Domestic Business Days’ prior notice (or such lesser time period agreed upon by the Administrative Agent and the Borrower), the Administrative Agent or its designee, at the expense of the Borrower and the Loan Parties, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants; provided that the Borrower shall only be required to reimburse the Administrative Agent for only one such inspection each Fiscal Quarter unless a Default shall have occurred and be continuing. The Loan Parties agree to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

SECTION 5.03. Maintenance of RIC Status and Business Development Company. From and after the date of the Permitted Merger, the Borrower will maintain its status as a RIC under the Code and as a “business development company” under the Investment Company Act.

SECTION 5.04. Minimum Liquidity. The Borrower will maintain, at any time when the aggregate Revolver Advances minus Cash and Cash Equivalents exceed 85% of the Adjusted Borrowing Base, Liquidity of not less than 15% of the aggregate outstanding principal amount of the sum of all Revolver Advances as of the date of determination (the “Minimum Liquidity Requirement”).

SECTION 5.05. Capital Expenditures. Capital Expenditures will not exceed in the aggregate in any Fiscal Year the sum of $500,000; provided that after giving effect to the incurrence of any Capital Expenditures permitted by this Section, no Default shall have occurred and be continuing (with the effect that amounts not incurred in any Fiscal Year may not be carried forward to a subsequent period).

SECTION 5.06. Sale/Leasebacks. The Loan Parties shall not, nor shall they permit any Subsidiary to, enter into any Sale/Leaseback Transaction

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SECTION 5.07. Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth shall not be less than the sum of (i) 80.0% of the Consolidated Tangible Net Worth on the Closing Date plus (ii) 80.0% of the cumulative Net Proceeds of Capital Securities/Conversion of Debt received after the Closing Date, calculated quarterly at the end of each Fiscal Quarter.

SECTION 5.08. Acquisitions. No Loan Party or any Subsidiary of a Loan Party shall make any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition.

SECTION 5.09. Interest Coverage Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2012, an Interest Coverage Ratio of not less than 2.00:1.00, determined as follows: (i) for the Fiscal Quarter ending June 30, 2012, for such Fiscal Quarter, (iii) for the Fiscal Quarter ending September 30, 2012, for the two Fiscal Quarters then ended, (iii) for the Fiscal Quarter ending December 31, 2012, for the three Fiscal Quarters then ended, and (iv) for the Fiscal Quarter ending March 31, 2013 and thereafter, for the four Fiscal Quarters then ended.

SECTION 5.10. Asset Coverage Ratio. The Borrower will maintain an Asset Coverage Ratio, as of the end of each Fiscal Quarter ending on the date set forth below under the heading “Testing Period” of not less than the ratio set forth below under the heading “Ratio”:

Testing Period	Ratio

Closing Date through September 30, 2012	2.0 to 1

December 31, 2012 through the Termination Date	2.25 to 1

SECTION 5.11. Loans or Advances. No Loan Party nor any Subsidiary of a Loan Party shall make loans or advances to any Person except: (i) solely to the extent not prohibited by Applicable Laws, employee loans or advances that do not exceed Two Hundred Thousand Dollars ($200,000) in the aggregate at any one time outstanding made on an arms’-length basis in the ordinary course of business; (ii) deposits required by government agencies or public utilities; (iii) loans or advances to the Borrower or any Guarantor that is a Consolidated Subsidiary; (iv) loans or advances consisting of Portfolio Investments and (v) loans and advances outstanding on the Closing Date and set forth on Schedule 5.11; provided that after giving effect to the making of any loans, advances or deposits permitted by this Section 5.11, no Default shall have occurred and be continuing. All loans or advances permitted under this Section 5.11 (excluding Noteless Loans) shall be evidenced by written promissory notes. Except as approved by the Administrative Agent in writing, no Loan Party nor any Subsidiary of a Loan Party shall request or receive a promissory note or other instrument from any Obligor in connection with a Noteless Loan.

SECTION 5.12. Restricted Payments. The Loan Parties will not declare or make any Restricted Payment during any Fiscal Year, except that:

(a) any Subsidiary of the Borrower may pay Restricted Payments to the Borrower, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other Wholly Owned Subsidiaries; and

(b) the Borrower may declare or make Restricted Payments from time to time in accordance with Applicable Law to owners of its Capital Securities so long as (i) at the time

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when any such Restricted Payment is to be made, no Default or Event of Default has occurred and is continuing or would result therefrom; and (ii) the chief executive officer, chief financial officer or other authorized officer of the Borrower shall have certified to the Administrative Agent and Lenders as to compliance with the preceding clause (i) in a certificate attaching calculations; provided, however, that notwithstanding the existence of a Default or an Event of Default (other than an Event of Default specified in Sections 6.01(g) or (h)), the Borrower may pay dividends in an amount equal to its investment company taxable income, net tax-exempt interest and net capital gains that is required to be distributed to its shareholders in order to maintain its status as an RIC and to avoid excise taxes imposed on RICs.

SECTION 5.13. Investments. No Loan Party nor any Subsidiary of a Loan Party shall make Investments in any Person except as permitted by Sections 5.08 and 5.11(i) through (iii) and except Investments in (i) Cash and Cash Equivalents, (ii) Investments not constituting loans or advances in the Capital Securities of their respective Subsidiaries and equity investments as set forth on Schedule 4.24 and (iii) Investments in Portfolio Investments made in the ordinary course of business and consistently with the Investment Policies.

SECTION 5.14. Negative Pledge. No Loan Party nor any Subsidiary of a Loan Party will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement encumbering assets (other than Collateral) securing Debt outstanding on the date of this Agreement, in each case as described and in the principal amounts set forth on Schedule 5.14;

(b) Liens for taxes, assessments or similar charges, incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith and with due diligence by appropriate proceedings;

(c) pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation, or to participate in any fund in connection with workers’ compensation, unemployment insurance, old-age pensions or other social security programs which in no event shall become a Lien prior to any Collateral Documents;

(d) Liens of mechanics, materialmen, warehousemen, carriers or other like liens, securing obligations incurred in the ordinary course of business that: (1) are not yet due and payable and which in no event shall become a Lien prior to any Collateral Documents; or (2) are being contested diligently in good faith pursuant to appropriate proceedings and with respect to which the Loan Party has established reserves reasonably satisfactory to the Administrative Agent and Required Lenders and which in no event shall become a Lien prior to any Collateral Documents;

(e) good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business which in no event shall become a Lien prior to any Collateral Document;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

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(g) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by Borrower in the operation of its business, and none of which is violated in any material respect by existing or proposed restrictions on land use;

(h) any Lien on Margin Stock;

(i) any Lien imposed as a result of a taking under the exercise of the power of eminent domain by any governmental body or by any Person acting under governmental authority;

(j) Liens securing reasonable and customary fees of banks and other depository institutions on Cash and Cash Equivalents held on deposit with such banks and institutions; provided that such Liens are subordinated to the Liens described in Section 5.14(l);

(k) [Intentionally omitted];

(l) Liens securing the Administrative Agent and the Secured Parties created or arising under the Loan Documents; and

(m) Liens securing Debt permitted under Section 5.31(d), provided that (i) such Liens do not at any time encumber any property other than property financed by such Debt, (ii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof.

Notwithstanding anything contained in this Section 5.14 to the contrary, no Loan Party or any Subsidiary of a Loan Party will create, assume or suffer to exist any Lien on the Collateral except the Liens in favor of the Secured Parties under the Collateral Documents and the Permitted Encumbrances.

SECTION 5.15. Maintenance of Existence, etc. Other than with respect to the Permitted Merger, each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain its organizational existence and carry on its business in substantially the same manner and in substantially the same line or lines of business or line or lines of business reasonably related to the business now carried on and maintained. Any Subsidiary pledging Collateral hereunder shall be organized as a corporation, limited liability company, limited partnership or other legal entity.

SECTION 5.16. Dissolution. No Loan Party nor any Subsidiary of a Loan Party shall suffer or permit dissolution or liquidation either in whole or in part or redeem or retire any shares of its own Capital Securities or that of any Subsidiary of a Loan Party, except: (1) through corporate or company reorganization to the extent permitted by Section 5.17; and (2) Restricted Payments permitted by Section 5.12.

SECTION 5.17. Consolidations, Mergers and Sales of Assets. Except for the Permitted Merger, no Loan Party will, nor will it permit any Subsidiary of a Loan Party to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) pursuant to the consummation of an Acquisition permitted under Section 5.08 (but not otherwise) a Loan Party may

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merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Loan Party is the Person surviving such merger, (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, and (iv) if the Borrower merges with another Loan Party, the Borrower is the Person surviving such merger; (b) Subsidiaries of a Loan Party (excluding Loan Parties) may merge with one another; and (c) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit (1) a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) in the ordinary course of business if, after giving effect thereto the Borrower and its Subsidiaries shall be in compliance on a pro forma basis, after giving effect to such transfer, discontinuation or elimination, with the terms and conditions of this Agreement and (2) divestitures of Portfolio Investments in the ordinary course of business if, after giving effect thereto the Borrower and its Subsidiaries shall be in compliance on a pro forma basis, after giving effect to any such divestiture, with the terms and conditions of this Agreement; provided, however, that upon the occurrence and during the continuance of a Default or an Event of Default, the Borrower shall not sell, transfer or otherwise dispose of any asset (including without limitation any Portfolio Investment) without the prior written consent of the Administrative Agent. Notwithstanding anything contained in this Agreement to the contrary, as a condition to the Permitted Merger, the Borrower shall cause (i) the Adviser to enter into an agreement by and among the Administrative Agent, the Lenders, Borrower and Adviser with respect to Adviser’s obligations it will have to Administrative Agent, such agreement to be in form and substance mutually acceptable to Administrative Agent and Adviser; and (ii) the Adviser and the Sub-Adviser shall have duly executed and delivered the Advisory Agreement and the Sub-Advisory Agreement, each in form and content satisfactory to the Administrative Agent and each shall be in full force and effect and each document required to be filed by each to be an investment adviser under the Advisers Act has been and evidence thereof has been delivered to Administrative Agent.

SECTION 5.18. Use of Proceeds. No portion of the proceeds of any Advance will be used by the Borrower or any Subsidiary (i) in connection with, either directly or indirectly, any tender offer for stock of any corporation with a view towards obtaining control of such other corporation (other than a Portfolio Investment; provided that the board of directors or comparable governing body of the Obligor in which such Investment is made has approved such offer and change of control), (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation. Except as otherwise provided herein, the proceeds of the Advances shall be used: (i) to refinance that certain senior secured single advance term loan credit facility, entered into as of December 12, 2011, from Main Street Capital Corporation to the Borrower in the maximum principal amount of $7,500,000, (ii) for working capital and other lawful corporate purposes, (iii) to pay fees and expenses incurred in connection with this Agreement and (iv) for investments in Portfolio Investments. No part of the proceeds of any Advance will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

SECTION 5.19. Compliance with Laws; Payment of Taxes. Each Loan Party will, and will cause each Subsidiary of a Loan Party and each member of the Controlled Group to, comply in all material respects with Applicable Laws (including but not limited to ERISA and the Patriot Act), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued. Each Loan Party will, and will cause each Subsidiary of a Loan Party to, pay promptly, prior to delinquency, all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of a Loan Party or any Subsidiary of a Loan Party, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Administrative Agent, the Borrower shall have set up reserves in accordance with GAAP.

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SECTION 5.20. Insurance. Each Loan Party will maintain, and will cause each Subsidiary of a Loan Party to maintain (either in the name of such Loan Party or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business. Upon request, the Loan Parties shall promptly furnish the Administrative Agent copies of all such insurance policies or certificates evidencing such insurance and such other documents and evidence of insurance as the Administrative Agent shall request.

SECTION 5.21. Change in Fiscal Year. No Loan Party will make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change its Fiscal Year (except to conform with the Fiscal Year of the Borrower) without the consent of the Required Lenders.

SECTION 5.22. Maintenance of Property. Each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

SECTION 5.23. Environmental Notices. Each Loan Party shall furnish to the Lenders and the Administrative Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting in any material respects the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

SECTION 5.24. Environmental Matters. No Loan Party or any Subsidiary of a Loan Party will, and the Loan Parties shall use commercially reasonable efforts not to permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements.

SECTION 5.25. Environmental Release. Each Loan Party agrees that upon the occurrence of an Environmental Release at, under or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

SECTION 5.26. Intentionally Omitted.

SECTION 5.27. Transactions with Affiliates. No Loan Party nor any Subsidiary of a Loan Party shall enter into, or be a party to, any transaction with any Affiliate of a Loan Party or such Subsidiary (which Affiliate is not a Loan Party or a Subsidiary of a Loan Party), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to the Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate.

SECTION 5.28. Joinder of Subsidiaries.

(a) The Loan Parties shall cause any Person which becomes a Domestic Subsidiary of a Loan Party (other than a Foreclosed Subsidiary) after the Closing Date to become a party to,

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and agree to be bound by the terms of, this Agreement, the Security Agreement, the Pledge Agreement and the other Loan Documents pursuant to a Joinder Agreement in the form attached hereto as Exhibit I and otherwise satisfactory to the Administrative Agent in all respects and executed and delivered to the Administrative Agent within ten (10) Domestic Business Days after the day on which such Person became a Domestic Subsidiary. The Loan Parties shall also cause the items specified in Section 3.01(c), (e), (g) and (h) to be delivered to the Administrative Agent concurrently with the instrument referred to above, modified appropriately to refer to such instrument and such Subsidiary.

(b) The Loan Parties shall, or shall cause any Subsidiary (the “Pledgor Subsidiary”) to pledge: (a) the lesser of 65% or the entire interest owned by the Loan Parties and such Pledgor Subsidiary, of the Capital Securities or equivalent equity interests in any Person which becomes a Foreign Subsidiary after the Closing Date; and (b) the entire interest owned by the Loan Parties and such Pledgor Subsidiary, of the Capital Securities or equivalent equity interest in any Person which becomes a Domestic Subsidiary after the Closing Date, all pursuant to a Joinder Agreement described above executed and delivered by the Loan Parties or such Pledgor Subsidiary to the Administrative Agent within ten (10) Domestic Business Days after the day on which such Person became a Domestic Subsidiary and shall deliver to the Collateral Custodian, as bailee for the Administrative Agent, such shares of capital stock together with stock powers executed in blank. The Loan Parties shall also cause the items specified in Section 3.01(c), (e), (g) and (h) to be delivered to the Administrative Agent concurrently with the Joinder Agreement referred to above, modified appropriately to refer to such Joinder Agreement, the pledgor and such Subsidiary.

(c) Once any Subsidiary becomes a party to this Agreement in accordance with Section 5.28(a) or any Capital Securities (or equivalent equity interests) of a Subsidiary are pledged to the Administrative Agent in accordance with Section 5.28(b), such Subsidiary thereafter shall remain a party to this Agreement and the Capital Securities (or equivalent equity interests) in such Subsidiary (including, without limitation, all initial Subsidiaries) shall remain subject to the pledge to the Administrative Agent, as the case may be, even if such Subsidiary ceases to be a Subsidiary; provided that if a Subsidiary ceases to be a Subsidiary of the Borrower as a result of the Borrower’s transfer or sale of all of the Capital Securities of such Subsidiary owned by Borrower in accordance with and to the extent permitted by the terms of Section 5.17, the Administrative Agent and the Lenders agree to release such Subsidiary from this Agreement and release the Capital Securities of such Subsidiary from the Pledge Agreement.

SECTION 5.29. No Restrictive Agreement. No Loan Party will, nor will any Loan Party permit any of its Subsidiaries to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, any of the following by the Loan Party or any such Subsidiary: (i) the incurrence or payment of Debt, (ii) the granting of Liens (other than normal and customary restrictions on the granting of Liens on Capital Securities issued by a Person other than a Subsidiary in respect of any Portfolio Investment made in the ordinary course of business) or (iii) the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of property, real, personal or mixed, tangible. No Loan Party will, nor will any Loan Party permit any of its Subsidiaries to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the ability of the Loan Party or any of its Subsidiaries to declare or pay Restricted Payments or other distributions in respect of Capital Securities of the Loan Party or any Subsidiary.

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SECTION 5.30. Partnerships and Joint Ventures. Without the prior written consent of the Required Lenders, no Loan Party shall become a general partner in any general or limited partnership or a joint venturer in any joint venture.

SECTION 5.31. Additional Debt. No Loan Party or Subsidiary of a Loan Party shall directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent (including obligations under capital leases), except for: (a) the Debt owed to the Lenders and Hedge Counterparties under the Loan Documents; (b) the Debt existing and outstanding on the Closing Date described on Schedule 5.31; (c) purchase money Debt hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of equipment so long as (i) such Debt when incurred shall not exceed the purchase price of the asset(s) financed, and (ii) the aggregate outstanding principal amount of all Debt permitted under this clause (c) shall not at any time exceed $1,000,000.00; and (d) convertible Debt incurred after the date hereof with a maturity when incurred not less than one year after the Termination Date (after giving effect to any extensions of the Termination Date which have been exercised at the time of incurrence of the Debt but not giving effect to any extensions exercised after the incurrence of such Debt) and with terms no more restrictive than those in this Agreement, so long as such Debt is (i) unsecured and (ii) subject to subordination terms as are market for such Debt, including indefinite payment blockage on any payment default with respect to the Obligations (after the expiration of any cure periods) and not less than one year payment blockage on any non-payment default with respect to the Obligations (after the expiration of any cure periods). For the avoidance of doubt, any convertible Debt incurred after the date hereof shall not be deemed to be in violation of clause (e) as a result of extensions to the Termination Date effective after the original incurrence of such convertible Debt.

SECTION 5.32. Deposit Accounts. As soon as reasonably practical after the Closing Date but in no event greater than within: (a) seven (7) Business Days after the Closing Date, the Borrower shall transfer substantially all of the cash from certain deposit accounts (account numbers 0053749339 and 0053749320) held at Amegy Bank National Association to accounts governed by the Custodial Agreement, and (b) ninety (90) days after the Closing Date, the Borrower shall close such deposit accounts (account numbers 0053749339 and 0053749320) held at Amegy Bank National Association, and send notice to Administrative Agent confirming closure of such deposit accounts. Except as permitted in this Section 5.32 all deposit accounts of Borrower shall be governed by the Custodial Agreement.

SECTION 5.33. Modifications of Organizational Documents. The Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify its Organizational Documents or Operating Documents or other applicable document if such amendment, supplement, restatement or other modification has or would reasonably be expected to have a Material Adverse Effect.

SECTION 5.34. ERISA Exemptions. The Loan Parties shall not permit any of their respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.

SECTION 5.35. Hedge Transactions. The Loan Parties will not, and will not permit any of their Subsidiaries to, enter into any Hedge Transaction, other than Hedge Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Loan Parties are exposed in the conduct of their business or the management of their liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedge Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedge Transaction under which any Loan Party is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Debt or (ii) as a result of changes in the market value of any common stock or any Debt) is not a Hedge Transaction entered into in the ordinary course of business to hedge or mitigate risks.

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SECTION 5.36. Performance of Loan Documents. Each Loan Party will at its own expense duly fulfill and comply with all obligations on its part to be fulfilled or complied with under or in connection with the Collateral and all documents related thereto and will do nothing to impair the rights of any Loan Party or the Administrative Agent, as agent for the Secured Parties, or of the Secured Parties in, to and under the Collateral. Each Loan Party shall clearly and unambiguously set forth, in a manner reasonably satisfactory to the Administrative Agent, in its financial statements filed with the Securities and Exchange Commission that the Administrative Agent, as agent for the Secured Parties has the interest therein granted by the Loan Parties pursuant to the Loan Documents.

SECTION 5.37. Operating Leases. No Loan Party nor any Subsidiary of a Loan Party shall create, assume or suffer to exist any operating lease except operating leases which: (A) (1) are entered into in the ordinary course of business, and (2) the aggregate indebtedness, liabilities and obligations of the Loan Parties under all such operating leases during any period of four (4) consecutive Fiscal Quarters shall at no time exceed $500,000; (B) are between a Borrower or Guarantor, as landlord and a Borrower or Guarantor as tenant; or (C) are set forth on Schedule 5.37.

SECTION 5.38. [Intentionally omitted].

SECTION 5.39. Compliance with Investment Policies and Investment Documents. The Borrower shall, and shall cause its Subsidiaries to, comply at all times with its Investment Policies in all material respects and, at their own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by each of them under the Portfolio Investments and the related Investment Documents. The Borrower shall furnish to the Administrative Agent, prior to its effective date, prompt notice of any changes in the Investment Policies and shall not agree to or otherwise permit to occur any modification of the Investment Policies in any manner that would or would reasonably be expected to adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any Loan Document or impair the collectability of any Portfolio Investment without the prior written consent of the Administrative Agent (in its sole discretion).

SECTION 5.40. Delivery of Collateral to Collateral Custodian. As soon as reasonably practical after making a Portfolio Investment but in no event greater than within sixty (60) days, the Borrower shall deliver possession of all “instruments” (within the meaning of Article 9 of the UCC) not constituting part of “chattel paper” (within the meaning of Article 9 of the UCC) that evidence any Investment, including all original promissory notes, and certificated securities to the Administrative Agent for the benefit of the Secured Parties, or to a Collateral Custodian on its behalf, indorsed in blank without recourse and transfer powers executed in blank, as applicable; provided, however, that notwithstanding the foregoing, with respect to any Pre-Positioned Investment, the Borrower shall (i) have a copy of the executed note, if any, evidencing such Pre-Positioned Investment and any certificates representing Capital Securities pledged in connection with such Pre-Positioned Investment faxed to a Collateral Custodian on the applicable date of Borrowing or Swing Borrowing with the original to be received by such Collateral Custodian within five (5) Domestic Business Days after such date of Borrowing or Swing Borrowing; provided that, prior to delivery thereof, such original and endorsement are held in the custody of a bailee that has delivered a valid, binding and effective Bailee Agreement to the Administrative Agent.

SECTION 5.41. Custody Agreements. No Loan Party shall enter into any custody agreement or equivalent arrangement with any person to hold securities, cash or other assets of any Loan Party unless the Person acting as custodian shall have delivered a Custodial Agreement and, if requested by the Administrative Agent, a control agreement, to the Administrative Agent (in each case in form and substance satisfactory to the Administrative Agent).

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ARTICLE VI

DEFAULTS

SECTION 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due any principal of any Advance (including, without limitation, any Advance or portion thereof to be repaid pursuant to Section 2.11) or shall fail to pay any interest on any Advance within three Domestic Business Days after such interest shall become due, or any Loan Party shall fail to pay any fee or other amount payable hereunder within three Domestic Business Days after such fee or other amount becomes due; or

(b) any Loan Party shall fail to observe or perform any covenant contained in Section 5.01(e) and (i), 5.02 (ii) and (iii), 5.03, 5.04, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.12, 5.13, 5.14, 5.16, 5.17, 5.18, 5.29, 5.31, 5.33, 5.34, and 5.41; or

(c) any Loan Party shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above or clauses (n) or (q) below) or any other Loan Document; provided that such failure continues for (1) ten (10) days in the case of Section 5.01, Section 5.11 or 5.27 or (2) otherwise, thirty days, in each case after the earlier of (A) the first day on which any Loan Party has knowledge of such failure or (B) written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender; or

(d) any representation, warranty, certification or statement made or deemed made by the Loan Parties in Article IV of this Agreement, any other Loan Document or in any financial statement, material certificate or other material document or report delivered pursuant to any Loan Document shall prove to have been untrue or misleading in any material respect when made (or deemed made); or

(e) any Loan Party or any Subsidiary of a Loan Party shall fail to make any payment in respect of Debt (other than the Notes) having an aggregate principal amount in excess of $500,000.00 after expiration of any applicable cure or grace period; or

(f) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of any Loan Party or any Subsidiary of a Loan Party in an aggregate principal amount in excess of $500,000.00 or the mandatory prepayment or purchase of such Debt by any Loan Party (or its designee) or such Subsidiary of a Loan Party (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or commitment to provide such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof, terminate any such commitment or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(g) any Loan Party or any Subsidiary of a Loan Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar

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official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h) an involuntary case or other proceeding shall be commenced against any Loan Party or any Subsidiary of a Loan Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Loan Party or any Subsidiary of a Loan Party under the federal bankruptcy laws as now or hereafter in effect; or

(i) any Loan Party or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by any Loan Party, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $500,000.00 (after taking into account the application of insurance proceeds) shall be rendered against any Loan Party or any Subsidiary of a Loan Party and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(k) a federal tax lien shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 6323 of the Code or a lien of the PBGC shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 30 days after the date of filing; or

(l) a Change in Control shall occur; or

(m) the Administrative Agent, as agent for the Secured Parties, shall fail for any reason to have a valid first priority security interest in any of the Collateral (other than by reason of any act or omission solely on behalf of the Administrative Agent); or

(n) a default or event of default shall occur and be continuing under any of the Collateral Documents or any Loan Party shall fail to observe or perform any material obligation to be observed or performed by it under any Collateral Document, and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Collateral Document; or

(o) a default or event of default shall occur and be continuing under any of the Material Contracts that would reasonably be likely to have a Material Adverse Effect or any Loan Party shall fail to observe or perform any material provision or any payment obligation to be observed or performed by it under any Material Contract, and such default, event of default or failure to perform or observe any such provision or obligation continues beyond any applicable cure or grace period provided in such Material Contract; or

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(p) (i) any of the Guarantors shall fail to pay when due any Guaranteed Obligations (after giving effect to any applicable grace period) or shall fail to pay any fee or other amount payable hereunder when due; or (ii) any Guarantor shall disaffirm, contest or deny its obligations under Article X; or

(q) if the Borrower at any time fails to own (directly or indirectly, through Wholly Owned Subsidiaries) 100% of the outstanding shares of the voting stock, voting membership interests or equivalent equity interests of each Guarantor; or

(r) any Loan Party shall (or shall attempt to) disaffirm, contest or deny its obligations under any Loan Document or any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms; or

(s) a Collateral Custodian that is in the possession of any Collateral (1) shall (or shall attempt to) disaffirm, contest or deny its obligations under, or terminates or attempts to terminate, or is in default of its obligations under, a Custodial Agreement or (2) ceases in any respect to be acceptable to the Administrative Agent in its reasonable discretion and, in each case, such Collateral Custodian is not replaced by, and any Collateral held by such Collateral Custodian is not delivered to, a replacement Collateral Custodian satisfactory to the Administrative Agent within 10 days after (A) the first date of such occurrence, in the case of clause (1) or (B) the date written notice thereof has been given to the Borrower by the Administrative Agent, in the case of clause (2); or

(t) the Advisory Agreement or Sub-Advisory Agreement are terminated without the prior written consent of the Required Lenders; or

(u) the Borrower agrees or consents to, or otherwise permits any amendment, modification, change, supplement or rescission of or to the Investment Policies in whole or in part that has or would reasonably be expected to adversely affect the interests or remedies of the Administrative Agent or the Secured Parties under this Agreement or any Loan Document or impair the collectability of any Portfolio Investment without the prior written consent of the Administrative Agent; or

(v) the occurrence of any event, act or condition which the Required Lenders determine either does or has a reasonable probability of causing a Material Adverse Effect,

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Lenders, by written notice to the Borrower terminate the Revolver Commitments and they shall thereupon terminate and (ii) if requested by the Required Lenders, by notice to the Borrower declare the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Notes (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; provided that if any Event of Default specified in clause (g) or (h) above occurs with respect to any Loan Party or any Subsidiary of a Loan Party, without any notice to any Loan Party or any other act by the Administrative Agent or the Lenders, the Revolver Commitments shall thereupon automatically terminate and the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan

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Parties. Notwithstanding the foregoing, the Administrative Agent shall have available to it all rights and remedies provided under the Loan Documents (including, without limitation, the rights of a secured party pursuant to the Collateral Documents) and in addition thereto, all other rights and remedies at law or equity, and the Administrative Agent shall exercise any one or all of them at the request of the Required Lenders.

SECTION 6.02. Notice of Default. The Administrative Agent shall give written notice to the Borrower of any Default under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 6.03. [Intentionally omitted.]

SECTION 6.04. Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to Article VI hereof, all payments received by the Administrative Agent hereunder or under the other Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower or any other Loan Party hereunder or under the other Loan Documents, shall be applied by the Administrative Agent in the following order:

(a) To payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article VIII and Section 2.12) payable to the Administrative Agent in its capacity as such; and then

(b) To payment of that portion of the Obligations constituting indemnities, Credit Party Expenses and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article VIII and Section 2.12), ratably among them in proportion to the amounts described in this clause payable to them; and then

(c) To payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances and other Obligations, and fees (including unused commitment fees), ratably among the Lenders in proportion to the respective amounts described in this clause payable to them; and then

(d) To payment of that portion of the Obligations constituting unpaid principal of the Swing Advances; and then

(e) To payment of that portion of the Obligations constituting unpaid principal of the Revolver Advances, ratably among the Lenders in proportion to the respective amounts described in this clause held by them; and then

(f) To payment of all other Obligations (excluding any Obligations arising from Cash Management Services and Bank Products), ratably among the Secured Parties in proportion to the respective amounts described in this clause held by them; and then

(g) To payment of all other Obligations arising from Bank Products and Cash Management Services to the extent secured under the Collateral Documents, ratably among the Secured Parties in proportion to the respective amounts described in this clause held by them; and then

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(h) The balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by law.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Capital One to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 7.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders

SECTION 7.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.05 and 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

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The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 7.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a

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successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 7.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08. [Intentionally omitted.]

SECTION 7.09. Other Agents. The Borrower and each Lender hereby acknowledges that any Lender designated as an “Agent” on the signature pages hereof (other than the Administrative Agent) shall not have any obligations, duties or liabilities hereunder other than in its capacity as a Lender.

SECTION 7.10. Hedging Agreements, Cash Management Services and Bank Products. Except as otherwise expressly set forth herein or in any Collateral Document, no Bank Product Bank, Cash Management Bank or Hedge Counterparty that obtains the guarantees hereunder or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) or any Guaranty (including the release or impairment of any Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under or related to Cash Management Services, Bank Products and Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Bank Product Bank or Hedge Counterparty, as the case may be.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES; COMPENSATION

SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

(a) the Administrative Agent reasonably determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

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(b) the Required Lenders advise the Administrative Agent that the London InterBank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding the Euro-Dollar Advances for such Interest Period, the Administrative Agent shall forthwith give written notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Euro-Dollar Advances specified in such notice, or to permit continuations or conversions into Euro-Dollar Advances, shall be suspended. Unless the Borrower notifies the Administrative Agent at least two (2) Euro-Dollar Business Days before the date of any Borrowing or Swing Borrowing of Euro-Dollar Advances for which a Notice of Borrowing has previously been given, or continuation or conversion into such Euro-Dollar Advances for which a Notice of Continuation or Conversion has previously been given, that it elects not to borrow or so continue or convert on such date, such Borrowing or Swing Borrowing shall instead be made as a Base Rate Borrowing, or such Euro-Dollar Advance shall be converted to a Base Rate Advance.

SECTION 8.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule, treaty or regulation, or any change in any existing or future law, rule, treaty or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an “Authority” and any such event being referred to as a “Change in Law”), or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Lender (or its Lending Office) to make, maintain or fund its Euro-Dollar Advances and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give written notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make or permit continuations or conversions of Euro-Dollar Advances shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its portion of the outstanding Euro-Dollar Advances to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of the Euro-Dollar Advances of such Lender, together with accrued interest thereon and any amount due such Lender pursuant to Section 8.05. Concurrently with prepaying such Euro-Dollar Advances, the Borrower shall borrow a Base Rate Advance in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Advances of the other Lenders), and such Lender shall make such a Base Rate Advance.

SECTION 8.03. Increased Cost and Reduced Return.

(a) If after the date hereof, a Change in Law or compliance by any Lender (or its Leading Office) with any request or directive (whether or not having the force of law) of any Authority shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the applicable Euro-Dollar Reserve Percentage) with respect to this Agreement; or

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(ii) subject any Lender to any tax of any kind whatsoever (other than the Excluded Taxes) with respect to this Agreement or any Euro-Dollar Advances made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.08(e) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Euro-Dollar Advances by such Lender or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Euro-Dollar Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolver Commitments of such Lender or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 8.04. Base Rate Advances Substituted for Affected Euro-Dollar Advances. If (i) the obligation of any Lender to make or maintain a Euro-Dollar Advance has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03, and the Borrower shall, by at least five (5) Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Advances which would otherwise be made by such Lender as or permitted to be continued as or converted into Euro-Dollar Advances shall instead be made as or converted into Base Rate Advances, (in all cases interest and principal on such Advances shall be payable contemporaneously with the related Euro-Dollar Advances of the other Lenders), and

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(b) after its portion of the Euro-Dollar Advance has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Advance shall be applied to repay its Base Rate Advance instead.

In the event that the Borrower shall elect that the provisions of this Section shall apply to any Lender, the Borrower shall remain liable for, and shall pay to such Lender as provided herein, all amounts due such Lender under Section 8.03 in respect of the period preceding the date of conversion of such Lender’s portion of any Advance resulting from the Borrower’s election.

SECTION 8.05. Compensation. Upon the request of any Lender, delivered to the Borrower and the Administrative Agent, the Borrower shall pay to such Lender such amount or amounts as shall compensate such Lender for any loss, cost or expense incurred by such Lender as a result of:

(a) any payment or prepayment (pursuant to Sections 2.10, 2.11, 6.01, 8.02 or otherwise) of a Euro-Dollar Advance on a date other than the last day of an Interest Period for such Advance; or

(b) any failure by the Borrower to prepay a Euro-Dollar Advance on the date for such prepayment specified in the relevant notice of prepayment hereunder; or

(c) any failure by the Borrower to borrow a Euro-Dollar Advance on the date for the Borrowing of which such Euro-Dollar Advance is a part specified on the Closing Date;

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Advance (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Advance which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro-Dollar Advance provided for herein over (y) the amount of interest (as reasonably determined by such Lender) such Lender would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading lenders in the London interbank market (if such Advance is a Euro-Dollar Advance).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices Generally.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower or any other Loan Party, to it at c/o Hines Interests Limited Partnership, 2800 Post Oak Boulevard, Suite 4800, Houston, Texas 77056, Attention of Ryan T. Sims; Telephone No. (713) 621-8000; Facsimile No. (713) 966-7660;

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(ii) if to the Administrative Agent, to Capital One, National Association, at its address set forth on its signature page hereof, Attention of Bobby Hamilton; Facsimile No. (713) 706-5499; Telephone No. (713) 435-5276;

(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VI for the benefit of all the Lenders; provided, however, that the foregoing shall

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not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.04, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under the Bankruptcy Code or any other applicable debtor relief law.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall, jointly and severally, pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof) and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Environmental Releases on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that a Loan Party for any reason fails to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing,

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each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Sections 9.10 and 9.13.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 9.04. Setoffs; Sharing of Set-Offs; Application of Payments.

(a) If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other Obligations (excluding any Obligations arising under or related to Cash Management Services, Bank Products and Hedging Agreements) hereunder or under any other Loan Document resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such Obligations (excluding any Obligations arising under or related to Cash Management Services, Bank Products and Hedging Agreements) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at

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face value) participations in the Advances and such other Obligations (excluding any Obligations arising under or related to Cash Management Services, Bank Products and Hedging Agreements) of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

SECTION 9.05. Amendments and Waivers.

(a) Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall, unless signed by all the Lenders, (i) increase the Revolver Commitment of any Lender or subject any Lender to any additional obligation (it being understood and agreed that a waiver of any condition precedent set forth in Section 3.02 or of any Default or Event of Default is not considered an increase in Revolver Commitments of any Lender or any Lender’s obligation to fund), (ii) reduce the principal of or decrease the rate of interest on any Advance or decrease any fees hereunder, (iii) defer the date fixed for any payment of principal of (including any extension of the Termination Date but excluding mandatory prepayments) or interest on any Advance or any fees hereunder; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, (iv) reduce the amount of principal, decrease the amount of interest or decrease the amount of fees due on any date fixed for the payment thereof; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, (v) change the percentage of the Revolver Commitments or of the aggregate unpaid principal amount of the Notes, or the percentage of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the application of any payments made under this Agreement or the other Loan Documents in a manner that would alter any pro rata sharing requirements, (vii) release, share or substitute all or substantially all of the Collateral held as security for the Obligations, (viii) change or modify the definition of “Required Lenders,” or this Section 9.05, or (ix) change the definition of the term “Borrowing Base”, “Eligible Portfolio Investment”, “Unrestricted Cash and Cash Equivalents” or any component definition of any of them if as a result thereof the

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amounts available to be borrowed by the Borrower would be increased without the consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any reserves or to make determinations with respect to the eligibility or value of any Investment, (x) release any guaranty given to support payment of the Guaranteed Obligations, or (xi) amend or waive any provision of the Loan Documents in any manner that permits a Defaulting Lender to cure its status as a Defaulting Lender without requiring such Defaulting Lender to pay in full its unfunded obligations. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder (and any amendment, waiver, or consent which by its terms requires the consent of all Lenders may be effected with the consent of all Lenders other than Defaulting Lenders) provided that, without in any way limiting Section 9.08, any such amendment, waiver, or consent that would increase or extend the term of the Revolver Commitment or Revolver Advances of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender. Notwithstanding the foregoing, (1) the Hedging Agreements, the Administrative Agent’s Letter Agreement and the agreements evidencing the Bank Products and Cash Management Services may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (2) any Commitment Increase meeting the conditions set forth in Section 2.14 shall not require the consent of any Lender other than (i) the Required Lenders and (ii) those Lenders, if any, which have agreed to increase their Revolver Commitment in connection with the proposed Commitment Increase.

(b) Notwithstanding anything in clause (a), (i) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, and (ii) the Administrative Agent’s Letter Agreement may be amended, or rights or privileges thereunder waived, only by means of a written agreement executed by all of the parties thereto. Additionally, notwithstanding anything to the contrary herein, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Advances, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(c) Notwithstanding anything to the contrary, unless signed by the Swingline Lender, no amendment, waiver of consent shall affect the rights or duties of the Swingline Lender under this Agreement or any other Loan Document.

SECTION 9.06. Margin Stock Collateral. Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.07. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign

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or otherwise transfer any of its rights or obligations hereunder and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolver Commitment and the Revolver Advances at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolver Commitment and the Revolver Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolver Commitment (which for this purpose includes Revolver Advances outstanding thereunder) or, if the applicable Revolver Commitment is not then in effect, the principal outstanding balance of the Revolver Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,000,000, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolver Advances or the Revolver Commitment assigned;

(iii) no assignment shall be made to any Defaulting Lender or its Subsidiaries or Affiliates;

(iv) any assignment of a Revolver Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender with a Revolver Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the

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extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.03 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Houston, Texas a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolver Commitments of, and principal amounts of the Revolver Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, the Administrative Agent shall maintain on the Register the designation, and the revocation of designation, of any Lender as a Defaulting Lender of which it has received notice. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolver Commitment and/or the Revolver Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.05(a)(i) through (x) (inclusive) that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.01 through 8.05 inclusive to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Lender, provided such Participant agrees to be subject to Section 9.04 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant

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that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.08. Defaulting Lenders. Notwithstanding anything contained in this Agreement, if any Lender becomes a Defaulting Lender, then, to the extent permitted by Applicable Laws:

(a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.05(a);

(b) until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero:

except as otherwise provided in this Section 9.08, any payment of principal, interest, fees, or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.08), shall be deemed paid to and redirected by such Defaulting Lender to be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Revolver Advances under this Agreement; fourth, as the Borrower may request, so long as no Default exists and is continuing, to the funding of any Revolver Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, to the payment of any amounts owing to the Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default exists and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolver Advance in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Revolver Advance was made at a time when the conditions set forth in Section 3.02 were satisfied or waived,

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such payment shall be applied solely to pay the Revolver Advance of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolver Advance of that Defaulting Lender;

(c) until such time as all Defaulted Payments with respect to such Defaulting Lender shall have been paid, the Administrative Agent may (in its discretion) apply any amounts thereafter received by the Administrative Agent for the account of such Defaulting Lender to satisfy such Defaulting Lender’s obligations to make such Defaulted Payments until such Defaulted Payments have been fully paid;

(d) no assignments otherwise permitted by Section 9.07 shall be made to a Defaulting Lender or any of its Subsidiaries or Affiliates that are Distressed Persons;

(e) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swingline Advances shall be reallocated among the Lenders which are not a Defaulting Lender at such time (each, a “Non-Defaulting Lender”) in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolver Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(f) Repayment of Swing Advances. If the reallocation described in subsection (e) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swingline Advances in an amount equal to the Swingline Lenders’ Fronting Exposure. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Advances unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Advance.

Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) as provided in the above Section 9.08(b) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 9.09. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those

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of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Loan Parties or their Affiliates.

For purposes of this Section, “Information” means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.10. Representation by Lenders. Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Advances hereunder for its own account in the ordinary course of such business; provided, however, that, subject to Section 9.07, the disposition of the Note or Notes held by that Lender shall at all times be within its exclusive control.

SECTION 9.11. Obligations Several. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 9.12. Survival of Certain Obligations. Sections 8.03(a), 8.03(b), 8.05, 9.03 and 9.09, and the obligations of the Loan Parties thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement, and the Revolver Commitments and the payment in full of the principal of and interest on all Advances.

SECTION 9.13. Governing Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of Texas.

SECTION 9.14. Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

SECTION 9.15. Interest. It is expressly stipulated and agreed to be the intent of the Borrower and the Lenders at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by any Note or any Loan Document, and the Related Indebtedness (or applicable United States federal law to the extent that it permits the Lenders to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the Applicable Law is ever judicially interpreted so as to render usurious any amount

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(a) contracted for, charged, taken, reserved or received pursuant to any Note, any of the other Loan Documents or any other communication or writing by or between the Borrower and the Lenders related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of the Lenders’ exercise of the option to accelerate the maturity of any Note and/or any and all indebtedness paid or payable by the Borrower to the Lenders pursuant to any Loan Document other than any Note (such other indebtedness being referred to in this Section as the “Related Indebtedness”), or (c) the Borrower will have paid or the Lenders will have received by reason of any voluntary prepayment by the Borrower of any Note, then it is the Borrower’s and the Lenders’ express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by the Lenders shall be credited on the principal balance of any Note and (or, if any Note has been or would thereby be paid in full, refunded to the Borrower), and the provisions of any Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the Applicable Law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if any Note has been paid in full before the end of the stated term of any such Note, then the Borrower and the Lenders agree that the Lenders shall, with reasonable promptness after the Agent discovers or is advised by any Co-Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to the Borrower and/or credit such excess interest against such Note and/or any Related Indebtedness then owing by the Borrower to the Lenders. The Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against the Lenders, the Borrower will provide written notice to the Agent, advising the Lenders in reasonable detail of the nature and amount of the violation, and the Lenders shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to the Borrower or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by the Borrower to the Lenders. All sums contracted for, charged, taken, reserved or received by the Lenders for the use, forbearance or detention of any debt evidenced by any Note and/or the Related Indebtedness shall, to the extent permitted by Applicable Law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of any Note and/or the Related Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to any Note and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of the Lenders to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration. To the extent that the Lenders are relying on Chapter 303 of the Texas Finance Code (as amended, “Chapter 303”) to determine the Maximum Lawful Rate payable on any such Note and/or any other portion of the Indebtedness, the Lenders will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent federal law permits the Lenders to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, the Lenders will rely on federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by Applicable Law now or hereafter in effect, the Lenders may, at their option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other Applicable Law by giving notice, if required, to the Borrower as provided by Applicable Law now or hereafter in effect.

SECTION 9.16. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

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SECTION 9.17. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.18. Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial.

(a) Submission to Jurisdiction. Each Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Texas sitting in Harris County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(b) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.19. Independence of Covenants. All covenants under this Agreement and the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise allowed by, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

SECTION 9.20. Concerning Certificates. All certificates required hereunder to be delivered by the Borrower, any Guarantor or any Subsidiary and that are required to be executed or certified by the Chief Financial Officer or any other authorized officer of the Borrower, any Guarantor or any Subsidiary shall be executed or certified by such officer in such capacity solely on behalf of the entity for whom he is acting, and not in any individual capacity; provided that nothing in the foregoing shall be deemed as a limitation on liability of any officer for any acts of willful misconduct, fraud, intentional misrepresentation or dishonesty in connection with such execution or certification.

ARTICLE X

GUARANTY

SECTION 10.01. Unconditional Guaranty. Each Guarantor hereby irrevocably, unconditionally and jointly and severally guarantees, each as a primary obligor and not merely as a surety, to the Administrative Agent, the Lenders and the other Secured Parties the due and punctual payment of the principal of and the premium, if any, and interest on the Guaranteed Obligations and any and all other amounts due under or pursuant to the Loan Documents, when and as the same shall become due and payable (whether at stated maturity or by optional or mandatory prepayment or by declaration, redemption or otherwise) in accordance with the terms of the Loan Documents. The Guarantors’ guaranty under this Section is an absolute, present and continuing guarantee of payment and not of collectability, and is in no way conditional or contingent upon any attempt to collect from the Borrower, any of the Guarantors or any other guarantor of the Guaranteed Obligations (or any portion thereof) or upon any other action, occurrence or circumstances whatsoever. In the event that the Borrower or any Guarantor shall fail so to pay any such principal, premium, interest or other amount to the Administrative Agent, a Lender or any other Secured Party, the Guarantors will pay the same forthwith, without demand, presentment, protest or notice of any kind (all of which are waived by the Guarantors to the fullest extent

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permitted by law), in lawful money of the United States, at the place for payment specified in the Loan Documents or specified by such Administrative Agent in writing, to such Administrative Agent. The Guarantors further agree, promptly after demand, to pay to the Administrative Agent, the Lenders and the other Secured Parties the costs and expenses incurred by such Administrative Agent, Lender or other Secured Party in connection with enforcing the rights of such Administrative Agent, Lenders and the other Secured Parties against the Borrower and any or all of the Guarantors (whether in a bankruptcy proceeding or otherwise) following any default in payment of any of the Guaranteed Obligations or the obligations of the Guarantors hereunder, including, without limitation, the fees and expenses of counsel to the Administrative Agent, such Lenders and the other Secured Parties.

SECTION 10.02. Obligations Absolute. The obligations of the Guarantors hereunder are and shall be absolute and unconditional, irrespective of the validity, regularity or enforceability of this Agreement, any of the Guaranteed Obligations or any of the Loan Documents, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim any of the Guarantors may have against the Borrower, any other Guarantor or the Administrative Agent, any Lender or any other Secured Party, hereunder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, to the fullest extent permitted by law, any circumstance or condition whatsoever (whether or not any of the Guarantors shall have any knowledge or notice thereof), including, without limitation:

(a) any amendment or modification of or supplement to any of the Loan Documents or any other instrument referred to herein or therein, or any assignment or transfer of any thereof or of any interest therein, or any furnishing or acceptance of additional security for any of the Guaranteed Obligations;

(b) any waiver, consent or extension under any Loan Document or any such other instrument, or any indulgence or other action or inaction under or in respect of, or any extensions or renewals of, any Loan Document, any such other instrument or any Guaranteed Obligation;

(c) any failure, omission or delay on the part of the Administrative Agent to enforce, assert or exercise any right, power or remedy conferred on or available to the Administrative Agent or any Lender against the Borrower or any Guarantor, any Subsidiary of the Borrower or any Subsidiary of any Guarantor;

(d) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Borrower, any Guarantor, any Subsidiary of the Borrower or any Subsidiary of any Guarantor or any property of the Borrower, any Guarantor or any such Subsidiary or any unavailability of assets against which the Guaranteed Obligations, or any of them, may be enforced;

(e) any merger or consolidation of the Borrower, any Subsidiary of the Borrower or any Guarantor or any of the Guarantors into or with any other Person or any sale, lease or transfer of any or all of the assets of any of the Guarantors, the Borrower or any Subsidiary of the Borrower or any Guarantor to any Person;

(f) any failure on the part of the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor for any reason to comply with or perform any of the terms of any agreement with any of the Guarantors;

(g) any exercise or non-exercise by the Administrative Agent, any Lender or any other Secured Party, of any right, remedy, power or privilege under or in respect of any of the Loan Documents or the Guaranteed Obligations, including, without limitation, under this Section;

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(h) any default, failure or delay, willful or otherwise, in the performance or payment of any of the Guaranteed Obligations;

(i) any furnishing or acceptance of security, or any release, substitution or exchange thereof, for any of the Guaranteed Obligations;

(j) any failure to give notice to any of the Guarantors of the occurrence of any breach or violation of, or any event of default or any default under or with respect to, any of the Loan Documents or the Guaranteed Obligations;

(k) any partial prepayment, or any assignment or transfer, of any of the Guaranteed Obligations; or

(l) any other circumstance (other than payment in full) which might otherwise constitute a legal or equitable discharge or defense of a guarantor or which might in any manner or to any extent vary the risk of such Guarantor.

The Guarantors covenant that their respective obligations hereunder will not be discharged except by complete performance of the obligations contained in the Loan Documents and this Agreement and the final payment in full of the Guaranteed Obligations. The Guarantors unconditionally waive, to the fullest extent permitted by law (A) notice of any of the matters referred to in this Section, (B) any and all rights which any of the Guarantors may now or hereafter have arising under, and any right to claim a discharge of the Guarantor’s obligations hereunder by reason of the failure or refusal by the Administrative Agent, any Lender or any other Secured Party to take any action pursuant to any statute permitting a Guarantor to request that the Administrative Agent or any Lender attempt to collect the Guaranteed Obligations from the Borrower, any of the Guarantors or any other guarantor (including without limitation any rights under Sections 26-7, 26-8 or 26-9 of the Texas General Statutes, O.C.G.A. § 10-7-24, or any similar or successor provisions), (C) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of the Administrative Agent, any Lender or any other Secured Party against the Guarantors, including, without limitation, presentment to or demand of payment from the Borrower, any of the Subsidiaries of the Borrower or any Guarantor, or any of the other Guarantors with respect to any Loan Document or this agreement, notice of acceptance of the Guarantors’ guarantee hereunder and/or notice to the Borrower, any of the Subsidiaries of the Borrower or any Guarantor, or any Guarantor of default or protest for nonpayment or dishonor, (D) any diligence in collection from or protection of or realization upon all or any portion of the Guaranteed Obligations or any security therefor, any liability hereunder, or any party primarily or secondarily liable for all or any portion of the Guaranteed Obligations, and (E) any duty or obligation of the Administrative Agent, any Lender or any other Secured Party to proceed to collect all or any portion of the Guaranteed Obligations from, or to commence an action against, the Borrower, any Guarantor or any other Person, or to resort to any security or to any balance of any deposit account or credit on the books of the Administrative Agent, any Lender or any other Secured Party in favor of the Borrower, any Guarantor or any other Person, despite any notice or request of any of the Guarantors to do so.

SECTION 10.03. Continuing Obligations; Reinstatement. The obligations of the Guarantors under this Article X are continuing obligations and shall continue in full force and effect until such time as all of the Guaranteed Obligations (and any renewals and extensions thereof) shall have been finally paid and satisfied in full. The obligations of the Guarantors under this Article X shall continue to be effective or be automatically reinstated, as the case may be, if any payment made by the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor on, under or in respect of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the recipient upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any Guarantor or any such Subsidiary, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer

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with similar powers with respect to the Borrower, any Guarantor or any such Subsidiary or any substantial part of the property of the Borrower, any Guarantor or any such Subsidiary, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of all or any portion of the Guaranteed Obligations shall at any time have occurred and be continuing, and such acceleration shall at such time be stayed, enjoined or otherwise prevented for any reason, including without limitation because of the pendency of a case or proceeding relating to the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor under any bankruptcy or insolvency law, for purposes of this Article X and the obligations of the Guarantors hereunder, such Guaranteed Obligations shall be deemed to have been accelerated with the same effect as if such Guaranteed Obligations had been accelerated in accordance with the terms of the applicable Loan Documents or of this Agreement.

SECTION 10.04. Additional Security, Etc. The Guarantors authorize the Administrative Agent on behalf of the Lenders without notice to or demand on the Guarantors and without affecting their liability hereunder, from time to time (a) to obtain additional or substitute endorsers or guarantors; (b) to exercise or refrain from exercising any rights against, and grant indulgences to, the Borrower, any Subsidiary of the Borrower or any Guarantor, any other Guarantor or others; and (c) to apply any sums, by whomsoever paid or however realized, to the payment of the principal of, premium, if any, and interest on, and other obligations consisting of, the Guaranteed Obligations. The Guarantors waive any right to require the Administrative Agent, any Lender or any other Secured Party to proceed against any additional or substitute endorsers or guarantors or the Borrower or any of their Subsidiaries or any other Person or to pursue any other remedy available to the Administrative Agent, any such Lender or any such other Secured Party.

SECTION 10.05. Information Concerning the Borrower. The Guarantors assume all responsibility for being and keeping themselves informed of the financial condition and assets of the Borrower, the other Guarantors and their respective Subsidiaries, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantors assume and insure hereunder, and agree that neither the Administrative Agent, any Lender nor any other Secured Party shall have any duty to advise the Guarantors of information known to the Administrative Agent, any such Lender or any such other Secured Party regarding or in any manner relevant to any of such circumstances or risks.

SECTION 10.06. Guarantors’ Subordination. The Guarantors hereby absolutely subordinate, both in right of payment and in time of payment, any present and future indebtedness of the Borrower or any Subsidiary of the Borrower or any Guarantor to any or all of the Guarantors to the indebtedness of the Borrower or any such Subsidiary or to the Administrative Agent, Lenders and the other Secured Parties (or any of them), provided that the Guarantors may receive scheduled payments of principal, premium (if any) and interest in respect of such present or future indebtedness so long as there is no Event of Default then in existence.

SECTION 10.07. Waivers. Notwithstanding anything herein to the contrary, the Guarantors hereby waive any right of subrogation (under contract, Section 509 of the Bankruptcy Code or otherwise) or any other right of indemnity, reimbursement or contribution and hereby waive any right to enforce any remedy that the Administrative Agent, any Lender or any other Secured Party now has or may hereafter have against the Borrower, any Guarantor or any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and the Guarantors hereby waive any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent, any Lender or any other Secured Party to secure payment or performance of the Guaranteed Obligations or any other liability of the Borrower to the Administrative Agent, any Lender or any other Secured Party. Guarantors hereby waive any rights Guarantors have under, or any requirements imposed by, (i) Chapter 43 of the Texas Civil Practice and Remedies Code, as amended (except rights under Section 43.004), (ii) Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, (iii) Rule 31 of the Texas Rules of Civil

Credit Agreement - Page 97

Procedure, as amended, and (iv) any and all rights under Section 51.005 of the Texas Property Code, as amended. The waivers contained in this Section shall continue and survive the termination of this Agreement and the final payment in full of the Guaranteed Obligations.

SECTION 10.08. Enforcement. In the event that the Guarantors shall fail forthwith to pay upon demand of the Administrative Agent, any Lender or any other Secured Party any amounts due pursuant to this Article X or to perform or comply with or to cause performance or compliance with any other obligation of the Guarantors under this Agreement the Administrative Agent, any Lender and any other Secured Party shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid or for the performance of or compliance with such terms, and may prosecute any such action or proceeding to judgment or final decree and may enforce such judgment or final decree against the Guarantors and collect in the manner provided by law out of the property of the Guarantors, wherever situated, any monies adjudged or decreed to be payable. The obligations of the Guarantors under this Agreement are continuing obligations and a fresh cause of action shall arise in respect of each default hereunder.

SECTION 10.09. Miscellaneous. Except as may otherwise be expressly agreed upon in writing, the liability of the Guarantors under this Article X shall neither affect nor be affected by any prior or subsequent guaranty by the Guarantors of any other indebtedness to the Administrative Agent, the Lenders or any other Secured Party. Notwithstanding anything in this Article X to the contrary, the maximum liability of each Guarantor hereunder shall in no event exceed the maximum amount which could be paid out by such Guarantor without rendering such Guarantor’s obligations under this Article X, in whole or in part, void or voidable under applicable law, including, without limitation, (i) the Bankruptcy Code of 1978, as amended, and (ii) any applicable state or federal law relative to fraudulent conveyances.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -

SIGNATURE PAGE FOLLOWS]

Credit Agreement - Page 98

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

HMS INCOME LLC, a Maryland limited liability company

By:
Ryan T. Sims, Manager

Credit Agreement – Signature Page

COMMITMENTS	CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:
Bobby Hamilton, Vice President
Revolver Commitment: $15,000,000

Lending Office

Capital One, National Association

5718 Westheimer, 6th Floor

Houston, Texas 77057

Attention: Bobby Hamilton, Vice President

Telecopy number: (713) 824-1731

Telephone number: (713) 706-5499

And a copy to:

Carol Martin Burke

Pillsbury Winthrop Shaw Pittman, LLP

909 Fannin Street

Suite 2000

Houston, Texas 77010

Telecopy number: (281) 582-4255

Telephone number: (713) 276-7626

Credit Agreement – Signature Page

SCHEDULE A

DESIGNATION NOTICE

May 24, 2012

Capital One, National Association,

as Administrative Agent

for the Lenders referred to below

5718 Westheimer, 6th Floor

Houston, Texas 77057

Attention: Bobby Hamilton

Dear Sirs:

Reference is made to the Amended and Restated Credit Agreement dated as of May 24, 2012 (as amended and in effect on the date hereof, the “Credit Agreement”), among HMS Income LLC, Capital One, National Association, as a Lender and as Administrative Agent, and the Lenders listed on the signature pages thereof. Terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned is a Lender and is party to a Hedging Agreement, dated as of [                    ] and enclosed as Exhibit A to this letter agreement, pursuant to the Credit Agreement. By executing this letter agreement, the undersigned: (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Articles VI and VII of the Credit Agreement.

Very truly yours,

[NAME OF LENDER]

By:

Name:

Title:

Exhibits to Credit Agreement- Schedule “A” Page 1

Acknowledged by:

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Exhibits to Credit Agreement- Schedule “A” Page 2

SCHEDULE 1.01

MORTGAGED PROPERTIES

None.

Exhibits to Credit Agreement- Schedule 1.01 Page 1

SCHEDULE 4.8

SUBSIDIARIES

None.

Exhibits to Credit Agreement- Schedule 4.8 Page 1

SCHEDULE 4.24

SUBSIDIARIES AND AFFILIATES

Subsidiary	Holder of Equity Interests	Nature of Equity Interests	Percentage of Equity Interests Held	Jurisdiction of Organization
None.

Exhibits to Credit Agreement- Schedule 4.24 Page 1

SCHEDULE 4.30

INVESTMENTS

HMS Income LLC – Depository at Amegy Bank

HMS Income LLC – Disbursing Account at Amegy Bank

Exhibits to Credit Agreement- Schedule 4.30 Page 1

SCHEDULE 4.33

CONTRACTS

HMS Income LLC

•	Operating Agreement

•

Assignment and Assumption Agreement, dated as of December 12, 2011, among Main Street Capital Corporation, Main Street Capital II, LP and Main Street Mezzanine Fund, LP, as assignors, and HMS Income LLC as assignee

•	Servicing Agreement, dated as of December 12, 2011 between Main Street Capital Partners, LLC and HMS Income LLC

Exhibits to Credit Agreement- Schedule 4.33 Page 1

SCHEDULE 5.11

LOANS AND ADVANCES

None.

Exhibits to Credit Agreement- Schedule 5.11 Page 1

SCHEDULE 5.14

PRINCIPAL AMOUNTS

None.

Exhibits to Credit Agreement- Schedule 5.14 Page 1

SCHEDULE 5.31

DEBT

None.

Exhibits to Credit Agreement- Schedule 5.31 Page 1

SCHEDULE 5.37

OPERATING LEASES

None.

Exhibits to Credit Agreement- Schedule 5.37 Page 1

EXHIBIT A

NOTICE OF BORROWING

            , 20

To:	Capital One, National Association, as Administrative Agent

Re:	Credit Agreement (as amended and modified from time to time, the “Credit Agreement”) dated as of May 24, 2012 among HMS Income LLC and Capital One, National Association, as Administrative Agent and the Lenders listed on the signature pages thereof

Ladies and Gentlemen:

Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Credit Agreement.

This Notice of Borrowing is delivered to you pursuant to Section 2.02 of the Credit Agreement.

The Borrower hereby requests a Borrowing in the aggregate principal amount of $         to be made on             , 20    .1

[The Advances included in such Borrowing are to be: [Base Rate Advances in the aggregate principal amount of $        ; Tranche Euro-Dollar Advances in the aggregate principal amount of $         with an Interest Period of one] month; Index Euro-Dollar Advances in the aggregate principal amount of $        ]].

Attached to this Notice of Borrowing are true, correct and complete copies of (a) a Borrowing Base Certification Report dated as of the date hereof, and (b) a calculation of the Borrowing Base and all components thereof.

The Borrower has caused this Notice of Borrowing to be executed and delivered by its duly authorized officer this      day of             , 20    .

All of the conditions applicable to the Borrowing requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied on the date of such Borrowing, including, without limitation, those set forth in Section 3.02 of the Credit Agreement.

1	Amount of Borrowing must be $1,000,000 or a larger multiple of $100,000.

Exhibits to Credit Agreement- Exhibit “A” Page 1

HMS INCOME LLC, a Maryland limited liability company

By:

Name:

Title:

Exhibits to Credit Agreement- Exhibit “A” Page 2

EXHIBIT B-1

REVOLVER NOTE

[To be Distributed Separately]

Exhibits to Credit Agreement- Exhibit “B-1” Page 1

REVOLVER NOTE

$15,000,000

Houston, Texas
May 24, 2012

For value received, HMS INCOME LLC, a Maryland limited liability coompany (the "**Borrower**") promises to pay to the order of CAPITAL ONE, NATIONAL ASSOCIATION (the "**Lender**"), for the account of its Lending Office, the principal sum of FIFTEEN MILLION and No/100 Dollars ($15,000,000), or such lesser amount as shall equal the unpaid principal amount of each Revolver Advance made by the Lender to the Borrower pursuant to the Credit Agreement referred to below, on the dates and in the amounts provided in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of this Revolver Note on the dates and at the rate or rates provided for in the Credit Agreement. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the office of Capital One, National Association, 5718 Westheimer, 6th Floor, Houston, Texas 77057, or at such other address as may be specified from time to time pursuant to the Credit Agreement.

All Revolver Advances made by the Lender, the interest rates from time to time applicable thereto and all repayments of the principal thereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make, or any error of the Lender in making, any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement. This Note is secured by, among other security, the Collateral Documents, as the same may be modified or amended from time to time.

This Note is one of the Revolver Notes referred to in the Credit Agreement dated as of the date hereof among the Borrower, the lenders listed on the signature pages thereof and their successors and assigns, and Capital One, National Association, as a Lender and as Administrative Agent (as the same may be amended or modified from time to time, the "**Credit Agreement**"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment and the repayment hereof and the acceleration of the maturity hereof, including without limitation, the provisions thereof relating to usury.

The Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Credit Agreement.

The Borrower agrees, in the event that this Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys' fees.

Revolver Note – Page 1

Initials: RS

703622833
056048.17

HMS INCOME LLC, a Maryland limited liability company

By: ______________________
Ryan T. Sims, Manager

Revolver Note – Signature Page

203622833
05604817

Revolver Note (cont'd)

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Interest Rate	Interest Period (if applicable)	Amount of Advance	Amount of Principal Repaid	Notation Made By

Revolver Note – Advances

703622833
056048.17

EXHIBIT B-2

SWING ADVANCE NOTE

[To be Distributed Separately]

Exhibits to Credit Agreement- Exhibit “B-2” Page 1

SWING ADVANCE NOTE

$5,000,000

Houston, Texas
May 24, 2012

For value received, HMS INCOME LLC, a Maryland limited liability company (the "**Borrower**") promises to pay to the order of CAPITAL ONE, NATIONAL ASSOCIATION (the "**Lender**"), for the account of its Lending Office, the principal sum of Five Million and No/100 Dollars ($5,000,000), or such lesser amount as shall equal the unpaid principal amount of each Swing Advance made by the Lender to the Borrower pursuant to the Credit Agreement referred to below, on the dates and in the amounts provided in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of this Swing Note on the dates and at the rate or rates provided for in the Credit Agreement. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the office of Capital One, National Association 5718 Westheimer, 6th Floor, Houston, Texas 77057, or at such other address as may be specified from time to time pursuant to the Credit Agreement.

All Swing Advances made by the Lender, the interest rates from time to time applicable thereto and all repayments of the principal thereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make, or any error of the Lender in making, any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement. This Note is secured by, among other security, the Collateral Documents, as the same may be modified or amended from time to time.

This Note is the Swing Advance Note referred to in the Credit Agreement dated as of the date hereof among the Borrower, the lenders listed on the signature pages thereof and their successors and assigns, and Capital One, National Association, as a Lender and as Administrative Agent (as the same may be amended or modified from time to time, the "**Credit Agreement**"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment and the repayment hereof and the acceleration of the maturity hereof, including without limitation, the provisions thereof relating to usury.

The Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Credit Agreement.

The Borrower agrees, in the event that this Note or any portion hereof is collected by law or through an attorney at law, to pay all reasonable costs of collection, including, without limitation, reasonable attorneys' fees.

Swing Advance Note – Page 1

Initials: RJ

70363822
056048.17

HMS INCOME LLC, a Maryland limited liability company

By: ______________________
Ryan T. Sims, Manager

Swing Advance Note – Signature Page

703638221
056048.17

Swing Advance Note (cont'd)

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Interest Rate	Interest Period (if applicable)	Amount of Advance	Amount of Principal Repaid	Notation Made By

Swing Advance Note – Advances

703638221
056048.17

EXHIBIT C

NOTICE OF CONTINUATION OR CONVERSION

                , 20

To: Capital One, National Association, as Administrative Agent

Re:	Credit Agreement (as amended and modified from time to time, the “Credit Agreement”) dated as of May 24, 2012 among HMS Income LLC, Capital One, National Association, as Administrative Agent, and the Lenders listed on the signature pages thereof.

Gentlemen:

Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Credit Agreement.

This Notice of Continuation or Conversion is delivered to you pursuant to Section 2.03 of the Credit Agreement.

With respect to the [Base Rate Advances] [Index Euro-Dollar Advances], [Tranche Euro-Dollar Advances] in the aggregate amount of $         [which have an Interest Period ending on                     ], the Borrower hereby requests that such Advances be [converted to] [Base Rate Advances] [Index Euro-Dollar Advances], [Tranche Euro-Dollar Advances] [continued as] [Index Euro-Dollar Advances], [Tranche Euro-Dollar Advances] in the aggregate principal amount of $         to be made on such date, and for interest to accrue thereon at the rate established by the Credit Agreement for [Base Rate Advances] [Index Euro-Dollar Advances], [Tranche Euro-Dollar Advances]. The duration of the Interest Period with respect to such Tranche Euro-Dollar Advances shall be one month.

The Borrower has caused this Notice of Continuation or Conversion to be executed and delivered by its duly authorized officer this      day of              20    .

HMS INCOME LLC a Maryland limited liability company

By:
Name:
Title:

Exhibits to Credit Agreement- Exhibit “C” Page 1

EXHIBIT D

BORROWING BASE CERTIFICATION REPORT

Reference is made to the Credit Agreement (the “Credit Agreement”) dated as of May 24, 2012 among HMS Income LLC, a Maryland limited liability company (the “Borrower”), Capital One, National Association, as Administrative Agent, and the Lenders listed on the signature pages thereto. Capitalized terms used herein have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 5.01(i) of the Credit Agreement,                     , the duly authorized chief financial officer or other authorized officer of Borrower, acting in his capacity as such officer for Borrower and not in his individual capacity, hereby certifies to the Administrative Agent and the Lenders that: (i) attached hereto is a list of the Portfolio Investments that the Borrower proposes to include in the calculations of the Borrowing Base on the date hereof, together with the most recent Value and source of the determination of Value for each, (ii) such Portfolio Investments satisfy all of the requirements contained in the definitions of “Eligible Quoted Senior Bank Loan Investments”, “Eligible Investment Grade Debt Securities”, “Eligible Core Portfolio Investments”, “Eligible Unquoted Senior Bank Loan Investments”, and “Eligible Non-Investment Grade Debt Securities”, as applicable; (iii) the information contained herein and in the schedule(s) attached hereto is true, accurate and complete as of the date hereof; (iv) no Default has occurred and is continuing on the date hereof; and (v) the representations and warranties of the Loan Parties contained in Article IV of the Credit Agreement and the other Loan Documents are true on and as of the date hereof.

Certified as of the      day of              20    .

HMS INCOME LLC, a Maryland limited liability company

By:
Name:
Title:

[Attach supporting Schedule(s)]

Exhibits to Credit Agreement- Exhibit “D” Page 1

EXHIBIT E

OPINION LETTER COVERAGE OF

COUNSEL FOR THE BORROWER AND GUARANTORS

[To be Distributed Separately]

Exhibits to Credit Agreement- Exhibit “E” Page 1

SUTHERLAND ASBILL & BRENNAN LLP
First City Tower
1001 Fannin, Suite 3700
Houston, TX 77002-6760
713.470.6100 Fax 713.654.1301
www.sutherland.com

May 24, 2012

Capital One, National Association, as Administrative Agent

and each other lender listed as a party

to the Credit Agreement (as defined below)

Re:	HMS Income, LLC

Ladies and Gentlemen:

We have acted as counsel for HMS Income, LLC (the “Borrower”) in connection with the execution and delivery of that certain Credit Agreement dated as of May 24, 2012 (the “Credit Agreement”) among the Borrower, each lender party thereto from time to time (individually a “Lender” and collectively the “Lenders”), and Capital One, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

This opinion letter is delivered to you pursuant to Section 3.01(c) of the Credit Agreement.

Except as specifically otherwise defined in this opinion letter, each capitalized term used in this opinion letter has the same meaning as it has as a capitalized term in the Credit Agreement or, if not defined in the Credit Agreement, in the Uniform Commercial Code as in effect in the State of Texas (the “Texas UCC”).

For purposes of this opinion letter, we have reviewed copies of the following executed documents, each of which is dated the date of the Credit Agreement:

1. the Credit Agreement;

2. the Revolver Note issued by the Borrower to Capital One, National Association, in the original principal amount of $15,000,000;

3. the Swing Advance Note issued by the Borrower to Capital One, National Association, in the original principal amount of $5,000,000;

4. the Equity Pledge Agreement dated as of the date hereof, by the Borrower in favor of the Administrative Agent (the “Pledge Agreement”);

5. the General Security Agreement dated as of the date hereof by the Borrower in favor of the Administrative Agent (the “Security Agreement”);

6. that certain Deposit Account Control Agreement, dated as of the date hereof, among the Borrower, Amegy Bank, National Association (the “Custodian”) and the Administrative Agent (the “Deposit Account Control Agreement”);

7. that certain Control Agreement, dated as of the date hereof, among the Borrower, the Custodian and the Administrative Agent (the “Control Agreement”); and

8. the UCC Financing Statement, the completed form of which is attached as Attachment 1 (the “Financing Statement”), which we understand will be filed in the Uniform Commercial Code filing records of the State Department of Assessments and Taxation of the State of Maryland (the “Maryland Filing Office”).

Each of the documents listed in clauses 1 through 7, inclusive, above are individually a “Credit Document” and collectively the “Credit Documents”; and the Pledge Agreement and the Security Agreement are collectively the “Security Documents.”

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on a certificate of an officer of the Borrower and on factual representations made by the Borrower in the Credit Agreement and the other Credit Documents. We have also relied on certificates of public officials. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

Based on and subject to the foregoing and also subject to all of the assumptions, qualifications and other matters set forth in this opinion letter, we are of the opinion that:

1. Based solely on the certificate issued by the State of Maryland Department of Assessments and Taxation (“SDAT”) dated May 17, 2012 (which we have assumed remains accurate on the date of this opinion letter), the Borrower is a limited liability company duly existing under and by virtue of the limited liability company act laws of Maryland General Corporation Law (the “MGCL”) and is in good standing with the SDAT. Based solely on the certificate issued by the Secretary of State of the State of Texas dated May 21, 2012 and the certificate delivered by the Comptroller of Public Accounts of the State of Texas dated May 21, 2012, the Borrower is duly qualified and in good standing as a foreign limited liability company in the State of Texas.

2. The Borrower (a) has the limited liability company power to execute and deliver, and to perform its obligations under, each Credit Document, (b) has taken all necessary limited liability company action to authorize the execution and delivery of, and the performance of its obligations under, each Credit Document, and (c) has duly executed and delivered each Credit Document.

3. The execution and delivery by the Borrower of each Credit Document does not, and the performance by the Borrower of its obligations under each Credit Document will not:

(a) result in a violation of the Borrower’s articles of organization or operating agreement; or

(b) except for approvals that have been obtained and for filings required to perfect a security interest contemplated by any Security Document, require approval from, or any filings with, any governmental authority under any federal law of the United States or any law of the State of Texas or the MGCL; or

(c) violate either (i) assuming the Borrower’s compliance with the covenants in the Credit Agreement as to application of proceeds, Regulations T, U or X of the Board of Governors of the Federal Reserve Board or (ii) any federal law of the United States or of the State of Texas or the MGCL.

4. Each Credit Document is a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

5. The execution and delivery by the Borrower of each of the Credit Documents, the performance by the Borrower of the respective terms and provisions thereof and the consummation of the transactions contemplated thereby, do not violate the Investment Company Act of 1940, as amended (the “Investment Company Act”).

6. The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, as security for the Obligations (as defined in the Security Agreement), a security interest under Article 9 of the Texas UCC (such security interest, the “Security Agreement Article 9 Security Interest”) in the collateral described in the Security Agreement in which a security interest may be created under Texas UCC Article 9 (the “Security Agreement Article 9 Collateral”).

7. The Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, as security for the Obligations, a security interest under Article 9 of the Texas UCC (such security interest, together with the Security Agreement Article 9 Security Interest, the “Article 9 Security Interest”) in the collateral described in the Pledge Agreement in which a security interest may be created under Texas UCC Article 9 (such collateral, together with the Security Agreement Article 9 Collateral, the “Article 9 Collateral”).

8. The Financing Statement is in form sufficient to comply with the filing requirements of the Maryland Filing Office.

9. Upon the filing of the Financing Statement in the Maryland Filing Office, the Article 9 Security Interest in that portion of the Article 9 Collateral in which a security interest may be perfected by the filing of a financing statement under the Maryland UCC will be perfected.

10. Assuming that (a) Amegy Bank, National Association is a “bank,” (b) Deposit Account Nos. 0053749320 and 0053749339 at that “bank” (the “Deposit Accounts”) are “deposit accounts” (as these terms are defined in Texas UCC Article 9), and (c) Amegy Bank, National Association’s jurisdiction for purposes of Section 9.304 of the Texas UCC is the State of Texas, the Article 9 Security Interest in the Deposit Accounts is perfected by execution and delivery of the Deposit Account Control Agreement by the parties thereto.

11. Assuming that (a) Amegy Bank, National Association (the “Securities Intermediary”) is a “securities intermediary” (as defined in Section 8.102(a) of the Texas UCC) and that the Securities Account is a “securities account” (as defined in Section 8.501 of the Texas UCC), (b) the Securities Intermediary maintains accurate and complete records of the financial assets in the Securities Account (as defined below), such that the financial assets in the Securities Account are objectively determinable, (c) all of the property in each Securities Account consists of “financial assets” (as defined in Section 8.102(a) of the Texas UCC), and (d) the Securities Intermediary’s jurisdiction for purposes of Sections 8.110(e) and 9.305 of the Texas UCC, is the State of Texas, the Article 9 Security Interest in Securities Account No. 3654545 (the “Securities Account”) is perfected by execution and delivery of the Control Agreement by the parties thereto.

12. Upon the Custodian’s taking possession, in accordance with the terms of the Control Agreement, of any Securities and Investment Files (as defined in the Control Agreement) in which a security interest may be perfected by possession under the Texas UCC, the Article 9 Security Interest in such Securities and Investment Files will be perfected.

This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law as published in 53 The Business Lawyer 831 (May 1998) (the “ABA Legal Opinion Principles”), a copy of which is attached as Attachment 2.

For purposes of our opinions in this opinion letter (and without excluding other assumptions that the ABA Legal Opinion Principles provides are customarily understood to be included in legal opinions of this type without expressly stating them in the opinion letter), we have assumed that: (a) each document that we have reviewed is accurate and complete, is either an authentic original or a copy that conforms to an authentic original, and the signatures on it are genuine; (b) each governmental or officer’s certificate is accurate, complete and authentic, and that each governmental certificate remains accurate on the date of this letter; (c) all natural persons have sufficient legal capacity; (d) the Credit Documents are enforceable against the parties to them other than the Borrower; (e) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence or any failure to comply with requirements of good faith, fair dealing and conscionability, with respect to the execution or delivery of any Credit Document; (f) there are neither any written or oral agreements or understandings among the parties nor any usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any Credit Document; (g) the Borrower’s managers have complied with applicable fiduciary duties and appropriately disclosed any interest in connection with the approval of the Borrower’s execution, delivery and performance of the Credit Documents; (h) at the time each Advance is made, after giving effect to such Advance, the Borrower will be in compliance with Section 18(a)(i)(A) of the Investment Company Act, giving effect to Section 61(a)(1) of the Investment Company Act; and (i) Capital One, National Association is not deemed to be a “principal underwriter” (as defined in Section 2(a)(29) of the Investment Company Act) of the Borrower as of October 24, 2008, any subsequent date on which any asset became or becomes subject to the lien of the Security Agreement or the Pledge Agreement (or the respective agreements amended and restated thereby) or the date of this opinion letter.

We have further assumed that (i) each and every usury savings clause contained in the Credit Documents will be complied with by the Administrative Agent and the Lenders; (ii) no fees, sums, or other benefits, direct or indirect, including any compensating balance requirements or fees in lieu thereof, have been paid to or received by or are, or may be, payable to or receivable by the Administrative Agent or any Lender in connection with the Credit Documents, except as set forth in the Credit Documents, (iii) that, other than as expressly set forth in the Credit Documents, there are no other contracts or agreements, written or oral, for the charging, payment or receipt of any amount or the giving of any benefit in any event by the Borrower or any other person to or for the account or benefit of any Lender; (iv) that the Borrower has not been requested by the Administrative Agent or any Lender, as a condition to the extension of credit described in the Credit Documents, to guarantee, assume or otherwise become liable in any way in respect of, or to secure in any respect, any indebtedness of any other person to the Administrative Agent of any Lender, or to agree to do so; (v) that any loan commitment fee, facility fee, closing fee or structuring fee, however calculated, including any loan availability fee on the unused portion of the credit described in the Credit Documents, is a reasonable and customary charge for such service; (vi) any expenses reimbursable to the Administrative Agent or any Lender in connection with the Credit Documents, including without limitation, inspection fees, recording fees, appraisal fees, custodian’s fees, commitment fees and attorneys’ fees, have been and will be limited to the actual costs incurred and paid to third parties or have been and will be for services rendered separate and apart from the lending of money and that such fees, costs and expenses will not exceed just and reasonable compensation for such services; (vii) the parties to the Credit Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Credit Documents; (viii) any amount taken, reserved, received, contracted for, charged or collected pursuant to the indemnity provisions of the Credit Documents will not constitute interest and will be disregarded in determining whether the Credit Documents constitute a contract for an amount of interest in excess of the amount of interest at the highest lawful rate or yield a rate of interest in excess of the highest lawful rate and in determining whether the total amount of interest taken, reserved, received, contracted for, charged or collected exceeds the amount of interest computed at the highest lawful rate or yields a rate of interest in excess of the highest lawful rate; (ix) in determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount or rate of interest permitted under applicable law, (a) any non- principal payment shall be characterized as expense, fee or premium rather than interest, and (b)

voluntary prepayments and the effects thereof shall be excluded; (x) the provisions of the Credit Documents to the effect that the Borrower will never be required to pay interest in an amount or at a rate in excess of the highest lawful rate will control over all other provisions of the Credit Documents which may be in apparent conflict with those provisions or are silent with respect thereto; and (xi) all sums taken, reserved, received, charged or paid, or agreed to be taken, reserved, received, charged or paid to the Lenders for the use, forbearance or detention of the indebtedness incurred under the Credit Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full original term of the Advances contemplated by the Credit Documents, so that the total amount of interest taken, reserved, received, charged, contracted for or collected with respect to such Advances does not exceed the amount of interest computed at the highest lawful rate or yield a rate of interest in excess of the highest lawful rate. No opinion is expressed herein as to whether the payment of late fees, prepayment premiums or compensation, default interest, interest on interest, or other charges payable upon or after the occurrence of a default or the payment of any yield maintenance premium or any charges or payments pursuant to Section 8.03 or Section 2.12(e) of the Credit Agreement would constitute interest. No opinion is expressed herein as to whether a judicial interpretation of Applicable Law is required for a determination of usury or whether payments of interest received in excess of the Maximum Lawful Rate and credited to any Related Indebtedness would constitute interest. We note that certain of the Credit Documents provide for payment of auditing, attorneys and other similar fees attributable to services rendered by employees of the Administrative Agent or any Lender. We express no opinion as to whether any such payments would constitute interest under Texas law.

The opinions in this opinion letter are limited to (i) the federal law of the United States; (ii) the law of the State of Texas; (iii) as to our opinions in numbered paragraphs 2 and 3(a) above, the Maryland Limited Liability Company Act, as amended (and for purposes of this opinion letter, such corporation law shall be deemed to consist solely of the provisions of the corporation law of the State of Maryland, without annotations, appearing in Corporation—Covering Corporation Practice-Procedure-Law published by Aspen Publishers as the Maryland Limited Liability Company Act (the “Maryland LLC Act”)), and with such provisions interpreted in accordance with their plain meaning; (iv) as to our opinions in numbered paragraphs 8 and 9 above, Article 9 of the Uniform Commercial Code of the State of Maryland as set forth in the CCH Secured Transactions Guide (the “Maryland UCC”). We have not reviewed any judicial decisions construing the laws of the State of Maryland or any other sections of the Maryland UCC, or, except for the Maryland LLC Act, any other laws of the State of Maryland.

We express no opinion with respect to the laws of any other jurisdiction or as to any matters arising under, or the effect of any of, the following: (a) any securities laws (other than the Investment Company Act); tax laws; pension or employee benefit laws; labor laws; zoning, land use, subdivision or similar laws; environmental laws; health and safety laws; antitrust, unfair competition and other trade regulation laws; racketeering laws; patent, copyright, trademark, trade name or other intellectual property laws; (b) the Foreign Corrupt Practices Act; the Trading with the Enemy Act; any foreign assets control regulations of the United States Treasury Department; the USA PATRIOT Act; Executive Order No. 13,224 (“Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support

Terrorism”) and similar laws and executive orders; or (c) as provided in the ABA Legal Opinion Principles, other laws customarily understood to be excluded from legal opinions of this type without expressly stating that they are excluded.

Our opinion in numbered paragraph 4 above is subject to bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar federal laws of the United States and of the State of Texas affecting the rights and remedies of creditors generally and to general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity.

In addition, certain of the remedial provisions in the Security Documents may be further limited or rendered unenforceable by applicable law, but in our opinion such law does not make the remedies afforded by the Security Documents inadequate for the practical realization of the principal benefits intended to be provided by the Security Documents.

Our opinions with respect to security interests in the Collateral are limited to the Texas UCC and the Maryland UCC and therefore do not address collateral of a type not subject to the Texas UCC Articles 8 and 9 or the Maryland UCC Article 9. In addition, we express no opinion as to any of the following:

(a) Whether the Article 9 Collateral exists or the nature or extent of the Borrower’s rights in, or title to, any portion of the Article 9 Collateral.

(b) The effect of Section 552 of the U.S. Bankruptcy Code, which limits the extent to which property acquired after the commencement of a bankruptcy proceeding is subject to a security interest arising from a security agreement entered into by the Borrower prior to the commencement of such bankruptcy proceeding.

(c) The creation, attachment, perfection or enforceability of any security interest in any commercial tort claim.

(d) Security interests in goods which are in accession to, or commingled or processed with, other goods to the extent that a security interest is limited by Section 9-336 of the Texas UCC.

(e) The effect of non-compliance with the Assignment of Claims Act, 31 U.S.C. Section 3727 and 41 U.S.C. Section 15, with respect to such of the Article 9 Collateral as may be subject thereto.

(f) The perfection of any security interest in any Article 9 Collateral consisting of goods that are or are to become fixtures, standing timber to be cut, farm products, consumer goods or as-extracted collateral.

(g) The priority of any security interest granted in the Article 9 Collateral.

(h) The provisions contained in Section 10.07 of the Credit Agreement to the extent that such provisions limit the obligation of the Guarantors under the guaranty provided for in Article X of the Credit Agreement or any right of contribution of any other party with respect to such guaranty.

(i) The enforceability of any acceleration of the maturity of any Obligation unless the holder of such Obligation has given the Borrower notice of such holder’s intent to accelerate the maturity thereof, and notice of the acceleration of the maturity thereof.

(j) The enforceability, validity or effect of any provision of the Credit Documents purporting to (1) establish any evidentiary standard, (2) waive illegality as a defense to the performance of contract obligations or any other defense to such performance which cannot, as a matter of law, be effectively waived, (3) irrevocably appoint the Administrative Agent or any Lender as attorney-in-fact for the Borrower, (4) impose upon a court the obligation or duty to compute or re-compute the Obligations in a specified manner, (5) permit the Administrative Agent or any Lender to retain full proceeds from the sale of Collateral or any property, with no obligation to any applicable taxing authority, or (6) require any Person, other than the Custodian, to hold property in trust for the Administrative Agent, or any Lender.

Further, we call to your attention that certain subsequent events may result in the loss of perfection in the Article 9 Collateral and that certain Persons may obtain an interest in the Article 9 Collateral free and clear of the Administrative Agent’s perfected security interest therein, and we do not undertake to advise the Administrative Agent or any other Lender, or any other Person regarding any such matters.

We also express no opinion as to any of the following or as provided in the ABA Legal Opinion Principles, any other matters customarily understood to be excluded from legal opinions of this type without expressly stating that they are excluded:

(a) provisions providing for choice of governing law;

(b) provisions that purport to (i) determine, or waive objections to, the forum, venue or jurisdiction of any particular court or other governmental authority, (ii) waive or consent to service of process requirements or (iii) waive trial by jury;

(c) waivers or advance consents that have the effect of waiving (i) legal or equitable defenses (including the obligations of good faith, fair dealing, diligence and reasonableness), (ii) rights to certain damages, (iii) rights to counter claim or set off, (iv) statutes of limitations, (v) rights to the marshalling of assets or similar requirements, (vi) rights to notice or the opportunity to cure failures to perform, (vii) the benefits of statutory, regulatory or constitutional rights, unless and to the extent the applicable statute, regulation, or constitution explicitly permits their waiver, and (viii) other benefits to the extent they cannot be waived under applicable law;

(d) the effect of rules of law that permit a party to cure a breach unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;

(e) either (i) the effect of rules of law that limit the availability of a remedy under certain circumstances where another remedy has been elected or (ii) provisions (A) that enumerated remedies are exclusive, (B) that a party has the right to pursue multiple remedies without regard to other remedies elected, (C) that all remedies are cumulative, (D) providing a time limitation after which a remedy may not be enforced or providing that there are no time limitations on the period in which a remedy may be enforced, or (E) eliminating, waiving or reducing punitive or consequential damages;

(f) the effect of rules of law that limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

(g) the effect of rules of law or provisions that relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale;

(h) the effect of provisions purporting to entitle a party, as a matter of right and without court approval after required showings, to the appointment of a receiver;

(i) provisions imposing (i) increased interest rates (including interest on interest and compounding of interest) or late payment charges upon delinquency in payment or default or (ii) liquidated damages or (iii) premiums on prepayment, acceleration, redemption, cancellation, or termination or (iv) other payments in excess of actual damages, to the extent any such payments are deemed to be penalties or forfeitures;

(j) the effect of rules of law that govern and afford judicial or arbitral discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs;

(k) the effect of laws requiring mitigation of damages;

(l) provisions mandating contribution towards judgments or settlements among various parties;

(m) provisions changing or waiving rules of evidence or fixing the method or quantum of proof to be applied in litigation or similar proceedings;

(n) provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, (i) liability for its own acts or omissions, (ii) any matter arising under, or involving a waiver of, any securities laws, or (iii) unless covered by a specific indemnification, any breach of a representation and/or warranty with respect to matters known to the person or entity claiming indemnification; or (iv) any indemnification provision;

(o) both (i) the effect of rules of law that may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange or (ii) severability or reformation provisions;

(p) provisions granting (i) the Administrative Agent or any Lender the right to set-off against funds held in any account maintained with the Administrative Agent or any Lender and which account is designated, or contains funds that the Administrative Agent or any Lender is aware have been set aside, for special purposes, such as payroll, trust and escrow accounts, or which funds are subject to special agreements between the Administrative Agent or any Lender and any Loan Party precluding or limiting rights to set-off funds; and (ii) the right of set-off to a purchaser of a participation in the Advances;

(q) provisions prohibiting the use or disclosure of information;

(r) provisions granting a power of attorney, or providing for the appointment of an agent or proxy;

(s) provisions relating to fiduciary duties, including without limitation, the extent to which the operating agreement can limit such duties, and whether the members or managers have complied with any applicable fiduciary duty, duty to act in good faith or similar duty in making any decision in connection with any Credit Document;

(t) both (i) the effect of course of dealing, course of performance, or the like, that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement or (ii) provisions that purport to deny the effectiveness of such;

(u) provisions that determinations by a party or a party’s designee are conclusive;

(v) provisions purporting to grant to or limit rights of third parties;

(w) provisions purporting to create a trust or constructive trust without compliance with applicable trust law;

(x) covenants regarding assignment;

(y) provisions permitting the Administrative Agent or any Lender to exercise voting or corporate, company, or partnership rights with respect to investment property, pledged stock, membership interests, partnership interests, or other instruments prior to foreclosing on such investment property, pledged stock, membership interests, partnership interests, or other instruments;

(z) voting agreements and covenants to vote in a particular manner;

(aa) provisions relating to delay or omission of enforcement of rights or remedies, or waivers of defenses or waivers of benefits of appraisement, valuation, stay, extension, moratorium, redemption, statutes of limitation or other nonwaivable benefits bestowed by operation of law; or

(bb) the effect of rules of law that may, in the absence of an express waiver or consent, discharge a guarantor to the extent that: (i) action by a creditor discharges the guaranteed obligation or increases the risk to which such guarantor is exposed, including impairing the value of collateral securing a guaranteed obligation to the detriment of the guarantor, (ii) a guaranteed obligation is materially modified or (iii) there are any releases of any co-guarantor.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Administrative Agent or any other Lender or any other Person either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

This opinion letter (a) is delivered in connection with the closing of, and the initial funding under, the Credit Agreement, may be relied upon only by the Administrative Agent and each other Lender at the date of this opinion letter in connection with such closing and initial funding, and may not be relied upon by the Administrative Agent or any other Lender for any other purpose; (b) may not be relied on by, or furnished to, any other Person without our prior written consent; and (c) may not be quoted, published or otherwise disseminated, without in each instance our prior written consent. Notwithstanding the preceding sentence, we hereby consent to reliance on this opinion letter by Lenders who may become party to the Credit Agreement after the date of this opinion letter in accordance with the terms of the Credit Agreement (each, an “Assignee Lender”) and a permitted successor or assign of the Administrative Agent (the “Successor Administrative Agent”), but only on the condition and understanding that (i) such Assignee Lender and Successor Administrative Agent, as applicable, accepts the limitations in the preceding sentence, (ii) we have no responsibility or obligation to consider the applicability or correctness of this opinion letter to any Person other than its addressees, (iii) reliance by any Assignee Lender and Successor Administrative Agent, as applicable, must be actual and reasonable under the circumstances existing at the time such Assignee Lender and Successor Administrative Agent, as applicable, becomes party to the Credit Agreement or successor to the Administrative Agent, as applicable, including any changes in law, facts or any other developments known to or reasonably knowable at such time by such Assignee Lender and Successor Administrative Agent, as applicable, (iv) the knowledge of the addressees with respect to matters addressed in this opinion letter shall be imputed to all assignees, and (v) in no event shall any such Assignee Lender or Successor Administrative Agent have any greater rights with respect to this opinion letter than did its addressees. Any reliance on the opinions expressed herein by any such Assignee Lender or Successor Administrative Agent after the date of this opinion letter shall be as to such opinions as of the date of this opinion letter and shall not constitute a reissuance of such opinions as of the date of any such subsequent assignment or as of any other subsequent date. Notwithstanding the foregoing, we also consent to the furnishing of this opinion letter for informational purposes as may be required by law or regulation applicable to the Administrative Agent, any Successor Administrative Agent, any Lender or any Assignee Lender, but no Person to whom this opinion is furnished pursuant to this sentence may rely on this opinion.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:
Annette L. Tripp, a partner

********************

Attachment 1

Financing Statement

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

Susan Ormand Berry Pillsbury Winthrop Shaw Pittman LLP 909 Fannin Street, Suite 2000 Houston, Texas 77010-1018

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME insert only one debtor name (1a or 1b) - do not abbreviate or combine names
OR	1a. ORGANIZATION’S NAME HMS Income LLC
	1b. INDIVIDUAL’S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
1300 Post Oak Blvd., Suite 800			Houston	TX	77056	USA
1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION	1g. ORGANIZATIONAL ID #, if any

		limited liability company	Maryland	MD W14392104		☐NONE
2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names
OR	2a. ORGANIZATION’S NAME
	2b. INDIVIDUAL’S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any

☐NONE
3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)
OR	3a. ORGANIZATION’S NAME Capital One, National Association
	3b. INDIVIDUAL’S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
5718 Westheimer, 6th Floor			Houston	TX	77057	USA

4. This FINANCING STATEMENT covers the following collateral:

ALL ASSETS.

5. ALTERNATIVE DESIGNATION [if applicable]:	☐LESSEE/ LESSOR	☐CONSIGNEE/ CONSIGNOR	☐BAILEE/ BAILOR	☐SELLER/ BUYER	☐AG. LIEN	☐NON-UCC FILING

6.	☐	This FINANCING STATEMENT is to be filed [for record] (or recorded)		7. Check to REQUEST SEARCH REPORT(S) on Debtor(s)
		in the REAL ESTATE RECORDS. Attach Addendum	[if applicable]	[ADDITIONAL FEE]	[optional]	☐All Debtors	☐Debtor 1	☐Debtor 2
8. OPTIONAL FILER REFERENCE DATA
TO BE FILED WITH THE MARYLAND SECRETARY OF STATE

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)	International Association of Commercial Administrators (IACA)

Attachment 2

ABA Legal Opinion Principles

Legal Opinion Principles

By the Committee on Legal Opinions*

In the Committee’s 1991 Third Party Legal Opinion Report1 the Committee undertook to monitor developments respecting the Report and the Legal Opinion Accord contained in the Report. It also undertook in due course to take such further action as might seem appropriate. These Legal Opinion Principles are a product of those undertakings.

The Report and the Accord have made an important contribution to the learning on legal opinions. While the Accord has not gained the national acceptance the Committee had hoped, the Guidelines in the Report are frequently looked to for guidance regarding customary legal opinion practice. In Section 152 of the recently adopted Restatement (Third) of the Law Governing Lawyers, the American Law Institute affirmed the importance of customary practice in the preparation and interpretation of legal opinions. The Committee has prepared these Principles to provide further guidance regarding the application of customary practice to third-party “closing” opinions that do not adopt the Accord. The Committee hopes that these Principles will prove useful both to lawyers and their clients and to courts that from time to time are called upon to address legal opinion issues.

The Committee intends to consider the possible extension of these Principles to issues they do not now address. The Committee would welcome the assistance of all who are interested in participating in that effort.

*	Thomas L. Ambro, Chair. Donald W. Glazer and Steven O. Weise, Co-Reporters.
1.	Committee on Legal Opinions, Third-Party Legal Opinion Report, Including the Legal Opinion Accord, of the Section of Business Law, American Bar Association, 47 BUS. LAW. 167 (1991).

32	The Business Lawyer; Vol. 53, May 1998

LEGAL OPINION PRINCIPLES

I. GENERAL

A.	At the closing of many business transactions legal counsel for one party delivers legal opinion letter(s) to one or more other parties. Those opinion letters, often referred to as third party opinion letters, are the subject of these Legal Opinion Principles.

B.	The matters usually addressed in opinion letters, the meaning of the language normally used, and the scope and nature of the work counsel is expected to perform are based (whether or not so stated) on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved. These Legal Opinion Principles are intended to provide a ready reference to selected aspects of customary practice.

C.	An opinion giver may vary the customary meaning of an opinion or the scope and nature of the work customarily required to support it by including an express statement in the opinion letter or by reaching an express understanding with the opinion recipient or its counsel.

D.	The opinions contained in an opinion letter are expressions of professional judgment regarding the legal matters addressed and not guarantees that a court will reach any particular result.

E.	In accepting an opinion letter, an opinion recipient ordinarily need not take any action to verify the opinions it contains.

F.	The lawyer or lawyers preparing an opinion letter and the opinion recipient and its legal counsel are each entitled to assume that the others are acting in good faith with respect to the opinion letter.

II. LAW

A.	Opinion letters customarily specify the jurisdiction(s) whose law they are intended to cover and sometimes limit their coverage to specified statutes or regulations of the named jurisdiction(s). When that is done, an opinion letter should not be read to cover the substance or effect of the law of other jurisdiction(s) or other statutes or regulations.

B.	An opinion letter covers only law that a lawyer in the jurisdiction(s) whose law is being covered by the opinion letter (see II.A.) exercising customary professional diligence would reasonably be expected to recognize as being applicable to the entity, transaction, or agreement to which the opinion letter relates.

C.	An opinion letter should not be read to cover municipal or other local laws unless it does so expressly.

D.	Even when they are generally recognized as being directly applicable, some laws (such as securities, tax, and insolvency laws) are understood as a matter of customary practice to be covered only when an opinion refers to them expressly.

Legal Opinion Principles    833

III. FACTS

A.	The lawyers who are responsible for preparing an opinion letter do not ordinarily have personal knowledge of all of the factual information needed to support the opinions it contains. Thus, those lawyers necessarily rely in large measure on factual information obtained from others, particularly company officials. Customary practice permits such reliance unless the factual information on which the lawyers preparing the opinion letter are relying appears irregular on its face or has been provided by an inappropriate source.

B.	As a matter of customary practice the lawyers preparing an opinion letter are not expected to conduct a factual inquiry of the other lawyers in their firm or a review of the firm’s files, except to the extent the lawyers preparing the opinion letter have identified a particular lawyer or file as being reasonably likely to have or contain information not otherwise known to them that they need to support an opinion.

C.	An opinion should not be based on a factual representation that is tantamount to the legal conclusion being expressed. An opinion ordinarily may be based, however, on legal conclusions contained in a certificate of a government official.

D.	Opinions customarily are based in part on factual assumptions. Some factual assumptions need to be stated expressly. Others ordinarily do not. Examples of factual assumptions that ordinarily do not need to be stated expressly are assumptions of general application that apply regardless of the type of transaction or the nature of the parties. These include assumptions that copies of documents are identical to the originals, signatures are genuine and the parties other than the opinion giver’s client have the power to enter into the transaction.

IV. DATE

An opinion letter speaks as of its date. An opinion giver has no obligation to update an opinion letter for subsequent events or legal developments.

EXHIBIT F

CLOSING CERTIFICATE

Reference is made to the Credit Agreement (the “Credit Agreement”) dated as of May 24, 2012 among HMS Income LLC, a Maryland limited liability company (“Borrower”), Capital One, National Association, as Administrative Agent, and the Lenders listed on the signature pages thereof. Capitalized terms used herein have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 3.01 of the Credit Agreement, Ryan Sims, acting in his capacity as the duly authorized Manager of the Borrower, and not in his individual capacity, hereby certifies to the Administrative Agent and the Lenders that: (a) to the knowledge of such Person (i) no Default has occurred and is continuing on the date of the first Borrowing under the Credit Agreement; and (ii) the representations and warranties of the Borrower contained in Article IV of the Credit Agreement are true on and as of the date of the first Borrowing under the Credit Agreement, and (b) prior to the Permitted Merger, Borrower will comply with the Investment Policies set forth on Exhibit “A” attached hereto as if it were HMS Income Fund, Inc. (the entity to which “we”, “us”, “our” and “Company” refer within such Exhibit “A”).

Certified as of the      day of              2012.

BORROWER

HMS INCOME LLC, a Maryland limited liability company

By:
Name:
Title:

[Attach Exhibit “A”]

Exhibits to Credit Agreement- Exhibit “F” Page 1

EXHIBIT G

MANAGER’S CERTIFICATE

The undersigned, Ryan Sims, Manager of HMS Income LLC, a Maryland limited liability company (the “Company”), hereby certifies that he has been duly appointed, qualified and is acting in such capacity and that, as such, he is familiar with the facts herein certified and is duly authorized to execute and deliver this Manager’s Certificate on behalf of the Company, and in such capacity hereby further certifies, in connection with the Credit Agreement dated as of May 24, 2012 among HMS Income LLC, Capital One, National Association, as Administrative Agent, and the Lenders listed on the signature pages thereof (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”; capitalized terms used and not otherwise defined herein having the meaning set forth therein) that:

1. Attached hereto as Exhibit A is a complete and correct copy of the Organizational Documents of the Company as in full force and effect on the date hereof as certified by the Secretary of State of the State of Maryland, the Company’s state of organization.

2. Attached hereto as Exhibit B is a complete and correct copy of the Operating Documents of the Company as in full force and effect on the date hereof.

3. Attached hereto as Exhibit C is a complete and correct copy of the Organizational Actions duly adopted by the Managers of the Company, approving and authorizing the execution and delivery of the Credit Agreement, the Notes and the other Loan Documents to which the Company is a party. Such Organizational Actions have not been repealed or amended and are in full force and effect, and no other Organizational Actions have been adopted by the Managers of the Company in connection therewith.

4. Each of the persons named on Exhibit D attached hereto is, and was at the time of executing any Loan Document on behalf of the Company, a duly appointed, qualified and acting manager of the Company with such person holding the title set forth opposite such person’s name and the signature set forth opposite the name of such person, and the signatures of such person appearing on the Credit Agreement, the Notes and the other Loan Documents, is his or her genuine signature. Each such person is authorized to execute and deliver, and was authorized at the time of executing and delivering, on behalf of the Company, the Credit Agreement, the Notes and the other Loan Documents to which the Company is a party and any certificate or other documents to be executed and delivered by the Company pursuant to the Loan Documents.

[Remainder of page intentionally left blank]

Exhibits to Credit Agreement- Exhibit “G” Page 1

IN WITNESS WHEREOF, the undersigned has executed and delivered this Manager’s Certificate as of the date first stated above.

HMS INCOME LLC, a Maryland limited liability company

By:
Name:	Ryan Sims
Title:	Manager

Exhibits to Credit Agreement- Exhibit “G” Page 2

EXHIBIT H

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of May 24, 2012 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among HMS Income LLC, a Maryland limited liability company (the “Borrower”), Capital One, National Association, as Administrative Agent, and the Lenders listed on the signature pages thereof. Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 5.01(c) of the Credit Agreement,                     , acting in his capacity as the duly authorized [                    ] of the Borrower and not in his individual capacity, hereby certifies to the Administrative Agent and the Lenders that the information contained in the Compliance Check List attached hereto is true, accurate and complete as of             , 20     (the “Compliance Date”), and that [no Default is in existence on and as of the date hereof.] [the following covenants and conditions have not been performed or observed and the following is a list of each such Default and/or Event of Default and its nature and status and the actions proposed by the Borrower to remedy such Default and/or Event of Default:]

Dated as of                     .

HMS INCOME LLC, a Maryland limited liability company

By:
Name:
Title:

Exhibits to Credit Agreement- Exhibit “H” Page 1

Compliance Checklist

[To Be Provided By the Borrower In Form and

Content Satisfactory to Administrative Agent]

Exhibits to Credit Agreement- Exhibit “H” Page 2

EXHIBIT I

JOINDER AND REAFFIRMATION AGREEMENT

THIS JOINDER AND REAFFIRMATION AGREEMENT (the “Agreement”), dated as of                     , 20    , is by and among [            ] (the “New Guarantor”), HMS INCOME LLC, a Maryland limited liability company (the “Borrower”), [[            ] and [            ] (collectively, the “Existing Guarantors”),] and CAPITAL ONE, NATIONAL ASSOCIATION (the “Administrative Agent”).

The Borrower, [the Existing Guarantors,] the Lenders and the Administrative Agent have entered into that certain Credit Agreement dated as of May 24, 2012 (as amended, modified, supplemented, renewed and extended, the “Credit Agreement”). All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Borrower[, the Existing Guarantors] and the New Guarantor have requested that the New Guarantor become a Guarantor under the Credit Agreement, a Grantor under the Security Agreement and a Pledgor under the Pledge Agreement in accordance with Section 5.28 of the Credit Agreement.

Accordingly, the Borrower, [Existing Guarantors,] New Guarantor and Administrative Agent hereby agree as follows:

1. The Borrower[, the Existing Guarantors] and the New Guarantor hereby acknowledge, agree and confirm that, by their execution of this Joinder Agreement, the New Guarantor will be deemed to be a party to the Credit Agreement, and a “Guarantor” for all purposes of the Credit Agreement, the Notes and the other Loan Documents, and shall have all of the obligations of a Guarantor thereunder, as if it had executed the Credit Agreement and the other Loan Documents. The Borrower[, the Existing Guarantors] and the New Guarantor hereby further acknowledge, agree and confirm that, by their execution of this Joinder Agreement, the New Guarantor will be deemed to be, effective as of the date hereof, (a) a party to the Security Agreement and a “Grantor” for all purposes of the Security Agreement and shall have all of the obligations of a Grantor thereunder as if it had executed the Security Agreement, and (b) a party to the Pledge Agreement and a “Pledgor” for all purposes of the Pledge Agreement and shall have all of the obligations of a Pledgor thereunder as if it had executed the Pledge Agreement. The New Guarantor assumes and agrees to be bound by and comply with, all of the terms, provisions and conditions contained in the Credit Agreement, the Security Agreement, the Pledge Agreement and the other Loan Documents applicable to the Guarantors and all duties and obligations of a Guarantor thereunder, as fully and completely as all other Guarantors thereunder, jointly and severally, individually and collectively, with all other Guarantors, including without limitation (i) all of the representations, warranties, covenants, undertakings and obligations set forth in the Credit Agreement, the Security Agreement, the Pledge Agreement and the other Loan Documents (each of which, as to the New Guarantor, shall be deemed made on the date hereof), and (ii) all waivers set forth in the Credit Agreement, the Security Agreement, the Pledge Agreement and the other Loan Documents.

2. The New Guarantor has received a copy of the Credit Agreement, the Security Agreement, the Pledge Agreement and the other Loan Documents (as well as all schedules and exhibits to each). The information on the exhibits and schedules to the Credit Agreement, the Security Agreement, the Pledge Agreement and the other Loan Documents, as applicable, are amended to provide the information shown on the attached Schedule A. In furtherance and not in limitation of the terms of the Security Agreement and the Pledge Agreement, the New Guarantor acknowledges its present grant of a first priority security interest in all of its Collateral (as defined in the Security Agreement) and Collateral

Exhibits to Credit Agreement- Exhibit “I” Page 1

(as defined in the Pledge Agreement) to the Administrative Agent, for the benefit of the Secured Parties (as described in the Security Agreement). In furtherance and not in limitation thereof, the New Guarantor hereby, as security for the payment of the Notes, the Guaranty and all Obligations whatsoever of the Borrower and each Guarantor, hereby grants to the Administrative Agent, for the benefit of the Secured Parties (as defined in the Security Agreement) a continuing, general lien upon and security interest in and to the following described property, wherever located, whether now existing or hereafter acquired or arising, namely: (a) (i) all Accounts (as defined in the Security Agreement), General Intangibles (as defined in the Security Agreement), Documents (as defined in the Security Agreement), Chattel Paper (as defined in the Security Agreement) and Instruments (as defined in the Security Agreement) now existing or hereafter arising of the New Guarantor; (ii) all guarantees of the New Guarantor’s existing and future Accounts (as defined in the Security Agreement), General Intangibles (as defined in the Security Agreement), Chattel Paper (as defined in the Security Agreement) and Instruments (as defined in the Security Agreement) and all other security held by the New Guarantor for the payment and satisfaction thereof; (iii) all Inventory (as defined in the Security Agreement) now owned or hereafter acquired by the New Guarantor; (iv) all Equipment (as defined in the Security Agreement) now owned or hereafter acquired of the New Guarantor; (v) all Intercompany Claims (as defined in the Security Agreement) now existing or hereafter arising; (vi) any and all now owned or hereafter acquired or arising Deposit Accounts (as defined in the Security Agreement), Investment Property (as defined in the Security Agreement), Letter of Credit Rights (as defined in the Security Agreement), Goods (as that term is defined in the UCC) and Supporting Obligations (as defined in the Security Agreement); (vii) all books and records of the New Guarantor (including, without limitation, computer records, tapes, discs and programs and all other media, written, electric, magnetic or otherwise, containing such records) which relate to the New Guarantor’s Inventory (as defined in the Security Agreement), Equipment (as defined in the Security Agreement), Accounts (as defined in the Security Agreement), Deposit Accounts (as defined in the Security Agreement), Investment Property (as defined in the Security Agreement), Letter of Credit Rights (as defined in the Security Agreement), Goods (as defined in the Security Agreement), Supporting Obligations (as defined in the Security Agreement), General Intangibles (as defined in the Security Agreement), Chattel Paper (as defined in the Security Agreement) and Instruments (as defined in the Security Agreement) or guarantees thereof; (viii) all insurance on all of the foregoing and the proceeds of that insurance; and (ix) all cash and noncash proceeds and products of all of the foregoing and the proceeds and products of other proceeds and products; and (b) all of such New Guarantor’s membership interests, limited partnership interests, common stock and other equity interests in the “Pledged Entities” (the entities described on the attached update to Schedule I of the Pledge Agreement) and all securities instruments or other rights convertible into or exercisable for the foregoing (the “Equity Interests”), together with all proceeds, profits, interests, capital accounts, accounts, contract rights, general intangibles, deposits, funds, dividends, distributions, rights to dividends, rights to distributions, including both distributions of money and of property, and other rights, claims and interests relating to or arising out of such New Guarantor’s Equity Interests in the Pledged Entities, together with any and all replacements or substitutions for or proceeds of all of the foregoing (collectively, the “Pledge Collateral”); provided that, notwithstanding anything herein to the contrary, the Pledge Collateral shall not include, and the security interest herein shall not attach to, (i) any outstanding Equity Interests of a Foreign Subsidiary in excess of 65% of the voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote or (ii) any property rights in Equity Interests (other than Equity Interests issued by any Subsidiary), or any Operating Documents of any issuer of such Equity Interests to which New Guarantor is a party, or any of its rights or interests thereunder, if the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of the New Guarantor therein or (B) a breach or termination pursuant to the terms of, or a default under, any such property rights or Operating Documents (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provisions) of any relevant jurisdiction or any other Applicable Law (including the Bankruptcy Code) or principles of equity). Further, New Guarantor hereby delivers to the Administrative Agent (or to the Collateral Custodian as its agent and bailee), on behalf of the Secured Parties, including itself, herewith

Exhibits to Credit Agreement- Exhibit “I” Page 2

all certificates, instruments and documents, if any, representing the Equity Interests in the Pledged Entities to be held by the Administrative Agent as Collateral, together with a transfer power in blank duly executed by Pledgor, as well as any other deliverables required by Section 5.28 of the Credit Agreement.

3. The New Guarantor hereby waives presentment, demand, protest, acceptance, notice of demand, protest and nonpayment and any other notice required by law relative to the Credit Agreement, the Obligations, the Notes and the other Loan Documents.

4. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5. Except as set forth expressly herein, all terms of the Credit Agreement, the Security Agreement, the Pledge Agreement and the other Loan Documents, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower and Guarantors to the Administrative Agent and Lenders. To the extent any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Joinder Agreement, such terms and conditions are hereby deemed modified and amended accordingly to reflect the terms and conditions of the Credit Agreement as modified and amended hereby. In any event, this Joinder Agreement and the documents executed in connection therewith shall not, individually or collectively, constitute a novation.

6. To induce the Administrative Agent and Lenders to enter into this Joinder Agreement, the Borrower[, the Existing Guarantors] and the New Guarantor hereby (a) restate and renew each and every representation and warranty heretofore made by them under, or in connection with the execution and delivery of, the Credit Agreement, the Security Agreement, the Pledge Agreement and the other Loan Documents; (b) restate, ratify and reaffirm each and every term and condition set forth in the Credit Agreement, the Security Agreement and in the Loan Documents, effective as of the date hereof; (c) acknowledge and agree that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower [or any Existing Guarantor] as against the Administrative Agent or any Lender with respect to the payment or performance of its Obligations; and (d) certifies that no Default or Event of Default exists.

7. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

8. The Borrower[, the Existing Guarantors] and the New Guarantor agree to pay upon request the actual costs and expenses of the Administrative Agent and Lenders reasonably incurred in connection with the preparation, execution, delivery and enforcement of this Joinder Agreement and all other Loan Documents executed in connection herewith, the closing hereof, and any other transactions contemplated hereby, including the reasonable fees and out-of-pocket expenses of Administrative Agent’s legal counsel.

[Remainder of the page intentionally left blank]

Exhibits to Credit Agreement- Exhibit “I” Page 3

IN WITNESS WHEREOF, The Borrower[, the Existing Guarantors] and the New Guarantor have caused this Joinder Agreement to be duly executed by its authorized officers for the benefit of the Administrative Agent and the Lenders as of the day and year first above written.

[NAME OF NEW GUARANTOR]

[ ]

By:
Name:
Title:

HMS INCOME LLC, a Maryland limited liability company

By:
Name:
Title:

[EXISTING GUARANTORS]

[ ]

By:
Name:
Title:

Exhibits to Credit Agreement- Exhibit “I” Page 4

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:
Name:
Title:

Exhibits to Credit Agreement- Exhibit “I” Page 5

Schedule A to Joinder Agreement

[Provide Information here to update Schedules and Exhibits

to Credit Agreement, Security Agreement, Pledge Agreement and other Loan Documents]

Exhibits to Credit Agreement- Exhibit “I” Page 6

EXHIBIT J

FORM OF SECURITY AGREEMENT

[To be Distributed Separately]

Exhibits to Credit Agreement- Exhibit “J” Page 1

GENERAL SECURITY AGREEMENT

THIS GENERAL SECURITY AGREEMENT, dated as of the 24th day of May 2012 (the “Agreement”), is made among HMS INCOME LLC, a Maryland limited liability company (the “Borrower”), any Guarantors who become a party hereto (collectively, the “Guarantor Grantors”, and the Borrower and the Guarantor Grantors being collectively called the “Grantors”), and CAPITAL ONE, NATIONAL ASSOCIATION, acting as administrative agent (in such capacity, the “Administrative Agent”) for itself and for the other Secured Parties as defined herein.

W I T N E S S E T H :

RECITALS:

WHEREAS, the Administrative Agent and the Lenders (as defined in the Credit Agreement referred to below) have agreed to extend credit to the Borrower pursuant to the terms of that certain Credit Agreement of even date herewith among the Borrower, Capital One, National Association, as a Lender and as the Administrative Agent, and the Lenders signatory thereto from time to time (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”). All capitalized terms not otherwise defined herein have the meanings given such terms in the Credit Agreement;

WHEREAS, the Borrower may from time to time enter into or guarantee one or more Hedge Transactions with the Hedge Counterparties;

WHEREAS, each of the Guarantors has agreed to guarantee, among other things, all the obligations of the Borrower under the Credit Agreement and the other Loan Documents; and

WHEREAS, the obligations of the Administrative Agent and the Lenders to extend credit under the Credit Agreement and the other Loan Documents are conditioned upon, among other things, the execution and delivery by the Grantors of a security agreement in the form hereof to secure (a) the due and punctual payment by the Borrower of: (i) the principal of and interest on the Notes (including, without limitation, any and all Revolver Advances), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and any renewals, modifications or extensions thereof, in whole or in part; (ii) each payment required to be made by the Borrower under the Credit Agreement, when and as due, including payments in respect of reimbursement of disbursements, interest thereon, and obligations, if any, to provide cash collateral and any renewals, modifications or extensions thereof, in whole or in part; and (iii) all other monetary obligations of the Borrower to the Secured Parties under the Credit Agreement and the other Loan Documents to which the Borrower is or is to be a party and any renewals, modifications or extensions thereof, in whole or in part; (b) the due and punctual performance of all other obligations of the Borrower under the Credit Agreement and the other Loan Documents to which the Borrower is or is to be a party, and any renewals, modifications or extensions thereof, in whole or in part; (c) the due and punctual payment (whether at the stated maturity, by acceleration or otherwise) of all obligations (including any and all Hedging Obligations arising under Hedging Agreements and obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities of the Borrower, now existing or hereafter incurred under, arising out of or in connection with any and all Hedging Agreements and any renewals, modifications or extensions thereof (including, all obligations, if any, of the Borrower as guarantor under the Credit Agreement in respect of Hedging Agreements), and the due and punctual performance and compliance by the Borrower with all of the terms, conditions and agreements contained in any Hedging Agreement and any renewals, modifications or extensions thereof; (d) the due and

General Security Agreement - Page 1

punctual payment and performance of all indebtedness, liabilities and obligations of any one or more of the Borrower and Guarantors arising out of or relating to any Bank Products; (e) the due and punctual payment and performance of all indebtedness, liabilities and obligations of any one or more of the Borrower and Guarantors arising out of or relating to any Cash Management Services; and (f) the due and punctual payment and performance of all obligations of each of the Guarantors under the Credit Agreement and the other Loan Documents to which they are or are to be a party and any and all renewals, modifications or extensions thereof, in whole or in part (all the foregoing indebtedness, liabilities and obligations being collectively called the “Obligations”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Grantors and the Administrative Agent, the parties agree as follows:

1. Definitions. As herein used, the following terms shall have the following meanings:

(a) “Account” means any and all accounts (as that term is defined in the UCC) of any Grantor and includes, without limitation, all obligations of every kind at any time owing to any Grantor, all contract rights, health care insurance receivables and any and all rights of any Grantor to payment for goods sold or leased or for services rendered whether due or to become due, whether or not earned by performance and whether now existing or arising in the future, including, without limitation, Accounts from Affiliates of the Grantors.

(b) “Account Debtor” means any Person who is or may become obligated to a Grantor under, with respect to or on account of an Account or any Supporting Obligation related thereto.

(c) “Accounts Receivable Collateral” shall mean all obligations of every kind at any time owing to Borrower or any Guarantor howsoever evidenced or incurred, whether or not earned by performance, including, without limitation, all accounts, instruments, notes, drafts, acceptances, leases, open accounts, contract rights, chattel paper (whether tangible or electronic) and general intangibles, all returned or repossessed goods and all books, records, computer tapes, programs and ledger books arising therefrom or relating thereto, whether now owned or hereafter acquired or arising and all proceeds of the foregoing.

(d) “Chattel Paper” means any and all chattel paper (as that term is defined in the UCC), whether tangible chattel paper or electronic chattel paper (as each term is defined in the UCC), of any Grantor.

(e) “Collateral” means (i) all Accounts, Accounts Receivable Collateral, General Intangibles, Documents, Chattel Paper and Instruments now existing or hereafter arising of each Grantor; (ii) all guarantees of each Grantor’s existing and future Accounts, General Intangibles, Chattel Paper and Instruments and all other security held by any Grantor for the payment and satisfaction thereof; (iii) all Inventory now owned or hereafter acquired by any Grantor; (iv) all Equipment now owned or hereafter acquired of each Grantor; (v) all Intercompany Claims now existing or hereafter arising; (vi) any and all now owned or hereafter acquired or arising Deposit Accounts, Investment Related Property, Letter of Credit Rights, Goods (as that term is defined in the UCC), Commercial Tort Claims and Supporting Obligations; (vii) all books and records of the Grantors (including, without limitation, computer records, tapes, discs and programs and all other media, written, electric, magnetic or otherwise, containing such records) which relate to any Grantor’s Inventory, Equipment, Accounts, Deposit Accounts, Investment Related Property, Letter of Credit Rights, Goods, Supporting Obligations, General Intangibles, Chattel Paper and Instruments or guarantees thereof; (viii) all insurance on all of the foregoing and the proceeds of that insurance; and (ix) all cash and noncash proceeds and products of all of the foregoing and the proceeds and products of other proceeds and products.

General Security Agreement - Page 2

(f) “Collateral Locations” shall have the meaning assigned in Section 6 hereof.

(g) “Commercial Tort Claims” shall mean all commercial tort claims as defined in the UCC, including, without limitation, all commercial tort claims listed on Schedule III (as such schedule may be amended or supplemented from time to time).

(h) “Commodities Accounts” (i) shall mean all commodity accounts as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule II under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time).

(i) “Credit Documents” means the Credit Agreement, the Notes, the Collateral Documents and all other Loan Documents.

(j) “Deposit Account” means all deposit accounts (as that term is defined in the UCC) of any Grantor, including without limitation, (i) any and all moneys, sums and amounts now or hereafter on deposit with any Secured Party or otherwise to the credit of or belonging to any Grantor and (ii) all of the accounts listed on Schedule II under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time).

(k) “Documents” means any and all documents (as that term is defined in the UCC) of any Grantor.

(l) “Equipment” means any and all equipment (as that term is defined in the UCC) of any Grantor and shall include, without limitation, all equipment, machinery, appliances, tools, motor vehicles, furniture, furnishings, floor samples, office equipment and supplies, and tangible personal property, whether or not the same are or may become fixtures, used or bought for use primarily in the business of any Grantor or leased by any Grantor to or from others, of every nature, presently existing or hereafter acquired or created, wherever located, additions, accessories and improvements thereto and substitutions therefor and all parts which may be attached to or which are necessary for the operation and use of such personal property or fixtures, whether or not the same shall be deemed to be affixed to real property, all manufacturer’s warranties therefor, all parts and tools therefor, and all rights under or arising out of present or future contracts relating to the foregoing. All equipment is and shall remain personal property irrespective of its use or manner of attachment to real property.

(m) “Excluded Capital Securities” means, collectively, any outstanding Capital Securities of a Foreign Subsidiary in excess of 65% of the voting power of all classes of Capital Securities of such Foreign Subsidiary entitled to vote.

(n) “Executive Office” shall have the meaning assigned to it in Section 6(d).

(o) “General Intangibles” means all general intangibles (as that term is defined in the UCC) of any Grantor (including, without limitation, all payment intangibles (as that term is defined in the UCC) and software, company records (paper and electronic), correspondence, credit files, records and other documents, computer programs, computer software, computer tapes and cards and other paper and documents in the possession or control of any Grantor or in the possession or control of any affiliate or computer service bureau, and all contract rights (including, without limitation, rights under any Hedging Transaction), claims, choses in action, bank balances, judgments, rights as lessee under any and all leases

General Security Agreement - Page 3

of personal property, rights and/or claims to tax refunds and other claims and rights to monies or property, warranties, patents, patent applications, trademarks, trade names, trade secrets, formulas, licensing agreements, royalty payments, copyrights, service names, customer lists, service marks, logos, goodwill, intellectual property and deposit accounts, and all other general intangibles of every kind, type or description).

(p) “Instruments” means all instruments (as that term is defined in the UCC) of any Grantor, including without limitation, checks, notes, certificated certificates of deposit, investment securities, negotiable instruments and writings evidencing a right to the payment of money of a type transferred in the ordinary course of business by delivery with any necessary instrument or assignment.

(q) “Intercompany Claims” shall mean any and all rights of any Grantor in respect of loans, advances or other claims owed to such Grantor by the Borrower, Guarantors or any Subsidiary of Borrower or any Guarantor.

(r) “Inventory” means any and all inventory (as that term is defined in the UCC) of any Grantor and shall include, without limitation, tangible personal property held for sale or lease or to be furnished under contracts of service, tangible personal property which any such Grantor has so leased or furnished, and raw materials, work in process and materials used, produced or consumed in such Grantor’s business, and shall include tangible personal property returned to any such Grantor by a purchaser or lessor thereof following the sale or lease thereof by any such Grantor.

(s) “Inventory Collateral” shall mean all inventory of the Borrower and Guarantors, or in which the Borrower or Guarantors have rights, whether now owned or hereafter acquired, wherever located, including, without limitation, all goods of the Borrower and Guarantors held for sale or lease or furnished or to be furnished under contracts of service, all goods held for display or demonstration, goods on lease or consignment, returned and repossessed goods, all raw materials, work-in-process, finished goods and supplies used or consumed in the business of Borrower or any Guarantor, together with all documents, documents of title, dock warrants, dock receipts, warehouse receipts, bills of lading or orders for the delivery of all, or any portion, of the foregoing.

(t) “Investment Accounts” shall mean the Securities Accounts, Commodities Accounts and Deposit Accounts.

(u) “Investment Related Property” means (i) any and all investment property (as that term is defined in the UCC) of any Grantor, including without limitation, any and all securities, whether certificated or uncertificated, Security Entitlements, Securities Accounts, Commodity Contracts and Commodity Accounts and (ii) all of the following (regardless of whether classified as investment property under the UCC): all (w) Pledged Equity Interests, (x) Pledged Debt, (y) the Investment Accounts and (z) Certificates of Deposit.

(v) “Letter of Credit Rights” means any and all letter of credit right (as that term is defined in the UCC).

(w) “Obligations” has the meaning set forth in the Recitals.

(x) “Permitted Liens” shall have the meaning given such term in Section 6(b) hereof.

(y) “Person” means an individual, a corporation, a limited liability company, a government or governmental subdivision or agency or instrumentality, a business trust, an estate, a trust, a partnership, a cooperative, an association, two or more Persons having a joint or common interest or any other legal or commercial entity.

General Security Agreement - Page 4

(z) “Pledged Debt” shall mean all indebtedness for borrowed money owed to a Grantor, whether or not evidenced by any instrument or promissory note, including, without limitation, all indebtedness described on Schedule II under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), all monetary obligations owing to any Grantor from any other Grantor (including Intercompany Claims), the instruments evidencing any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

(aa) “Pledged Equity Interests” shall mean all shares of and interests in Capital Securities owned by a Grantor, including, without limitation, all shares of and interests in Capital Securities described on Schedule II under the heading “Pledged Equity Interests” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or interests or on the books of any securities intermediary pertaining to such shares or interests, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or interests and any other warrant, right or option to acquire any of the foregoing, but excluding the Excluded Equity Interests (as defined in the Pledge Agreement).

(bb) “Proceeds” means any and all proceeds (as that term is defined in the UCC), including without limitation, whatever is received when Collateral is sold, exchanged, collected or otherwise disposed of.

(cc) “Representation Date” means each of (i) the Closing Date and (ii) each Reporting Date. As used in this definition, “Reporting Date” shall mean the date of delivery of any amendment or supplement to the Schedules hereto in accordance with the terms of this Agreement, which delivery shall occur not less frequently than each Fiscal Quarter and shall occur promptly following the end of each Fiscal Quarter, and in any event within 40 days following the end of each Fiscal Quarter and 75 days following the end of each Fiscal Year.

(dd) “Secured Parties” shall have the meaning set forth in the Credit Agreement.

(ee) “Securities Accounts” shall mean all securities accounts as defined in Article 8 of the UCC, and shall include, without limitation, all of the accounts listed on Schedule II under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time).

(ff) “Supporting Obligations” means any and all supporting obligations (as that term is defined in the UCC).

(gg) “UCC” means the Uniform Commercial Code as in effect in the State of Texas or, when the context relates to perfection or priority of a security interest, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

Terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement or, if not defined therein, the UCC. The rules of interpretation specified in Section 9.16 of the Credit Agreement shall be applicable to this Agreement and the provisions of Section 1.04 of the Credit Agreement shall apply to this Agreement as if such provisions were specifically set forth herein mutatis mutandis.

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2. Security Interest. In consideration of and in order to secure the fulfillment, satisfaction, payment and performance of all of the Obligations, each Grantor hereby assigns, pledges, hypothecates and sets over to the Administrative Agent, its successors and its assigns, for the benefit of the Secured Parties, and grants to the Administrative Agent, its successors and its assigns, for the benefit of the Secured Parties, a security interest in all of the Collateral. Notwithstanding anything herein to the contrary, Collateral shall not include, and the security interest herein shall not attach to, (y) the Excluded Capital Securities or (z) any property rights in Capital Securities (other than Capital Securities issued by any Subsidiary), or any Operating Documents of any issuer of such Capital Securities to which a Grantor is a party, or any of its rights or interests thereunder, if the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of the Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such property rights or Operating Documents (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provisions) of any relevant jurisdiction or any other Applicable Law (including the Bankruptcy Code) or principals of equity).

3. Care of Collateral. The Grantors have the risk of loss of the Collateral. The Administrative Agent shall have no duty of care with respect to the Collateral, except that the Administrative Agent shall exercise reasonable care with respect to Collateral in its custody, but shall be deemed to have exercised reasonable care if such property is accorded treatment substantially equal to that which the Administrative Agent accords its own property, or if the Administrative Agent takes such action with respect to the Collateral as a Grantor shall request in writing, but no failure to comply with any such request nor any omission to do any such act requested by a Grantor shall be deemed a failure to exercise reasonable care, nor shall the Administrative Agent’s failure to take steps to collect any income accruing on the Collateral or to preserve rights against any parties or property be deemed a failure to have exercised reasonable care with respect to Collateral in its custody. The rights and security interest herein provided are granted as security only and shall not subject the Administrative Agent or any Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of any of the Collateral.

4. Set-Off. In addition to the rights and security interest elsewhere herein set forth, the Administrative Agent may, at its option at any time(s) after the occurrence of an Event of Default and during the continuation thereof, and with or without notice to any Grantor, appropriate and apply to the payment or reduction, either in whole or in part, of the amount owing on any one or more of the Obligations, whether or not then due, any and all moneys now or hereafter on deposit in a Deposit Account maintained with the Administrative Agent or otherwise to the credit of or belonging to a Grantor in such Deposit Account, it being understood and agreed that the Administrative Agent shall not be obligated to assert or enforce any rights or security interest hereunder or to take any action in reference thereto, and that the Administrative Agent may in its discretion at any time(s) relinquish its rights as to particular Collateral hereunder without thereby affecting or invalidating the Administrative Agent’s rights hereunder as to all or any other Collateral hereinbefore referred to.

5. Collection of Accounts and Pledged Debt; Interest and other Amounts Payable.

(a) Upon occurrence of an Event of Default and during the continuation thereof, the Administrative Agent shall have the right at any time:

(i) to collect the Accounts and Pledged Debt, to sell, assign, compromise, discharge or extend the time for payment of any Account or Pledged Debt, to accelerate any Pledged Debt that may be accelerated in accordance with its terms, to institute legal action for the collection of any Account or Pledged Debt, and to do all acts and things necessary or incidental thereto, in each case acting if it so chooses in the name of any or all of the Grantors, and the Grantors hereby ratify all such acts;

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(ii) without notice to any Grantor, to notify the parties obligated on any of the Collateral of the security interest in favor of the Administrative Agent created hereby and to direct all such Persons to make payments of all amounts due thereon or thereunder directly to the Administrative Agent or to an account designated by the Administrative Agent;

(iii) request that the Grantors notify Account Debtors and/or obligors under Pledged Debt and indicate on all billings that payments thereon are to be made to the Administrative Agent, and the Grantors hereby agree to make such notification and such indication on billings if so requested. In the event Account Debtors and/or obligors under Pledged Debt are so notified, no Grantor shall compromise, discharge, extend the time for payment or otherwise grant any indulgence or allowance with respect to any Account or Pledged Debt without the prior written consent of the Administrative Agent.

(b) Each Grantor irrevocably designates and appoints the Administrative Agent its true and lawful attorney either in the name of the Administrative Agent or in the name of such Grantor, effective after the occurrence of an Event of Default and during the continuation thereof to ask for, demand, sue for, collect, compromise, compound, receive, receipt for and give acquittances for any and all sums owing or which may become due upon any items of the Collateral and, in connection therewith, to take any and all actions as the Administrative Agent may deem necessary or desirable in order to realize upon the Collateral, including, without limitation, power to endorse in the name of such Grantor, any checks, drafts, notes or other instruments received in payment of or on account of the Collateral, but the Administrative Agent shall not be under any duty to exercise any such authority or power or in any way be responsible for the collection of the any Collateral.

(c) All interest, income, principal, other amounts and Proceeds (including wire transfers, checks and other instruments) that are received by any Grantor in violation of the provisions of clause (a) shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of the Grantors and shall be forthwith deposited into such account or paid over or delivered to the Administrative Agent in the same form as so received (with any necessary endorsements or assignments) to be held as Collateral and applied to the Obligations as provided herein. The rights set forth in this Section 5 are supplementary and in addition to (and not in limitation of) the rights granted to the Administrative Agent and/or the Secured Parties in the Credit Documents.

6. Representations, Warranties and Covenants as to Collateral.

Each Grantor represents, warrants and covenants to and for the benefit of the Administrative Agent and the Secured Parties, on the date of this Agreement and on each date a Borrowing is made or deemed made, that:

(a) Sale of Collateral. Upon the sale, exchange or other disposition of the Inventory Collateral, the security interest and lien created and provided for herein, without break in continuity and without further formality or act, shall continue in and attach to any proceeds thereof, including, without limitation, accounts, chattel paper, contract rights, shipping documents, documents of title, bills of lading, warehouse receipts, dock warrants, dock receipts and cash or non-cash proceeds, and in the event of any unauthorized sale, shall continue in the Inventory Collateral itself.

(b) Good Title; No Existing Encumbrances. The Grantors own their respective items of Collateral free and clear of any prior Lien other than Liens permitted by Section 5.14 of the

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Credit Agreement (referred to herein as the “Permitted Liens”), and no financing statements or other evidences of the grant of a security interest respecting the Collateral exist on the public records other than with respect to Permitted Liens.

(c) Right to Grant Security Interest; No Further Encumbrances. The Grantors have the right to grant a security interest in the Collateral. Except as permitted by the Credit Agreement, the Grantors will pay all taxes and other charges against the Collateral (including, without limitation, property, use and sales taxes). No Grantor will acquire, use or permit any Collateral to be used illegally or in violation of Applicable Laws or allow the Collateral to be encumbered except for Permitted Liens.

(d) Location of Collateral. The Grantors hereby represent and warrant to the Administrative Agent and the Lenders that, as of the date hereof, the Collateral is situated only at the collateral locations listed in Schedule I hereto (the “Collateral Locations”), and the Grantors covenant with the Administrative Agent not to locate the Collateral at any location other than a Collateral Location without at least 20 days prior written notice to the Administrative Agent. The executive office of each Grantor set forth on Schedule I hereto (the “Executive Office”) is, and for the one-year period preceding the Closing Date has been, such Grantor’s chief executive office (if such Grantor has more than one place of business) or place of business (if such Grantor has one place of business). In addition, to the extent the Grantors should warehouse any of the Inventory Collateral, the Grantors acknowledge and agree that such warehousing may be conducted only by warehousemen who shall: (1) issue non-negotiable warehouse receipts in the Administrative Agent’s name to evidence any such warehousing of goods constituting Inventory Collateral; or (2) issue electronic warehouse receipts in the Administrative Agent’s name to evidence any such warehousing of goods constituting Inventory Collateral in compliance with applicable federal regulations and in all other respects satisfactory to the Administrative Agent in its sole discretion. If the Grantors consign any of the Inventory Collateral, it will comply with the UCC of any state where such Inventory Collateral is located with respect thereto, and shall file, cause the filing and hereby authorizes the Administrative Agent to file in the appropriate public office or offices UCC-1 financing statements showing such Grantor or Grantors, as the case may be, as consignor and the Administrative Agent as assignee of consignor, and will furnish copies thereof to the Administrative Agent. If any of the Inventory Collateral or Equipment Collateral or any records concerning the Collateral are at any time to be located on premises leased by a Grantor or on premises owned by a Grantor subject to a mortgage or other lien, such Grantor shall so notify the Administrative Agent and shall if reasonably requested by the Administrative Agent obtain and deliver or cause to be delivered to the Administrative Agent, an agreement, in form and substance satisfactory to the Administrative Agent, waiving the landlord’s or mortgagee’s or lienholder’s right to enforce any claim against the Grantors for monies due under the landlord’s lien, mortgage or other lien by levy or distraint or other similar proceedings against the Inventory Collateral or Equipment Collateral or records concerning the Collateral and assuring the Administrative Agent’s ability to have access to the Inventory Collateral or Equipment Collateral and records concerning the Collateral in order to exercise its right hereunder to take possession thereof.

(e) Collateral Status. The Grantors will promptly notify the Administrative Agent if there is any adverse change in the status of the Collateral that would reasonably be expected to have a Material Adverse Effect or that would materially and adversely affect the ability of any Grantor or the Administrative Agent to dispose of the Collateral or any material portion thereof, or the rights and remedies of the Administrative Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any material portion thereof.

(f) Delivery of Certain Collateral. Upon the reasonable request of the Administrative Agent, the Grantors shall deliver to the Administrative Agent (or to the Collateral Custodian as its agent and bailee), all agreements, letters of credit, promissory notes, instruments, certificates of deposit, chattel paper or anything else, the physical possession of which is necessary in

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order for the Administrative Agent, on behalf of the Secured Parties, to perfect or preserve the priority of its security interest therein. Without limiting the generality of the foregoing, with respect to any Investment Related Property that is represented by a certificate or that is an “instrument” (other than any Investment Related Property credited to a Securities Account), each Grantor shall cause such certificate or instrument to be delivered to the Administrative Agent (or to the Collateral Custodian as its agent and bailee), indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC.

(g) Records Respecting Collateral. The Grantors shall keep complete and accurate books and records and make all necessary entries thereon to reflect the transactions and facts giving rise to the Collateral and payments, credits and adjustments applicable thereto, all in accordance with GAAP. All books and records of the Grantors with respect to the Collateral will be accessible from the Executive Office (as it may be changed pursuant to Section 6(e)).

(h) Further Assurances. Each Grantor shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to the Administrative Agent (or to the Collateral Custodian as its agent and bailee) any instrument, invoice, document, document of title, dock warrant, dock receipt, warehouse receipt, bill of lading, order, financing statement, assignment, waiver, consent or other writing reasonably requested by the Administrative Agent which may be reasonably necessary to the Administrative Agent to carry out the terms of this Agreement and any of the other Loan Documents and to perfect its security interest in and facilitate the collection of the Collateral, the proceeds thereof, and any other property at any time constituting security to the Secured Parties. Each Grantor shall perform or cause to be performed such acts as the Administrative Agent or any Secured Party may reasonably request to establish and maintain for the Administrative Agent and the Secured Parties a valid and perfected security interest in and security title to the Collateral, free and clear of any Liens other than Permitted Liens.

(i) Maintenance of Insurance. In addition to and cumulative with any other requirements herein imposed on the Grantors with respect to insurance, the Grantors shall maintain, or cause to be maintained, insurance as required under the Credit Agreement. The Grantors shall deliver to the Administrative Agent at such times as the Administrative Agent may request, a detailed list of such insurance then in effect stating the names of the insurance companies, the amounts and rates of insurance, the date of expiration thereof, the properties and risks covered thereby and the insured with respect thereto. The Grantors will pay all premiums on the insurance referred to herein as and when they become due and shall do all things necessary to maintain the insurance in effect. If any Grantor shall default in its obligation hereunder to insure the Collateral in a manner satisfactory to the Administrative Agent, then the Administrative Agent shall have the right (but not the obligation), after reasonable notice to such Grantor, to procure such insurance and to charge the costs of same to the Grantors, which costs shall be added to and become a part of the unpaid principal amount of the Obligations and shall be secured by the Collateral. Each Grantor hereby appoints (which appointment constitutes a power coupled with an interest and is irrevocable as long as any of the Obligations remain outstanding) Administrative Agent as its lawful attorney-in-fact, effective after the occurrence of an Event of Default and during the continuation thereof, with full authority to make, adjust, settle claims under and/or cancel such insurance and to endorse the applicable Grantor’s name on any instruments or drafts issued by or upon any insurance companies.

(j) Fundamental Changes. The Grantors hereby agree that, other than with respect to the Permitted Merger, no Grantor shall move its Executive Office, or change its name, identity, state of incorporation or organization, type of organization or its structure to other than as existing on the date hereof, unless the Grantors shall have (i) notified the Administrative Agent in writing at least 20 days prior thereto and provided such other information as the Administrative Agent may reasonably request and (ii) taken all actions necessary or reasonably requested by the Administrative Agent to maintain the continuous validity, perfection and the same or better priority of the Administrative Agent’s Liens.

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(k) Name, Jurisdiction and Identification Number of Organization. The exact legal name of each Grantor, the state of incorporation or organization and organizational identification number for each Grantor is as set forth on Schedule I. Each Grantor was duly organized solely under the laws of such jurisdiction and, except as provided on Schedule I, such Grantor has not changed its legal name, jurisdiction of organization or its corporate structure in the five (5) years prior to the Closing Date.

(l) Control Agreements. Each Grantor will obtain and deliver or cause to be delivered to the Administrative Agent, a control agreement in form and substance satisfactory to Administrative Agent with respect to the Collateral with respect to: (i) Deposit Accounts; (ii) Investment Related Property (for Securities Accounts, mutual funds and other uncertificated securities); and (iii) Letter of Credit Rights; and/or electronic chattel paper (as defined in the UCC) having, individually, a value in excess of $500,000 or as otherwise requested by the Administrative Agent; provided that, in each case, no such Collateral shall be included in calculating the Borrowing Base unless the same is subject to a control agreement.

(m) Marking of Chattel Paper. If requested by the Administrative Agent, no Grantor will create any Chattel Paper without placing a legend on the Chattel Paper reasonably acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in the Chattel Paper.

(n) Business Purpose. None of the Obligations is a Consumer Transaction, as defined in the UCC, and none of the Collateral has been or will be purchased or held primarily for personal, family or household purposes.

(o) Assumed Debt. No Grantor has within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not been terminated prior to the date of this Agreement.

(p) No Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the security interest purported to be created in favor of the Administrative Agent hereunder or (ii) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities.

(q) Preservation. No Grantor shall take or permit any action which could materially impair the Administrative Agent’s rights in the Collateral, subject to Grantors’ rights to dispose of rights in the Collateral to the extent permitted hereunder or under the Credit Agreement or the right to grant Permitted Liens. Each Grantor agrees that it will, at its own cost and expense, take any and all actions necessary to warrant and defend the right, title and interest of the Secured Parties in and to the Collateral against the claims and demands of all other Persons (other than the holders of Permitted Liens).

(r) Pledged Debt. On each Representation Date, Schedule II hereto (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor and all of such Pledged Debt with a principal amount in excess of $500,000 individually has been fully authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default and constitutes all of the issued and outstanding intercompany indebtedness evidenced by an instrument or certificated security of the respective issuers thereof owing to such Grantor.

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(s) Investment Accounts. Schedule II hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Securities Accounts” and “Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest. Each Grantor is the sole entitlement holder of each such Securities Account and Commodities Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent pursuant hereto) having “control” (within the meaning of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or any securities or other property credited thereto.

(t) Deposit Accounts. Schedule II hereto (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Deposit Accounts” all of the Deposit Accounts in which each Grantor has an interest and each Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Administrative Agent pursuant hereto) having either sole dominion and control (within the meaning of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein.

(u) Commercial Tort Claims. Schedule III (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor.

(v) Letter of Credit Rights. Schedule III (as such schedule may be amended or supplemented from time to time) lists all letters of credit to which such Grantor has rights.

(w) After-Acquired Property. In the event any Grantor acquires rights in any Investment Related Property (other than Pledged Entities (as defined in the Equity Pledge Agreement between the Borrower and the Administrative Agent dated as of the date hereof)), Commercial Tort Claims or Letter of Credit Rights after the date of this Agreement, it shall deliver to the Administrative Agent a completed Pledge Supplement, substantially in the form of Annex A attached hereto, together with all Supplements to Schedules thereto, reflecting such new Investment Related Property, Commercial Tort Claims, Letter of Credit Rights and all other Investment Related Property, Commercial Tort Claims, Letter of Credit Rights; provided, however, that the Grantors shall only be required to provide an updated Pledge Supplement with respect to Pledged Debt acquired during any Fiscal Quarter on or before the Reporting Date immediately following the end of such Fiscal Quarter. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Administrative Agent shall attach to all Investment Related Property (other than Excluded Capital Securities), Commercial Tort Claims and Letter of Credit Rights immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule II or Schedule III as required hereby.

7. Events of Default. The happening of any one or more of the following events shall constitute an Event of Default hereunder: (a) the nonpayment when due of any of the Obligations which nonpayment is not fully cured within the applicable grace period therefor, if any; (b) the failure to perform, observe or fulfill any covenant or obligation contained in this Agreement and the continuation of such failure for more than thirty (30) days after the earlier of: (i) the first day on which any Loan Party has knowledge of such failure; or (ii) written notice thereof has been given to any Grantor by the Administrative Agent or (c) the occurrence of an Event of Default.

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8. Remedies. Upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent shall have all of the rights and remedies available at law (including, without limitation, those provided to a secured party by the UCC), or in equity to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise. In addition thereto, each Grantor further agrees that (i) in the event that notice is necessary under applicable law, written notice mailed to a Grantor at such Grantor’s address as provided herein, ten (10) business days prior to the date of public sale of any of the Collateral subject to the security interest created herein or prior to the date after which private sale or any other disposition of said Collateral will be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other time shall be sufficient; (ii) in the event of sale or other disposition of any such Collateral, the Administrative Agent may apply the proceeds of any such sale or disposition to the satisfaction of the Administrative Agent’s reasonable attorneys’ fees, legal expenses, and other costs and expenses incurred in connection with the Administrative Agent’s taking, retaking, holding, preparing for sale, and selling of the Collateral; (iii) without precluding any other methods of sale, the sale of Collateral shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of banks disposing of similar property but in any event the Administrative Agent may sell on such terms as the Administrative Agent may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind; (iv) the Administrative Agent may require the Grantors to assemble the Collateral, taking all necessary or appropriate action to preserve and keep it in good condition, and make such available to the Administrative Agent at a place and time convenient to both parties, all at the expense of the Grantors; (v) the Administrative Agent has no obligation to repair, clean-up or otherwise prepare the Collateral for sale; and (vi) the Administrative Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. Furthermore, in any such event, to the extent permitted under applicable law, full power and authority are hereby given the Administrative Agent to sell, assign, and deliver the whole of the Collateral or any part(s) thereof, at any time(s) at any broker’s board, or at public or private sale, at the Administrative Agent’s option, and no delay on the Administrative Agent’s part in exercising any power of sale or any other rights or options hereunder, and no notice or demand, which may be given to or made upon any or all of the Grantors by the Administrative Agent or any Secured Party with respect to any power of sale or other right or option hereunder, shall constitute a waiver thereof, or limit or impair the Administrative Agent’s right to take any action or to exercise any power of sale or any other rights hereunder, without notice or demand, or prejudice the Administrative Agent’s rights as against the Grantors in any respect. The Grantors hereby waive and release to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshaling the Collateral and any other security for the Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Administrative Agent may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. If Administrative Agent sells any of the Collateral upon credit, the Grantors will be credited only with payments actually made by the purchaser, received by the Administrative Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Grantors shall be credited with the proceeds of the sale as and when received, less expenses. In the event the Administrative Agent purchases any of the Collateral being sold, the Administrative Agent may pay for the Collateral by crediting some or all of the Obligations of the Grantors. The Administrative Agent shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall the Administrative Agent be under any obligation to take any action whatsoever with regard thereto. The Administrative Agent has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and the Administrative Agent may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting the Administrative Agent’s rights against the Grantors. The Grantors waive any right they may have to require the Administrative Agent to pursue any third Person for any of the Obligations. The

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Administrative Agent may sell the Collateral without giving any warranties as to the Collateral and may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

9. Continuing Security Interest. Any and all of the Administrative Agent’s rights with respect to the security interests hereunder shall continue unimpaired, and the Grantors shall be and remain obligated in accordance with the terms hereof, notwithstanding the release or substitution of any Collateral at any time or of any rights or interests therein, or any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent or any Secured Party in reference to any of the Obligations, or any promissory note, draft, bill of exchange or other instrument or Credit Document given in connection therewith, the Grantors hereby waiving all notice of any such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if the Grantors had expressly agreed thereto in advance.

10. No Waiver. No delay on the Administrative Agent’s part in exercising any power of sale, option or other right hereunder, and no notice or demand which may be given to or made upon any Grantor by the Administrative Agent, shall constitute a waiver thereof, or limit or impair the Administrative Agent’s right to take any action or to exercise any other power of sale, option or any other right hereunder, without notice or demand, or prejudice the Administrative Agent’s rights as against any Grantor in any respect.

11. Financing Statements. Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Collateral or any part thereof and amendments thereto that contain the information required by the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, and (ii) a description of collateral that describes such property in any other manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request. Each Grantor agrees to reimburse the Administrative Agent for the expense of any such filings in any location deemed necessary and appropriate by the Administrative Agent. To the extent lawful, each Grantor hereby appoints the Administrative Agent as its attorney-in-fact (without requiring the Administrative Agent to act as such) to perform all other acts that the Administrative Agent deems appropriate to perfect and continue its security interest in, and to protect and preserve, the Collateral.

12. Power of Attorney. Each Grantor hereby appoints any officer or agent of the Administrative Agent as such Grantor’s true and lawful attorney-in-fact with power (i) effective at any time an Event of Default has occurred and is continuing, to execute and file or record any Assignments of Mortgage with respect to any Portfolio Investment, (ii) effective after the occurrence and during the continuance of an Event of Default, to endorse the name of such Grantor upon any notes, checks, drafts, money orders or other instruments of payment or Collateral which may come into possession of the Administrative Agent; to sign and endorse the name of such Grantor upon any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against Account Debtors, assignments, verifications and notices in connection with Accounts; to give written notice to such office and officials of the United States Postal Service to affect such change or changes of address so that all mail addressed to any or all Grantors may be delivered directly to the Administrative Agent (the Administrative Agent will return all mail not related to the Obligations or the Collateral); granting unto such Grantor’s said attorney full power to do any and all things necessary to be done with respect to the above transactions as fully and effectively as the Grantor might or could do, and hereby ratifying all its said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney shall be irrevocable for the term of this Agreement and all transactions hereunder.

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13. Remedies, Etc., Cumulative. Each right, power and remedy of the Administrative Agent provided for in this Agreement or the Credit Documents or in any of the other instruments or agreements securing the Obligations or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Administrative Agent of any one or more of the rights, powers or remedies provided for in this Agreement, the Credit Documents or in any such other instrument or agreement now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Administrative Agent of all such other rights, powers or remedies, and no failure or delay on the part of the Administrative Agent to exercise any such right, power or remedy shall operate as a waiver thereof.

14. Continuing Agreement. This is a continuing agreement and shall remain in full force and effect until terminated by written agreement of the parties and until all of the principal of, premium, if any, and interest on all of the Obligations have been fully paid. This Agreement and the liens and security interests created and granted hereunder shall remain in effect, notwithstanding the fact that at any time or from time to time there may be no Obligations outstanding, in order to secure all future Obligations. If this Security Agreement is revoked by operation of law as against any Grantor, such Grantor will indemnify and save the Administrative Agent and its successors or assigns, harmless from any loss which may be suffered or incurred by them in making, giving, granting or extending any loans or other credit, financing or financial accommodations, or otherwise acting, hereunder prior to receipt by the Administrative Agent of notice in writing of such revocation.

15. Miscellaneous. This Agreement shall be governed by the laws of the State of Texas in all respects, including matters of construction, validity and performance except to the extent that the remedies provided herein with respect to any of the collateral are governed by the laws of any jurisdiction other than Texas; section headings herein are for the convenience of reference only and shall not affect the construction or interpretation of or alter or modify the provisions of this Agreement; none of the terms or provisions of this Agreement may be waived, altered, modified, limited or amended except by an agreement expressly referring hereto and to which the Administrative Agent consents in writing duly signed for the Administrative Agent and on the Administrative Agent’s behalf; the rights granted to the Administrative Agent herein shall be supplementary and in addition to those granted to the Administrative Agent and/or the Secured Parties in any Credit Documents; the addresses of the parties for delivery of notices, requests, demands and other communications hereunder are as set forth in the Credit Agreement. Each of the Grantors hereby agrees that all of their liabilities and obligations under this Agreement shall be joint and several. No reference to “proceeds” in this Agreement authorizes any sale, transfer, or other disposition of the Collateral by any Grantor.

16. Duties of Administrative Agent. The Administrative Agent has been appointed by the Secured Parties pursuant to the Credit Agreement. Its duties to the Secured Parties, powers to act on behalf of the Secured Parties, and immunity are set forth solely therein, and shall not be altered by this Security Agreement. Any amounts realized by the Administrative Agent hereunder shall be allocated pursuant to Section 6.04 of the Credit Agreement.

17. Notices of Exclusive Control. The Administrative Agent agrees that it shall not deliver a notice of exclusive control under any control agreement executed in connection with this Agreement until a Default or an Event of Default has occurred and is continuing.

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IN WITNESS WHEREOF, this Security Agreement has been executed as of the day and year first above written.

GRANTOR:

HMS INCOME LLC, a Maryland limited liability company

By:
Ryan T. Sims, Manager

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SCHEDULE I

Name, Jurisdiction and Identification Number of Organization

The exact legal name of each Grantor, the state of incorporation or organization and organizational identification number for each Grantor is as set forth below:

Grantor	state of incorporation/ organization	organizational identification number
HMS Income LLC	Maryland	MD W14392104

(and after the date of the Permitted Merger, HMS Income Fund, Inc.)		(and after the date of the Permitted Merger, MD D14394100)

Collateral Locations; Executive Offices; Corporate Changes

The Collateral Locations are as set forth below and on Exhibit A to this Schedule 1.

The Executive Office of each Grantor is as follows:

2800 Post Oak Boulevard, Suite 4800

Houston, Texas 77056

Attention: Todd A. Reppert

Changes to Legal Name, Jurisdiction of Organization or Corporate Structure:

None

General Security Agreement – Schedule I

EXHIBIT A

TO SCHEDULE I

STREET ADDRESS	CITY	STATE	ZIP
Amegy Bank National Association, 1221 McKinney Street, Level P-1	Houston	TX	77010
Location of each account listed on Schedule II to this Agreement

General Security Agreement – Schedule I

SCHEDULE II

Pledged Investment Property

Securities Accounts

Name and Address of Securities Intermediary	Account Number	Account Name
Amegy Bank National Association

Deposit Accounts

Name and Address of Depository Institution	Account Number	Account Name
Amegy Bank National Association
Amegy Bank National Association

Commodities Accounts

Name and Address of Commodity Intermediary	Account Number	Account Name
None.

General Security Agreement – Schedule II

Pledged Debt

Issuer	Original Principal Amount (1)	Outstanding Principal Balance	Issue Date (2)	Maturity Date	CUSIP #
Academy, Ltd.	$1,992,305	$1,987,305	12/12/2012	8/3/2018	00400YAF8
Ipreo Holdings, LLC	$735,798	$732,048	12/12/2012	8/5/2017	46263HAC1
Metropolitan Health Networks, Inc.	$735,264	$735,264	12/12/2012	10/4/2017	59214FAD6
Multiplan, Inc.	$750,000	$717,498	12/12/2012	8/26/2017	62546LAB0
NAPCO Precast, LLC	$750,000	$750,000	12/12/2012	2/1/2013	None.
National Healing Corporation	$712,500	$710,625	12/12/2012	11/30/2017	63632LAC1
NRI Clinical Research, LLC	$750,000	$717,977	12/12/2012	9/8/2016	None.
Olympus Building Services, Inc.	$750,000	$750,000	12/12/2012	3/27/2014	None.
Pacific Architects and Engineers Incorporated	$736,147	$691,147	12/12/2012	4/4/2017	69383GAC0
Phillips Plastic Corporation	$742,837	$739,087	12/12/2012	2/2/2017	71852RAF7
Principle Environmental, LLC	$750,000	$750,000	12/12/2012	2/1/2016	None.
Ulterra Drilling Technologies, L.P.	$736,155	$717,167	12/12/2012	6/9/2016	90384HAC3
Unitek Global Services, Inc.	$3,402,159	$3,384,571	12/12/2012	4/15/2018	91324VAB5
Van Gilder Insurance Corporation	$750,000	$750,000	12/12/2012	1/31/2016	None.
VFH Parent LLC	$736,014	$683,900	12/12/2012	7/8/2016	91820UAB6
Visant Corporation	$750,000	$711,748	12/12/2012	12/22/2016	92829EAG0
Zieglers NYPD, LLC	$750,000	$750,000	12/12/2012	10/1/2013	None.

(1)	For Senior Bank Investments, the Original Principal Amount is our cost in investing in such investment
(2)	Issue date reflects the date HMS Income LLC purchased the investments.

Pledged Equity Interests

See Schedule I to the Equity Pledge Agreement between the Borrower and the Administrative Agent, dated as of May 24, 2012, as such schedule may be amended from time to time.

General Security Agreement – Schedule II

SCHEDULE III

Commercial Tort Claims; Letter of Credit Rights

None.

General Security Agreement – Schedule III

ANNEX A

TO GENERAL SECURITY AGREEMENT

FORM OF PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated                     , is delivered by [NAME OF GRANTOR], a [                    ] organized under the laws of the State of [                    ] (the “Grantor”), pursuant to the General Security Agreement, dated as of May 24, 2012 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), between the Grantor and Capital One, National Association, as Administrative Agent, for itself and the other Secured Parties (the “Administrative Agent”), and the other grantors party thereto. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Grantor represents and warrants that the attached Supplement to Schedule          (the “Supplement”) accurately and completely sets forth all information required pursuant to the Security Agreement. Grantor hereby (a) agrees that such Supplement shall constitute part of Schedule          to the Security Agreement, and (b) confirms the grant to the Administrative Agent set forth in the Security Agreement of, and does hereby grant to the Administrative Agent, a security interest in all of Grantor’s right, title and interest in, to and under all Collateral to secure the Obligations.

IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of                     .

[NAME OF GRANTOR]

By:
Name:
Title:

General Security Agreement – Annex A

EXHIBIT K

FORM OF PLEDGE AGREEMENT

[To be Distributed Separately]

Exhibits to Credit Agreement- Exhibit “K” Page 1

EQUITY PLEDGE AGREEMENT

THIS EQUITY PLEDGE AGREEMENT (this “Agreement”) dated as of this 24th day of May 2012, between HMS INCOME LLC, a Maryland limited liability company (the “Borrower”), any other pledgors signatory to this Agreement (together with the Borrower, “Pledgors”, and each a “Pledgor”), and CAPITAL ONE, NATIONAL ASSOCIATION, acting as administrative agent (in such capacity, the “Administrative Agent”) for itself and the other Secured Parties (as defined in the Credit Agreement referred to below).

W I T N E S S E T H

WHEREAS, the Administrative Agent and the Lenders (as defined in the Credit Agreement referred to below) have agreed to extend credit to Borrower pursuant to the terms of that certain Credit Agreement dated as of May 24, 2012 among the Borrower, the Administrative Agent, and the Lenders signatory thereto from time to time (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”), and all capitalized terms not otherwise defined herein shall have the meaning set forth in the Credit Agreement;

WHEREAS, the Pledgors may from time to time enter into or guarantee one or more Hedge Transactions with the Hedge Counterparties;

WHEREAS, each Pledgor beneficially and legally owns the limited liability company membership interests, limited partnership interests, stock and other equity interests in the Guarantor and/or the other Loan Parties and the Subsidiaries described on Schedule I attached hereto (the “Pledged Entities”); and

WHEREAS, it is a condition of the Lenders’ agreement to extend credit to Borrower pursuant to the Credit Agreement that the Administrative Agent, on behalf of the Secured Parties, receive a pledge of the Collateral (as defined below) hereunder by Pledgors’ execution and delivery of this Agreement to secure: (a) the due and punctual payment by Borrower of: (i) the principal of and interest on the Notes (including, without limitation, any and all Revolver Advances), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and any renewals, modifications or extensions thereof, in whole or in part; (ii) each payment required to be made by any Pledgor under the Credit Agreement, when and as due, including payments in respect of reimbursement of disbursements, interest thereon, and obligations, if any, to provide cash collateral and any renewals, modifications or extensions thereof, in whole or in part; and (iii) all other monetary obligations of any Pledgor to the Secured Parties under the Credit Agreement and the other Loan Documents to which any Pledgor is or is to be a party and any renewals, modifications or extensions thereof, in whole or in part; (b) the due and punctual performance of all other obligations of any Pledgor under the Credit Agreement and the other Loan Documents to which such Pledgor is or is to be a party, and any renewals, modifications or extensions thereof, in whole or in part; (c) the due and punctual payment (whether at the stated maturity, by acceleration or otherwise) of all obligations (including any and all Hedging Obligations arising under Hedging Agreements and obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities of any Pledgor, now existing or hereafter incurred under, arising out of or in connection with any and all Hedging Agreements and any renewals, modifications or extensions thereof (including, all obligations, if any, of any Pledgor as guarantor under the Credit Agreement in respect of Hedging Agreements), and the due and punctual performance and compliance by each Pledgor with all of the terms, conditions and agreements contained in any Hedging Agreements and any renewals, modifications or extensions thereof; (d) the due and punctual payment and performance of all indebtedness, liabilities and obligations of any one or more of

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Pledgors and the Guarantors arising out of or relating to any Bank Products; (e) the due and punctual payment and performance of all indebtedness, liabilities and obligations of any one or more of Pledgors and the Guarantors arising out of or relating to any Cash Management Services; and (f) the due and punctual payment and performance of all obligations of each of the Guarantors under the Credit Agreement and the other Loan Documents to which they are or are to be a party and any and all renewals, modifications or extensions thereof, in whole or in part (all of the foregoing indebtedness, liabilities and obligations being collectively called the “Obligations”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1. Definitions. Any capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

SECTION 2. Pledge; Perfection.

(a) As collateral security for the due and punctual payment of the Obligations, each Pledgor hereby pledges, hypothecates, delivers and assigns and grants unto Administrative Agent, as agent for itself and the Secured Parties, a security interest (which security interest shall constitute a first priority security interest), in all of such Pledgor’s membership interests, limited partnership interests, common stock and other equity interests in the Pledged Entities and all securities instruments or other rights convertible into or exercisable for the foregoing (the “Equity Interests”), together with all proceeds, profits, interests, capital accounts, accounts, contract rights, general intangibles, deposits, funds, dividends, distributions, rights to dividends, rights to distributions, including both distributions of money and of property, and other rights, claims and interests relating to or arising out of such Pledgor’s Equity Interests, now owned or hereafter acquired, in the Pledged Entities, together with any and all replacements or substitutions for or proceeds of all of the foregoing (collectively, the “Collateral”); provided that, notwithstanding anything herein to the contrary, Collateral shall not include, and the security interest herein shall not attach to, (i) any outstanding Equity Interests of a Foreign Subsidiary in excess of 65% of the voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote or (ii) any property rights in Equity Interests (other than Equity Interests issued by any Subsidiary), or any Operating Documents of any issuer of such Equity Interests to which Pledgor is a party, or any of its rights or interests thereunder, if the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of the Pledgor therein or (B) a breach or termination pursuant to the terms of, or a default under, any such property rights or Operating Documents (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provisions) of any relevant jurisdiction or any other Applicable Law (including the Bankruptcy Code) or principles of equity) (the Equity Interests described in foregoing clauses (i) through (ii), the “Excluded Equity Interests”); provided further that, until such time as attachment occurs with respect to any Excluded Equity Interest of the type described in clause (ii), references in this Agreement to “Pledged Entities” shall be deemed not to include the issuers of such Excluded Equity Interest.

(b) This Agreement is not intended to place Administrative Agent or any Secured Party in a position of being a member, shareholder or partner of any Pledged Entity, but is intended to grant Administrative Agent, on behalf of the Secured Parties, a lien on and security interest in Pledgor’s Equity Interests in the Pledged Entities including, without limitation, any and all of the Collateral but specifically excluding any general partnership interests.

Equity Pledge Agreement - Page 2

(c) Each Pledgor hereby delivers to the Administrative Agent (or to the Collateral Custodian as its agent and bailee), on behalf of the Secured Parties, including itself, herewith all certificates, instruments and documents, if any, representing the Equity Interests in the Pledged Entities to be held by the Administrative Agent as Collateral, together with a transfer power in blank duly executed by Pledgor.

SECTION 3. Representations and Warranties. Each Pledgor hereby represents and warrants, as of the date hereof and each day on which a Borrowing is made, that:

(a) Pledgor has all requisite power and authority to enter into this Agreement, to grant a security interest in the Collateral for the purposes described in Section 2 and to carry out the transactions contemplated by this Agreement;

(b) No approval of or consent from any person or entity (other than the acknowledgement and consent of any Pledged Entity which is a Subsidiary as evidenced by its signature hereto) is required in connection with the execution and delivery by Pledgor of this Agreement, the granting and perfection of the security interests in the Collateral, or the carrying out of the transactions contemplated by this Agreement (including the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof);

(c) Pledgor is the record and beneficial owner of the Collateral as of the date hereof;

(d) All of the Collateral is owned by Pledgor free and clear of any pledge, mortgage, hypothecation, lien, charge, encumbrance or any security interest in such Collateral or the proceeds thereof, except for the security interest granted to the Administrative Agent on behalf of the Secured Parties hereunder, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance of sale of, any Equity Interests;

(e) The execution, delivery and performance by Pledgor of this Agreement do not and will not contravene or constitute a default under or result in any violation of any agreement (including, without limitation, the operating or partnership agreement of any Pledged Entity), indenture or other instrument, license, judgment, decree, order, law, statute, ordinance or other governmental rule or regulation applicable to Pledgor;

(f) On each Representation Date (as defined in the Security Agreement), Schedule I hereto (as such schedule may be amended or supplemented from time to time pursuant to the terms of this Agreement) sets forth all of the issued and outstanding Equity Interests held by Pledgor and such Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests or percentage of partnership interests of the respective Pledged Entities indicated on Schedule I.

(g) Each Pledged Entity is a limited liability company, limited partnership or corporation duly formed, validly existing and in good standing as such under the laws of the jurisdiction of its organization as set forth on Schedule I hereto, and the execution and delivery of this Agreement require no action by or in respect of, or filing with, any governmental body, agency or official (except for the UCC filings set forth in paragraph (h) below) and do not contravene, or constitute a default under, the operating agreement, partnership agreement, charter or by-laws of any Pledged Entity;

Equity Pledge Agreement - Page 3

(h) Upon filing of a UCC Financing Statement with the UCC records of the Secretary of State of the state of organization of each Pledgor, this Agreement creates and grants a valid lien on and perfected security interest in the Collateral and the proceeds thereof, subject to no prior security interest, lien, charge or encumbrance, or to any agreement purporting to grant to any third party a security interest in the property or assets of such Pledgor which would include the Collateral;

(i) A true, correct and complete copy of the operating agreement, limited partnership agreement, charter and by-laws, as the case may be, of each Pledged Entity (together with all amendments thereto) has been provided to the Administrative Agent;

(j) to the extent that any limited liability company interests or partnership interests pledged as Collateral are or represent issuers that have opted to be treated as securities under the applicable UCC, the certificates representing such securities have been delivered to the Administrative Agent (or to the Collateral Custodian as its agent and bailee), and no limited liability company interests or partnership interests pledged as Collateral are dealt in or traded on securities exchanges or markets; and

(k) None of the Equity Interests constitutes Margin Stock.

SECTION 4. Voting Rights; Distributions, Etc.

(a) So long as no Event of Default shall have occurred and be continuing:

(i)	Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers relating or pertaining to the Collateral or any part thereof, provided, however, that no vote shall be cast or right exercised or other action taken which would (A) impair the Collateral or any portion thereof or the rights and remedies of the Administrative Agent under the Loan Documents, or (B) have or would reasonably be expected to have a material adverse effect on the Collateral or any material part thereof or (C) result in any violation of the provisions of this Agreement, the Credit Agreement or any other Loan Document,

(ii)	except to the extent limited by this Agreement, the Credit Agreement or any other Loan Document, each Pledgor shall be entitled to receive and retain any and all cash dividends or cash distributions payable on the Collateral, but any and all equity interests and/or liquidating dividends, distributions in property, returns of capital, or other distributions made on or in respect of the Collateral, whether resulting from a subdivision, combination, or reclassification of the outstanding ownership units or other interests of the Pledged Entities or received in exchange for the Collateral or any part thereof or as a result of any merger, consolidation, acquisition, or other exchange of assets to which any Pledged Entity may be a party or otherwise, and any and all cash and other property received in redemption of or in exchange for any Collateral (either upon call for redemption or otherwise), shall be and become part of the Collateral pledged hereunder and, if received by Pledgor, shall forthwith be delivered to Administrative Agent (accompanied by proper instruments of assignment and/or powers of attorneys executed by Pledgor) to be held subject to the terms of this Agreement;

Equity Pledge Agreement - Page 4

(b) Upon the occurrence and during the continuance of an Event of Default, all rights of each Pledgor to exercise the voting and/or other consensual rights and powers that Pledgor is entitled to exercise pursuant to Section 4(a)(i) hereof and/or to receive the payments that Pledgor is authorized to receive and retain pursuant to Section 4(a)(ii) hereof shall cease, and all such rights shall thereupon become vested in Administrative Agent for the benefit of the Secured Parties, who shall have the sole and exclusive right and authority to exercise such voting and/or other consensual rights and powers and/or to receive and retain such payments; provided, that nothing herein shall obligate Administrative Agent to exercise such voting and/or other consensual rights, all such action in such regard being solely in Administrative Agent’s or Secured Parties’ discretion. Any and all money and other property paid over to or received by Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by Administrative Agent as additional Collateral hereunder and be applied in accordance with the provisions hereof.

SECTION 5. Covenants. Each Pledgor hereby covenants that until such time as the Obligations shall have been indefeasibly paid in full:

(a) Pledgor will not, without the prior written consent of the Administrative Agent, sell, convey, assign, or otherwise dispose of, or grant any option with respect to, all or any part of the Collateral or any interest therein, except that Pledgor shall be permitted to receive and dispose of distributions to the extent permitted by Section 4(a)(ii) above; nor will Pledgor create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance or security interest whatsoever with respect to all or any part of the Collateral or the proceeds thereof, other than that created hereby; nor will Pledgor amend or terminate, or waive any default under or breach of the terms of the operating agreement, limited partnership agreement or charter of any Pledged Entity or consent to or permit any amendment, termination or waiver thereof, except as not otherwise prohibited under the Loan Documents and to the extent such action does not and would not reasonably be likely to have a material adverse effect with respect to the Pledged Entity or the Collateral; nor will Pledgor enter into any contractual obligations that restrict or inhibit, or which would reasonably be expected to restrict or inhibit, the Administrative Agent’s rights or ability to vote or sell or otherwise dispose of the Collateral or any part thereof after an Event of Default; nor will Pledgor consent to or permit the issuance of any additional Equity Interests in any Pledged Entity (unless pledged to Administrative Agent hereunder), or any securities or instruments exercisable or exchangeable for Equity Interests in any Pledged Entity or otherwise representing any right to acquire any Equity Interest in any Pledged Entity or any general partnership interests in any Pledged Entity that is a limited partnership.

(b) Pledgor will not permit any Pledged Entity to change its entity form or, except as permitted under the Credit Agreement, merge into or consolidate into any other entity and will, except with respect to the Permitted Merger, give to Administrative Agent not less than 20 days’ prior written notice of (i) any change in the name of any Pledgor or the name of any Pledged Entity or (ii) any change in the location of the principal place of business (or, in the case of an individual Pledgor, the principal residence) of Pledgor or any Pledged Entity; provided that Pledgor shall not permit any change described in the preceding clauses (i) and (ii) unless Pledgor shall have taken all actions necessary or reasonably requested by the Administrative Agent to maintain the continuance, validity, perfection and the same or better priority of the Administrative Agent in the Collateral.

(c) Pledgor will, at Pledgor’s own expense, defend Administrative Agent’s and Secured Parties’ right, title, special property and security interest in and to the Collateral and any distributions with respect thereto against the claims of any Person (other than the holders of Permitted Encumbrances).

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(d) Pledgor will comply with all its obligations under any limited liability company or partnership agreement relating to the Equity Interests and will preserve and protect the Collateral.

(e) Pledgor will promptly pay and discharge before the same become delinquent, all taxes, assessments and governmental charges or levies imposed on Pledgor or the Collateral, except for taxes timely disputed in good faith, for which adequate reserves have been made.

(f) The Secured Parties shall have the right, upon request on the terms set forth in Section 5.02 of the Credit Agreement, to review, examine and audit the books and records of any Pledged Entity and of Pledgor with regard to the Collateral and any distributions with respect thereto.

(g) Pledgor consents to the transfer pursuant to the collateral assignment, pledge or grant of security interest in any limited liability company or partnership interest pledged as Collateral to the Administrative Agent or its nominee and, following the occurrence and during the continuance of an Event of Default, consents to the transfer of any such interests to and the admission of the Administrative Agent or its nominee as a member in any limited liability company or partner in any partnership, as the case may be, with all the rights and powers related thereto.

(h) In the event that Pledgor acquires rights in any Equity Interests after the date of this Agreement, Pledgor shall deliver to the Administrative Agent, on or before the Reporting Date (as defined in the Security Agreement) immediately following the end of the Fiscal Quarter during which it acquires any such rights, a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, reflecting such new Equity Interests and all other Equity Interests. Notwithstanding the foregoing it is understood and agreed that the security interest of the Administrative Agent shall attach to all such newly acquired Equity Interests immediately upon Pledgor’s acquisition of rights therein and shall not be affected by the failure of Pledgor to deliver such supplement.

SECTION 6. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, in addition to the exercise by Administrative Agent of its rights and remedies under any other Section of this Agreement or under the Credit Agreement or any other agreement relating to the Obligations or otherwise available to it at law or in equity:

(a) declare the principal of and all accrued interest on and any other amounts owing with respect to the Obligations immediately due and payable, without demand, protest, notice of default, notice of acceleration or of intention to accelerate or other notices of any kind, and

(b) exercise all the rights and remedies of a secured party under the UCC in effect in the State of Texas at that time and sell (in compliance with applicable laws, including securities laws) the Collateral, or any part thereof, at public or private sale, at any broker’s board, upon any securities exchange, or elsewhere, for cash, upon credit, or for future delivery, as Administrative Agent may deem appropriate in the circumstances and commercially reasonable. Administrative Agent shall have the right to impose limitations and restrictions on the sale of the Collateral as Administrative Agent may deem to be necessary or appropriate to comply with any law, rule, or regulation (Federal, state, or local) having applicability to the sale, including, but without

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limitation, restrictions on the number and qualifications of the offerees and requirements for any necessary governmental approvals, and Administrative Agent shall be authorized at any such sale (if it deems it necessary or advisable to do so) to restrict the prospective offerees or purchasers to Persons who will represent and agree that they are purchasing securities included in the Collateral for their own account and not with a view to the distribution or sale thereof in violation of applicable securities laws and Pledgor hereby waives, to the maximum extent permitted by law, any claim arising because the price at which the Collateral may have been sold at such private sale was less than the price that might have been obtained at public sale, even if Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Upon consummation of any such sale, Administrative Agent shall have the right to assign, transfer, and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay, and/or appraisal that Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. To the extent that notice of sale shall be required to be given by law, Administrative Agent shall give Pledgor at least ten (10) days’ prior written notice of its intention to make any such public or private sale. Such notice shall state the time and place fixed for sale, and the Collateral, or portion thereof, to be offered for sale. Any such sale shall be held at such time or times within ordinary business hours and at such place or places as Administrative Agent may fix in the notice of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as Administrative Agent may determine, and Administrative Agent may itself bid (which bid may be in whole or in part in the form of cancellation of the Obligations) for and purchase the whole or any part of the Collateral. Administrative Agent shall not be obligated to make any sale of the Collateral if it shall determine not to do so, regardless of the fact that notice of sale of the Collateral may have been given. Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case sale of all or any part of the Collateral is made to any Person other than the Administrative Agent or any Lender on credit or for future delivery, the Collateral so sold may be retained by Administrative Agent until the sale price is paid by the purchaser or purchasers thereof. Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. Pledgor hereby agrees that any sale or disposition of the Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies or other financial institutions in the city and state where Administrative Agent is located in disposing of property similar to the Collateral shall be deemed to be commercially reasonable.

(c) Pledgor recognizes that the Administrative Agent and Secured Parties may be unable to effect a public sale of all or part of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire all or a part of the Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Pledgor acknowledges and agrees that any private sale so made may be at prices and on other terms less favorable to the seller than if such Collateral were sold at public sale and that the Administrative Agent has no obligation to delay the sale of such Collateral for the period of time necessary to permit the registration of such Collateral for public sale under any securities laws. Pledgor agrees that a private sale or sales made under the foregoing circumstances shall not be deemed to have not been made in a commercially reasonable manner solely as a result of being a private sale. If

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any consent, approval, or authorization of any federal, state, municipal, or other governmental department, agency, or authority should be necessary to effectuate any sale or other disposition of the Collateral, or any partial sale or other disposition of the Collateral, Pledgor will execute all applications and other instruments as may be required in connection with securing any such consent, approval, or authorization and will otherwise use its best efforts to secure the same. In addition, if the Collateral is disposed of pursuant to Rule 144, Pledgor agrees to complete and execute a Form 144, or comparable successor form, at the Administrative Agent’s request; and Pledgor agrees to provide any material adverse information in regard to the current and prospective operations of each Pledged Entity of which Pledgor has knowledge and which has not been publicly disclosed, and Pledgor hereby acknowledge that Pledgor’s failure to provide such information may result in criminal and/or civil liability.

SECTION 7. Application of Proceeds of Sale. The proceeds of sale of the Collateral sold pursuant to Section 6 hereof shall be applied by Administrative Agent as set forth in Section 6.04 of the Credit Agreement.

SECTION 8. Administrative Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints Administrative Agent as Pledgor’s attorney-in-fact, effective during the continuance of an Event of Default, with full power of substitution, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable. Without limiting the generality of the foregoing, after the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right and power to receive, endorse, and collect all checks and other orders for the payment of money made payable to any Pledgor representing any dividend or other distribution payable or distributable in respect of the Collateral or any part thereof, and to give full discharge for same.

SECTION 9. Responsibility. Notwithstanding the provisions of Section 4(b) hereof, Administrative Agent shall have no duty to exercise any voting and/or other consensual rights and powers becoming vested in Administrative Agent with respect to the Collateral or any part thereof, to exercise any right to redeem, convert, or exchange any securities included in the Collateral, to enforce or see to the payment of any dividend or any other distribution payable or distributable on or with respect to the Collateral or any part thereof, or otherwise to preserve any rights in respect of the Collateral against any third parties.

SECTION 10. No Waiver; Cumulative Remedies. No failure on the part of Administrative Agent to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by Administrative Agent preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies of Administrative Agent hereunder are cumulative and are not exclusive of any other remedies available to Administrative Agent at law or in equity.

SECTION 11. Termination. This Agreement shall terminate upon the complete performance of each Loan Party’s obligations under each Loan Document and the final and indefeasible payment in full of the Obligations. Upon termination of this Agreement, Administrative Agent shall reassign and redeliver (or cause to be reassigned or redelivered) to Pledgor such Collateral (if any) as shall not have been sold or otherwise applied by Administrative Agent pursuant to the terms hereof and as shall still be held by it hereunder together with appropriate instruments of assignment and release.

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SECTION 12. Notices. Any notice or communication required or permitted hereunder shall be given in the manner prescribed in the Credit Agreement to such Person at its address set forth in the Credit Agreement or on Schedule I to this Agreement.

SECTION 13. Further Assurances. Each Pledgor agrees to do such further acts and things, and to execute and deliver such agreements and instruments, as Administrative Agent may at any time reasonably request in connection with the administration or enforcement of this Agreement or related to the Collateral or any part thereof or in order better to assure and confirm unto Administrative Agent and the Secured Parties their rights, powers and remedies hereunder. Each Pledgor hereby authorizes Administrative Agent to file one or more UCC financing or continuation statements, or amendments thereto, relative to all or any part of the Collateral. Each Pledgor will execute and deliver to the Administrative Agent (or to the Collateral Custodian as its agent and bailee) all assignments, endorsements, powers, hypothecations, and other documents required at any time and from time to time by the Administrative Agent with respect to the Collateral in order to effect the purposes of this Agreement. If any Pledgor shall become entitled to receive or shall receive with respect to the Collateral any: (a) certificate (including, but without limitation, any certificate representing a dividend or a distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off); (b) option, warrant or right, whether as an addition to, in substitution of, in exchange for the Collateral, or otherwise; (c) dividends or distributions payable in property, including, without limitation, securities issued by any person other than the issuer of the Collateral; or (d) dividends or distributions on dissolution, or in partial or total liquidation, or from capital, capital surplus, or paid-in surplus, then, Pledgor shall accept any such instruments or distributions as the Administrative Agent’s agent, shall receive them in trust for the Administrative Agent, and shall deliver them forthwith to the Administrative Agent (or to the Collateral Custodian as its agent and bailee) in the exact form received with, as applicable, Pledgor’s endorsement when necessary or appropriate undated stock or bond powers duly executed in blank, to be held by the Administrative Agent (or to the Collateral Custodian as its agent and bailee), subject to the terms hereof, as further collateral security for the Obligations.

SECTION 14. Binding Agreement. This Agreement and the terms, covenants, and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, successors and assigns.

SECTION 15. Modification. Neither this Agreement nor any provisions hereof may be amended, modified, waived, discharged, or terminated, nor may any of the Collateral be released or the pledge or the security interest created hereby extended, except by an instrument in writing signed by the parties hereto.

SECTION 16. Severability. In case any lien, security interest, or other right of Administrative Agent hereunder shall be held to be invalid, illegal, or unenforceable, such invalidity, illegality, and/or unenforceability shall not affect any other lien, security interest, or other right of Administrative Agent hereunder.

SECTION 17. Governing Law. This Agreement (including matters of construction, validity, and performance), the rights, remedies, and obligations of the parties with respect to the Collateral to the extent not provided for herein, and all matters concerning the validity, perfection, and the effect of non-perfection of the pledge contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Texas or other mandatory applicable laws. Notwithstanding anything herein, EACH PLEDGOR AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE UNITED STATES DISTRICT COURTS SITTING THEREIN IN ANY ACTION TAKEN BY ADMINISTRATIVE AGENT RELATING TO THIS AGREEMENT OR ANY

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PROVISIONS, RIGHTS OR REMEDIES HEREOF. EACH PLEDGOR FURTHER AGREES THAT ANY ACTION TAKEN BY PLEDGOR RELATING TO THIS AGREEMENT OR ANY PROVISIONS, RIGHTS OR REMEDIES HEREOF SHALL BE TAKEN IN SAID COURTS AND SHALL NOT BE TAKEN IN ANY OTHER JURISDICTION. PLEDGOR RECOGNIZES THAT THIS COVENANT IS AN ESSENTIAL PROVISION OF THIS AGREEMENT, THE ABSENCE OF WHICH WOULD MATERIALLY ALTER THE CONSIDERATION GIVEN BY ADMINISTRATIVE AGENT AND SECURED PARTIES TO PLEDGOR.

SECTION 18. Duties of Administrative Agent. The Administrative Agent has been appointed by the Secured Parties pursuant to the Credit Agreement. Its duties to the Secured Parties, powers to act on behalf of the Secured Parties, and immunity are set forth solely therein, and shall not be altered by this Security Agreement. Any amounts realized by the Administrative Agent hereunder shall be allocated pursuant to Section 6.04 of the Credit Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -

SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Equity Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGORS:

HMS INCOME LLC, a Maryland limited liability company

By:
Ryan T. Sims, Manager

Equity Pledge Agreement – Signature Page

Schedule I

NAMES, ADDRESSES, PLEDGED EQUITY INTERESTS AND STATES OF ORGANIZATION OF PLEDGED ENTITIES

Entity	Address	Owner(s)	Fully Diluted Ownership Interest	State of Organization

None.

Equity Pledge Agreement – Schedule 1

EXHIBIT A

PLEDGE SUPPLEMENT

THIS PLEDGE SUPPLEMENT, dated as of                     , 20     (this “Supplement”), is delivered by [                    ], a [                                         ] (the “Pledgor”) pursuant to Section 5 of the Pledge Agreement referred to herein below. The Pledgor hereby agrees that (a) this Supplement may be attached to the Equity Pledge Agreement, dated as of May 24, 2012, made by the Pledgors party thereto (as amended, modified or supplemented from time to time, the “Pledge Agreement,” capitalized terms defined therein being used herein as therein defined) in favor of Capital One, National Association, as Administrative Agent, for itself and the other Secured Parties, and (b) the Equity Interests listed on Annex I to this Supplement shall be deemed to be part of the Pledged Entities within the meaning of the Pledge Agreement and shall become part of the Collateral and shall secure all of the Obligations as provided in the Pledge Agreement. This Supplement and its attachments are hereby incorporated into the Pledge Agreement and made a part thereof.

[ ]

By:
Name:
Title:

Equity Pledge Agreement – Exhibit “A”

Annex I

NAMES, ADDRESSES, PLEDGED STOCK INTERESTS AND STATES OF ORGANIZATION OF PLEDGED ENTITIES

Pledged Entity	Address	Owner(s)	Ownership Interest	State of Organization

[Name]		[Name]	[100% of common stock (Certificate No. ; shares), $ par value]	[ ]

Attn:

[Name]		[Name]	[100% of common stock (Certificate No. ; shares), $ par value]	[ ]

Attn:

Equity Pledge Agreement – Annex 1 to Exhibit “A”

EXHIBIT L

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3. Borrower:	HMS INCOME LLC, a Maryland limited liability company

4. Administrative Agent: CAPITAL ONE, NATIONAL ASSOCIATION, as the administrative agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement dated as of May 24, 2012 among HMS Income LLC, a Maryland limited liability company, Capital One, National Association, as Administrative Agent, and the Lenders listed on the signature pages thereof.

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6. Assigned Interest:

Revolver Commitment	Aggregate Amount of Commitment/Loans for all Lenders[3]	Amount of Commitment/Loans Assigned[1]	Percentage Assigned of Commitment/Loans[2]
	$	$		%

[7. Trade Date:                      ]3

[Remainder of the page intentionally left blank]

1	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

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Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Title:

[Consented to and][1] Accepted:

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent

By

Title:

[Consented to:][2]

HMS INCOME LLC, a Maryland limited liability company

By

Title:

1	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
2	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

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ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption

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by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

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